Exhibit 99.3

By eLodgement

Company Announcements Platform	23 February 2012
ASX Limited
Level 8, Exchange Plaza	Wallis Hearn
2 The Esplanade	Senior Associate
Perth WA 6000	Direct Line
+61 8 9269 7208

Geoff Rogers
Partner
Direct line
+61 8 9269 7106

Dear Sir/Madam

Panoramic Resources Limited (PAN) - off-market takeover bid for Magma Metals Limited (MMW): First Supplementary Bidder’s Statement

We act for Panoramic Resources Limited (ABN 47 095 792 288) (“Panoramic”) in relation to its off-market takeover bid for all the ordinary shares in Magma Metals Limited (ABN 72 114 581 047) (“Magma”).

We enclose, in accordance with section 647(3)(b) of the Corporations Act 2001 (Cwlth) and ASIC Class Order 00/344, a supplementary bidder’s statement dated 23 February 2012 which annexes a copy of the original bidder’s statement dated 8 February 2012 (marked up) showing the changes that have been made as reflected in Panoramic’s replacement bidder’s statement.

A copy of the enclosed document was lodged with the Australian Securities & Investments Commission, and sent to Magma, earlier today.

A final clean version of Panoramic’s replacement bidder’s statement will be released under a separate announcement.

Yours faithfully

Level 10 Central Park 152 St Georges Terrace Perth WA 6000 Australia	T +61 8 9269 7000
DX 210 Perth ABN 22 041 424 954 per@mallesons.com www.mallesons.com	F +61 8 9269 7999
11001302_1.doc / 09-5505-1436 / 09-5505-1436

FIRST SUPPLEMENTARY BIDDER’S STATEMENT

in relation to the takeover bid by

Panoramic Resources Limited (ABN 47 095 792 288)

for all of the ordinary shares in

Magma Metals Limited (ABN 72 114 581 047)

1.	Introduction

This document is the first supplementary bidder’s statement (First Supplementary Bidder’s Statement) to the bidder’s statement dated 8 February 2012 (Original Bidder’s Statement) issued by Panoramic Resources Limited (ABN 47 095 792 288) (Panoramic) in relation to its off-market takeover bid for all the ordinary shares in Magma Metals Limited (ABN 72 114 581 047) (Magma).

This First Supplementary Bidder’s Statement supplements, and should be read together with, the Original Bidder’s Statement.

2.	Replacement Bidder’s Statement

A replacement bidder’s statement issued by Panoramic and dated 23 February 2012 (the Replacement Bidder’s Statement) replaces the Original Bidder’s Statement.

Attached to this document is a marked up copy of the Original Bidder’s Statement showing the changes that have been made as reflected in the Replacement Bidder’s Statement.

A clean copy of the Replacement Bidder’s Statement is or will be available at the ASX website at www.asx.com.

3.	Other notices

Magma Shareholders who have any questions in relation to the takeover bid should call the Panoramic Offer Information Line on 1300 559 021 (toll-free within Australia) or on +61 3 9946 4432 (normal charges apply) between 9.00 am and 5.00 pm (Sydney Time) Monday to Friday.

This First Supplementary Bidder’s Statement is dated 23 February 2012. A copy of this First Supplementary Bidder’s Statement has been lodged with ASIC. Neither ASIC nor any of its officers take any responsibility for its contents.

Signed in accordance with section 351 of the Corporations Act for and on behalf of Panoramic following a unanimous resolution of the directors of Panoramic.

Signed.

Peter J Harold, Managing Director
Panoramic Resources Limited
23 February 2012

Exhibit 99.1

This document is important and requires your immediate attention

If you are in any doubt as to how to deal with it, you should consult your legal, financial or other professional adviser as soon as possible

BIDDER’S STATEMENT

containing an Offer by

Panoramic Resources Limited

ABN 47 095 792 288

to purchase all of your shares in:

Magma Metals Limited

ABN 72 114 581 047

You will receive 2 New Panoramic Shares for every 17 of your Magma Shares

The Offer is dated [—] and will close at 7.00 pm (Sydney Time) on [—] 2012, unless extended or withdrawn

Legal adviser

Financial adviser	Financial adviser

Key Dates

Announcement of Offer	3 February 2012
Date ~~of this~~ original Bidder’s Statement was lodged with ASIC	8 February 2012
Date replacement Bidder’s Statement was lodged with ASIC	23 February 2012
Date of Offer	[—] 2012
Date Offer closes (unless extended or withdrawn):	7.00 pm (Sydney Time) on [—] 2012

Key contacts

Offer Information Line

Should you have any questions about the Offer or how to accept it, please read this Bidder’s Statement. If you still need assistance, please contact the Panoramic Offer Information Line on 1300 559 021 (toll-free within Australia) or on +61 3 9946 4432 (normal charges apply) between 9.00 am and 5.00 pm (Sydney Time) Monday to Friday.

Share registrar for the Offer

Computershare Investor Services Pty Limited

GPO Box 52

Melbourne VIC 3001

Important Information

Nature of this document

This document is a replacement Bidder’s Statement and ~~This Bidder’s Statement~~ is given by Panoramic Resources Limited (ABN 47 095 792 288) (Panoramic) to Magma Metals Limited (ABN 72 114 581 047) (Magma) under Part 6.5 of the Corporations Act (as amended by ASIC Class Order 00/344) and sets out certain disclosures required by the Corporations Act together with the terms of the Offer to acquire your Magma Shares.

This replacement Bidder’s Statement is dated ~~8~~ 23 February 2012 and includes an Offer dated [—] 2012 on the terms and conditions set out in Appendices 1 and 2 to this Bidder’s Statement.

A copy of this replacement Bidder’s Statement was lodged with ASIC on ~~8~~ 23 February 2012. This replacement Bidder’s Statement replaces the original Bidder’s Statement lodged with ASIC on 8 February 2012. References in this document to “the date of this Bidder’s Statement” (or similar) should be read as references to 8 February 2012. ASIC takes no responsibility for the content of this Bidder’s Statement.

Defined Terms

Terms used in this Bidder’s Statement are defined in the Glossary in section 10 of this Bidder’s Statement.

Investment decisions

You should read this Bidder’s Statement before deciding whether to accept the Offer. This Bidder’s Statement does not take into account the individual investment objectives, financial situation or particular needs of individual Magma Shareholders. Accordingly, before making a decision whether or not to accept the Offer, you may wish to consult with your financial or other professional adviser.

Disclaimer as to forward looking statements

This Bidder’s Statement contains certain forward looking statements which have not been based solely on historical facts, but are rather based on Panoramic’s current expectations about future events and results. These forward looking statements are, however, subject to risks, uncertainties and assumptions which could cause actual events or results to differ materially from the expectations described in such forward looking statements. These factors include, amongst other things, the risks identified in section 8, as well as other matters not yet known to Panoramic or not currently considered material by Panoramic. None of the Panoramic Group and its respective officers, employees, agents or advisors, nor any persons named in this Bidder’s Statement, make any representation or warranty (express or implied) in any forward looking statement, except to the extent required by law. You are cautioned not to place undue reliance on any forward looking statement. The forward looking statements in this Bidder’s Statement reflect views held only as at the date of this Bidder’s Statement.

Disclaimer as to Magma information

The information on Magma, Magma’s securities and the Magma Group contained in this Bidder’s Statement has been prepared by Panoramic using publicly available information.

Information in this Bidder’s Statement concerning Magma, Magma’s securities and the Magma Group and the assets and liabilities, financial position and performance, profits and losses and prospects of the Magma Group has not been independently verified by Panoramic. Accordingly, Panoramic does not, subject to the Corporations Act, make any representation or warranty, express or implied, as to the accuracy or completeness of such information.

Further information relating to Magma’s business may be included in Magma’s target statement which Magma must provide to Magma Shareholders in response to this Bidder’s Statement.

Notice to Canadian Shareholders

This Bidder’s Statement, and the Offer contained in it, have been prepared in accordance with securities laws, stock exchange rules and other legal requirements of jurisdictions other than Canada or any province or territory of Canada. This Offer is being made in and to residents of Canada on the basis of an exemption from the formal takeover requirements of applicable Canadian provincial securities laws. The Offer is subject to a Condition that the Offer remains exempt from the requirements of applicable Canadian provincial securities laws. If that Condition is not satisfied, or Panoramic does not waive that Condition, then the Offer will lapse and will not be made in Canada or elsewhere.

This Bidder’s Statement is not a Canadian prospectus and has only been filed in Canada with the applicable Canadian provincial securities commissions in order that Panoramic may rely on an exemption from the takeover bid requirements of applicable Canadian provincial securities laws. This Bidder’s Statement has not been reviewed by any provincial securities commission in Canada. Shareholders of Magma who accept the Offer and are issued New Panoramic Shares will receive such shares pursuant to available exemptions from the prospectus requirements of applicable Canadian provincial securities laws.

Accordingly, both the terms and conditions of the Offer and the disclosures and other information contained in this Bidder’s Statement may not be comparable to the terms and conditions and disclosures and other information that would be contained in Canadian takeover material prepared in accordance with applicable Canadian provincial securities laws.

Canadian Shareholders should consult their professional financial or legal advisors regarding this Bidder’s Statement and the Offer contained in it (including the tax and other implications of accepting such Offer, including resale requirements for New Panoramic Shares that are received on acceptance of the Offer).

This Bidder’s Statement and associated shareholder materials are being sent to both registered and non-registered owners of Magma Shares. If you are a non-registered owner, and Panoramic (or its agent) has sent these materials directly to you, your name and address and information about your holdings of securities, have been obtained in accordance with applicable securities regulatory requirements from the intermediary holding on your behalf.

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Notice to Foreign Ineligible Shareholders

This Bidder’s Statement does not constitute an offer to sell, nor the solicitation of an offer to buy, any New Panoramic Shares in any jurisdiction other than Australia, Canada or New Zealand, unless Panoramic determines to the contrary.

The distribution of this Bidder’s Statement in jurisdictions outside Australia, New Zealand and Canada may be restricted by law or regulation. Accordingly, persons who come into possession of it should seek advice on and observe any such restrictions. Any failure to comply with such restrictions may constitute a violation of applicable securities laws.

No action has been taken to register this Bidder’s Statement or qualify Panoramic or to otherwise permit a public offering of Panoramic Shares outside Australia, New Zealand or Canada.

Investors resident in places other than Australia should note that the Offer is being proposed and will be conducted in accordance with the laws in force in Australia and with the ASX Listing Rules. The disclosure requirements in relation to the Offer in Australia will differ from those applying in other jurisdictions. The financial statements included in this Bidder’s Statement have been prepared in accordance with generally accepted accounting principles in Australia that will differ from those in other jurisdictions.

In making the Offer available to persons in New Zealand, Panoramic is relying on an exemption contained in the New Zealand Securities Act (Overseas Companies) Exemption Notice 2002 (as amended) in relation to prospectus and investment statement requirements in New Zealand.

Notice to Magma Shareholders who would receive an Unmarketable Parcel on acceptance of the Offer

New Panoramic Shares will not be issued as part of the Offer Consideration to Unmarketable Parcel Holders who accept the Offer. Instead, New Panoramic Shares which would otherwise have been issued to you will be issued to a Nominee, who will sell those shares and pay the net proceeds of such sale to you.

Notice to US Shareholders

This Bidder’s Statement is neither an offer to sell nor a solicitation of an offer to buy securities as such terms are defined under the US Securities Act of 1933 (Securities Act). The New Panoramic Shares to be issued under the Offer have not been and will not be registered under the Securities Act. Panoramic intends to rely on an exemption from the registration requirements of the Securities Act provided by Rule 802 thereunder in connection with the Offer.

None of the US Securities and Exchange Commission (SEC), any US state securities commission or any other US regulatory authority has passed comment upon or endorsed the merits of the Offer or the accuracy, adequacy or completeness of this Bidder’s Statement. Any representation to the contrary may be a criminal offence.

This Offer is made for the securities of Panoramic, a non-US company. The Offer is subject to disclosure requirements of Australia that are different from those of the United States. Financial statements included in the document have been prepared in accordance with accounting standards applicable to Australia that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the US federal securities laws, since Panoramic is located in Australia, and all of its officers and directors are residents of Australia and not the United States. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the US securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a US court’s judgment.

You should be aware that Panoramic may purchase securities otherwise than under the Offer, such as in open market or privately negotiated purchases.

Panoramic reserves the right not to issue New Panoramic Shares to shareholders in states or jurisdictions of the United States that require registration or qualification. Instead, New Panoramic Shares which would otherwise have been issued to such shareholders would be issued to a Nominee, who will sell those shares and pay the net proceeds of such sale to such shareholders. See clause 6.3 of Appendix 1 of this Bidder’s Statement for further details.

The pro forma historical financial information included in this Bidder’s Statement does not purport to be in compliance with Article 11 of Regulation S-X of the SEC. The pro forma adjustments made in arriving at the pro forma historical financial information included in this Bidder’s Statement may not be permissible under the SEC’s rules and regulations on pro forma financial presentations.

This Bidder’s Statement includes certain information relating to Panoramic’s Resources and Reserves as defined under the JORC Code. It is a requirement under the ASX Listing Rules that reporting of Reserves and Resources in Australia must comply with the JORC Code. The JORC Code recognises a fundamental division between Resources and Reserves.

This Bidder’s Statement uses the terms “Measured”, “Indicated” and “Inferred” in relation to Panoramic’s Resources. “Inferred” Resources have a great amount of uncertainty as to their existence, and as to their economic and legal feasibility. It cannot be assumed that all or any part of an “Inferred” Resource will ever be upgraded to a higher category. US Shareholders are cautioned not to assume that all or any part of Resources, including “Measured” and “Indicated” mineral resources, will ever be converted into ore reserves.

Mining companies that file registration statements or periodic reports with the SEC are required to report their reserves in accordance with SEC Industry Guide 7. The reporting requirements under the JORC Code and SEC Industry Guide 7 are different in certain material respects. In particular, SEC Industry Guide 7 does not recognise the classification referred to a “resources” in the JORC Code. As a result, SEC registrants are permitted only to report proven and probable reserves, and not resources.

Privacy

Panoramic has collected your information from the register of Magma Shareholders for the purposes of making this Offer and, if accepted, administering acceptances over your holding of Magma Shares and accounting to you for the consideration for the Offer. The type of information Panoramic has collected about you includes your name, contact details and information on your shareholding in Magma. Without this information, Panoramic would be hindered in its ability to carry out the Offer. The Corporations Act requires the names and addresses of Magma Shareholders to be held in a public register. Your information may be disclosed on a confidential basis to Panoramic’s Related Bodies Corporate, external service providers, and may be required to be disclosed to regulators, such as ASIC. The registered office of Panoramic is Level 9, 553 Hay Street, Perth, Western Australia, 6000.

Maps and diagrams

Any diagrams and maps appearing in this Bidder’s Statement are illustrative only and may not be drawn to scale. Unless stated otherwise, all data contained in charts, maps, graphs and tables is based on information available at the date of this Bidder’s Statement.

Internet sites

Both Panoramic and Magma maintain internet sites. The Panoramic internet site is at www.panoramicresources.com. The Magma internet site is at www.magmametals.com.au.

Information contained in, or otherwise accessible through, these internet sites is not a part of this Bidder’s Statement. All references in this Bidder’s Statement to these internet sites are inactive textual references to these sites and are for your information only.

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Contents

Letter from Chairman of Panoramic	1

Investment Overview	3

Reasons to accept the Offer	9

1 INFORMATION ON PANORAMIC AND THE PANORAMIC GROUP	16

1.1 OVERVIEW OF PANORAMIC	16
1.2 DIRECTORS OF PANORAMIC	16
1.3 MANAGEMENT OF PANORAMIC	18
1.4 PRINCIPAL ACTIVITIES OF PANORAMIC AND THE PANORAMIC GROUP	19
1.5 HEDGING	26
1.6 HISTORICAL FINANCIAL PERFORMANCE	27
1.7 CORPORATE GOVERNANCE	30
1.8 PUBLICLY AVAILABLE INFORMATION ABOUT PANORAMIC	30
1.9 ANNOUNCEMENT BY PANORAMIC IN RELATION TO THE OFFER	30
1.10 COMPETENT PERSON’S STATEMENT	31

2 INFORMATION ABOUT PANORAMIC SECURITIES	32

2.1 PANORAMIC SECURITIES	32
2.2 RECENT TRADING OF PANORAMIC SHARES	32
2.3 DIVIDEND HISTORY	33
2.4 RIGHTS AND LIABILITIES ATTACHING TO NEW PANORAMIC SHARES	33
2.5 PANORAMIC OPTIONS	35
2.6 PERFORMANCE RIGHTS	35
2.7 SUBSTANTIAL HOLDERS OF PANORAMIC SHARES	36

3 INFORMATION ON THE MAGMA GROUP	37

3.1 DISCLAIMER	37
3.2 OVERVIEW OF THE MAGMA GROUP	37
3.3 STRUCTURE AND OWNERSHIP OF THE MAGMA GROUP	37
3.4 PRINCIPAL ACTIVITIES OF THE MAGMA GROUP	37
3.5 DIRECTORS	38
3.6 PUBLICLY AVAILABLE INFORMATION ABOUT THE MAGMA GROUP	39
3.7 RECENT ANNOUNCEMENTS TO ASX BY MAGMA	39
3.8 RECENT CANADIAN LAW FILINGS AT SEDAR.COM BY MAGMA	40

4 INFORMATION ON MAGMA’S SECURITIES	41

4.1 MAGMA’S ISSUED SECURITIES	41
4.2 MAGMA OPTIONS	41
4.3 PANORAMIC’S INTERESTS IN MAGMA SECURITIES	41
4.4 DEALINGS IN MAGMA SHARES	42
4.5 TRADING OF MAGMA SHARES	42
4.6 EFFECT OF OFFER ON MAGMA OPTIONS	42
4.7 NO PRE-OFFER BENEFITS	43
4.8 SUBSTANTIAL HOLDERS OF MAGMA SHARES	43

5 PANORAMIC’S INTENTIONS	44

5.1 INTRODUCTION	44
5.2 INTENTIONS UPON ACQUIRING 90% OR MORE OF MAGMA SHARES	44
5.3 INTENTIONS UPON GAINING CONTROL BUT LESS THAN 90% OF MAGMA SHARES	45
5.4 INTENTIONS IF PANORAMIC DOES NOT ACQUIRE EFFECTIVE CONTROL OF MAGMA	47
5.5 OTHER INTENTIONS	47

6 EFFECT OF OFFER ON PANORAMIC AND PROFILE OF THE MERGED GROUP	48

6.1 RATIONALE FOR THE OFFER	48

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6.2 EFFECT ON ASSETS AND OPERATIONS OF THE PANORAMIC GROUP	48
6.3 EFFECT ON CAPITAL STRUCTURE	48
6.4 PRO FORMA CONSOLIDATED FINANCIAL INFORMATION FOR THE MERGED GROUP	49

7 AUSTRALIAN TAXATION CONSIDERATIONS	52

7.1 INTRODUCTION	52
7.2 TAXATION ON THE DISPOSAL OF MAGMA SHARES	52
7.3 AUSTRALIAN RESIDENT MAGMA SHAREHOLDERS	52
7.4 CGT ROLL-OVER RELIEF	53
7.5 NON-RESIDENT MAGMA SHAREHOLDERS	53
7.6 STAMP DUTY	54
7.7 GST	54

8 RISKS	55

8.1 INTRODUCTION	55
8.2 RISKS SPECIFIC TO PANORAMIC	55
8.3 RISKS SPECIFIC TO MAGMA	58
8.4 GENERAL AND INDUSTRY RISKS	58
8.5 RISKS RELATING TO OFFER AND THE MERGED GROUP	62
8.6 RISKS NOT EXHAUSTIVE	62

9 ADDITIONAL INFORMATION	63

9.1 DATE FOR DETERMINING HOLDERS OF SHARES	63
9.2 ASIC MODIFICATIONS AND EXEMPTIONS, ASX WAIVERS	63
9.3 FOREIGN INELIGIBLE SHAREHOLDERS AND UNMARKETABLE PARCEL HOLDERS	63
9.4 US SHAREHOLDERS	63
9.5 DISCLOSURE OF INTERESTS AND BENEFITS	63
9.6 CONSENTS	65
9.7 EXPIRY DATE	66
9.8 SOCIAL SECURITY AND SUPERANNUATION IMPLICATIONS OF THE OFFER	66
9.9 NO OTHER MATERIAL INFORMATION	66

10 GLOSSARY	67

10.1 DEFINITIONS	67
10.2 REFERENCES TO CERTAIN GENERAL TERMS	71

11 APPROVAL OF BIDDER’S STATEMENT	73

Appendix 1 - Offer Terms	74

Appendix 2 - Conditions of the Offer	88

Appendix 3 - Panoramic’s ASX Announcements	91

Corporate Directory	93

Annexure A - Announcement by Panoramic in relation to the Offer	94

Annexure B – Magma’s principal risk factors	102

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8 February 2012

Dear Magma Shareholder,

On 3 February 2012, Panoramic Resources Limited (Panoramic) announced its intention to make an off-market takeover offer for all of the shares in Magma Metals Limited (Magma).

On behalf of the Directors of Panoramic, I am pleased to provide you with this Bidder’s Statement detailing Panoramic’s Offer to acquire all of your Magma Shares.

Under Panoramic’s Offer, accepting Magma Shareholders will receive 2 New Panoramic Shares for every 17 Magma Shares held.1

The Offer provides a substantial premium for your Magma Shares

At the date of the announcement of the Offer, the Offer price represented a value of AUD 14.94 cents for each of your Magma Shares.2 The Offer price represents a:

•	86.8% premium to the closing price of Magma Shares on ASX on 2 February 2012 (AUD 8.00 cents);

•	88.0% premium to the 1 month VWAP of Magma Shares on ASX up to and including 2 February 2012 (AUD 7.95 cents);

•	70.4% premium to the 3 month VWAP of Magma Shares on ASX up to and including 2 February 2012 (AUD 8.77 cents).

The Offer also represents a 206.7% premium to the approximate market implied Enterprise Value of Magma’s exploration assets as at 2 February 2012.3

Participate in Panoramic and benefit from diversification

Magma Shareholders who accept Panoramic’s Offer will become part of a larger and more diversified Australian listed mining company with a portfolio of operating mines, potential development projects and exploration properties:

•

Panoramic is a company in the S&P/ASX 200 index and in a strong financial position, with A$~~90~~66 million in cash ~~and liquid assets~~,[4] minimal debt and a market capitalisation of approximately A$263 million;[5]

•	Panoramic has a history of generating operating cash flows, profits and paying dividends to shareholders;

•	Panoramic has a highly experienced multi-disciplined management and operational team with a strong track record of project delivery and growing value for shareholders;

1	See clause 2(c) of the Offer Terms in Appendix 1 for how fractional entitlements will be dealt with.

2	Based on the closing price of Panoramic Shares of A$1.27 on 2 February 2012, being the last trading day prior to the announcement of the Offer.

3

The approximate market implied Enterprise Value of Magma’s exploration assets is calculated based on Magma’s market capitalisation as at 2 February 2012 (calculated based on the closing price of Magma Shares on the ASX on 2 February 2012), less Magma’s unaudited cash on hand as at 31 December 2011 divided by the number of Magma Shares on issue. The premium to the approximate market implied Enterprise Value of Magma’s exploration assets is calculated based on the Offer value of AUD 14.94 cents less Magma’s unaudited cash on hand as at 31 December 2011 of AUD 4.64 cents per Magma Share.

4	Based on Panoramic’s unaudited “Quarterly Report for the period ended 31 December 2011” as announced to ASX on 31 January 2012.

5	Based on 207,050,710 issued Panoramic shares and a closing share price of A$1.27 per share on 2 February 2012.

•

Panoramic owns 100% of the Savannah Nickel Project and 100% of the Lanfranchi Nickel Project which combined have produced approximately 102,500 tonnes of contained nickel since 2005.[6] At these operations Panoramic has grown nickel Resources (after depletion from mining) from 65,000 tonnes as at 30 June 2002 to 218,100 tonnes as at 30 June 2011;

•

Panoramic has a portfolio of gold, nickel, copper and other exploration projects and assets. In 2011, Panoramic acquired the Gidgee Gold Project (a former mine) and, subject to the success of exploration and positive development studies, plans to re-commence mining operations.

In contrast:

•	Magma had a market capitalisation of approximately A$21.4 million[7] as at 2 February 2012 and cash on hand of A$12.4 million as at 31 December 2011;

•

Magma’s principal asset and primary focus is on its Thunder Bay North Project in Canada which is an advanced exploration project the subject of further drilling, scoping studies and economic assessment. There is no certainty that Magma’s Thunder Bay North Project will ultimately prove economic or receive a development decision and be brought into production;

•

In addition, it is not possible to ascertain at this early stage how any potential future development of the Thunder Bay North Project might be funded and therefore how Magma Shareholders who are unable (or unwilling) to participate might be diluted;

•

There is no certainty that the proposed spinout of Magma’s Western Australian gold assets will proceed, absent which continued exploration on these properties will either reduce the cash otherwise available to progress drilling and studies in respect of the Thunder Bay North Project or require an injection of new capital into Magma.

Panoramic believes it is better placed to fund, and has the operating expertise to progress, Magma’s Thunder Bay North Project in Canada (if it proves to be economic) and fully explore Magma’s gold tenements (and commercialise any new discoveries).

Accept the Offer

I encourage you to carefully read this Bidder’s Statement. The Offer is subject to a number of conditions, including Panoramic obtaining a relevant interest in 90% of Magma Shares on issue. Full terms and all conditions of the Offer are set out in Appendices 1 and 2 of this Bidder’s Statement.

I strongly encourage you to accept the Offer as soon as possible. The Offer is scheduled to close at 7.00 pm (Sydney Time) on [●] 2012, unless extended or withdrawn. To accept the Offer, you must follow the instructions in the attached Acceptance Form.

If you require any assistance, please contact the Offer Information Line on 1300 559 021 (toll free within Australia) or +61 3 9946 4432 (normal charges apply) between 9.00 am and 5.00 pm (Sydney Time) Monday to Friday.

I look forward to receiving your acceptance and welcoming you as a shareholder in Panoramic.

Yours sincerely

Brian M Phillips
Chairman
Panoramic Resources Limited

6	As at 31 December 2011.

7	Based on 267,380,923 issued Magma Shares and a closing price of AUD 8.00 cents on 2 February 2012.

Investment Overview

The information set out in this section is intended to provide an overview of Panoramic, the Offer that Panoramic is making for your Magma Shares and the risks that you should consider.

The information in this section is not intended to be comprehensive and should be read in conjunction with the detailed information contained in this Bidder’s Statement.

The information is set out by way of response to a series of questions. Panoramic believes this is the most informative way to provide the information. Each answer has where appropriate cross references to other questions in this Investment Overview and other parts of this Bidder’s Statement, including the Appendices, that contain more information that you might find useful or relevant.

Part A of this Investment Overview deals with the Offer. Part B deals with Panoramic, its business and assets and Panoramic securities. Part C deals with risks relating to Panoramic, Magma, the Offer and the Merged Group. Part D deals with other relevant questions.

PART A - OVERVIEW OF THE OFFER

No.	Question	Answer	Further information
1	What is the Offer?

Panoramic is offering to buy ALL of your Magma Shares (and all Rights attaching to your Magma Shares) by way of an off-market takeover bid.

The Offer relates to all Magma Shares that exist or will exist on the Register Date.

Appendix 1 contains the full terms of the Offer. The answers to questions 2 to 4 and 13 to 26 explain other aspects of the Offer.
2	When does the Offer close?	The Offer is currently scheduled to close at 7.00 pm (Sydney Time) on [•] 2012, unless extended or withdrawn.
3	What will I receive if I accept the Offer?

This depends on whether you are an Eligible Shareholder or a Foreign Ineligible Shareholder or an Unmarketable Parcel Holder.

Eligible Shareholders

If you are an Eligible Shareholder and you accept the Offer then, subject to satisfaction of the Conditions, you will receive 2 New Panoramic Shares for every 17 Magma Shares that you own.

Foreign Ineligible Shareholders & Unmarketable Parcel Holders

If you are a Foreign Ineligible Shareholder or an Unmarketable Parcel Holder and you accept the Offer then, subject to satisfaction of the Conditions, the New Panoramic Shares that you would have received will be sold and you will receive the proceeds less selling expenses.

Appendix 1 contains full terms of the Offer. Appendix 2 contains full terms of the Conditions. The answer to question 24 summarises the Conditions.

Clauses 2 and 6.3 of the Offer Terms in Appendix 1 contain more information regarding Foreign Ineligible Shareholders and Unmarketable Parcel Holders and how their consideration will be provided. See also questions 4 and 20 below.

4	What is the value of the Offer?

This depends on whether you are an Eligible Shareholder or a Foreign Ineligible Shareholder or an Unmarketable Parcel Holder.

Eligible Shareholders

If you are an Eligible Shareholder, then because you are being offered New Panoramic Shares for your Magma Shares, the “value” of the Offer depends on the value or price of Panoramic Shares from time to time. By way of example, and using the closing price of A$1.27 for Panoramic Shares traded on ASX on the last day before the Announcement Date, results in an implied value of the Offer of AUD 14.94 cents for each Magma Share.

Questions 5 to 12 and sections 1, 2 and 8 of this Bidder’s Statement contain more information regarding Panoramic, its business and assets and the risks that apply to Panoramic.

No.	Question	Answer	Further information

Panoramic believes that its Offer represents an attractive premium to the price at which Magma Shares were trading prior to the Announcement Date. However, the implied value of the Offer may change as a consequence of changes in the market price of Panoramic Shares after the Announcement Date.

Foreign Ineligible Shareholders & Unmarketable Parcel Holders

If you are a Foreign Ineligible Shareholder or an Unmarketable Parcel Holder, then because the New Panoramic Shares that you would have received will be sold, the amount of cash that you receive will depend on the price received for those New Panoramic Shares on the day that they are sold less selling expenses. There is no certainty as to what that price may be and this will affect the amount of cash that you might receive.

The section of this Bidder’s Statement entitled “Reasons to accept the Offer” contains the view of the Panoramic Board as to why they think you should accept the Offer.

See clauses 2 and 6.3 of the Offer Terms in Appendix 1 and also question 3 for more information regarding Foreign Ineligible Shareholders and Unmarketable Parcel Holders and how their consideration will be provided.

PART B - OVERVIEW OF PANORAMIC
No.	Question	Answer	Further information
5	Who is Panoramic?

Panoramic is an established mining company based in Perth, Western Australia. Panoramic is listed on ASX and is a company in the S&P/ASX 200 index. Panoramic had a market capitalisation of approximately A$263 million based on Panoramic’s closing share price on the day prior to the Announcement Date.

Panoramic owns and operates the Savannah Nickel Project, the Lanfranchi Nickel Project, has a 60% interest in the Copernicus Nickel Project and has recently acquired the Gidgee Gold Project, all of which are located in Western Australia.

The Savannah Nickel Project and the Lanfranchi Nickel Project are both producing mines with the predominant commodity being nickel with some copper and cobalt credits.

The Copernicus Nickel Project is a satellite open cut mine south of the Savannah Nickel Project. It is currently on care and maintenance.

The Gidgee Gold Project is an advanced exploration project. Panoramic has various other exploration interests including the East Kimberley, Finland and Norway joint ventures and the Cowan Nickel Project.

Since first production in 2004, Panoramic has produced seven consecutive years of net profit after tax.[8] Panoramic has paid dividends every year from the 2007 financial year.

Panoramic maintains a strong balance sheet with cash ~~of and receivables~~ of A$~~90~~ 66 million as at 31 December 2011 and minimal debt.[9]

Panoramic is continually looking to grow its existing business through a combination of internal exploration success, outside acquisitions and joint ventures.

Sections 1 and 2 of the Bidder’s Statement contain further information regarding Panoramic’s assets, financial position and details of Panoramic’s securities currently on issue.
6	Will my New Panoramic Shares be listed on ASX?

Within 7 days of the date of this Bidder’s Statement, Panoramic will apply to ASX for quotation of the New Panoramic Shares on the official list of ASX. Quotation of the New Panoramic Shares will depend on ASX exercising its discretion to admit them to the Official List. Panoramic is already admitted to the official list of ASX and shares in Panoramic in the same class[10] as the New Panoramic Shares are already quoted.

See clause 4 of the Offer Terms in Appendix 1 and also question 24 below for more information regarding admission of the New Panoramic Shares.

8

In its quarterly report for the period ending 31 December 2011, Panoramic announced that it anticipated a net after tax loss of A$3-4 million for the December 2011 half year (preliminary and unaudited).

9	Unaudited as 31 December 2011.

10	The New Panoramic Shares will not carry any right to the Next Dividend. ~~It is anticipated that b~~By the time the New Panoramic Shares are issued, the record date for the Next Dividend will have passed.

No.	Question	Answer	Further information
7	Will my New Panoramic Shares be listed on TSX or any other stock exchange?	Panoramic currently has no plans to list on TSX or any other stock exchange other than ASX.
8	What rights and liabilities will attach to my New Panoramic Shares?

The New Panoramic Shares issued under this Offer will be issued fully paid and will from the time of issue rank equally with existing Panoramic Shares, although the New Panoramic Shares will not carry any right to the Next Dividend.

See section 2.4 of the Bidder’s Statement and clause 2(e) of the Offer Terms in Appendix 1.
9	Who are the Panoramic directors and what experience do they have?

The directors of Panoramic are:

•     Mr Brian Phillips - Non-executive Chairman

•     Mr Peter Harold - Managing Director

•     Mr Chris Langdon - Non-executive Director

•     Mr John Rowe - Non-executive Director.

The majority of the non-executive directors, including the Chairman, are considered to be independent of management.

The directors of Panoramic, together with the Panoramic management team, have significant experience in the exploration for, development of and operation of mining projects.

See sections 1.2 and 1.3 of the Bidder’s Statement.
10	Do the Panoramic directors have any securities in, or potential conflicts of interest, in relation to Magma?

No, none of the Panoramic directors hold any Magma Shares or Magma Options nor do they have any interests in relation to Magma that could be seen to conflict with their duties as directors of Panoramic.

11	Do the Panoramic directors and management have any interest in Panoramic Shares?

Yes, the Panoramic directors and management have various interests in Panoramic Shares. Mr Peter Harold, the Managing Director of Panoramic, has a beneficial interest in 3,490,785 Panoramic Shares. The interests held by other directors are disclosed in section 9.5(a) of the Bidder’s Statement and also on page 9 of the 2011 Panoramic Annual Report.

See section 9.5 of the Bidder’s Statement.

PART C - OVERVIEW OF RISKS

No.	Question	Answer	Further information
12	Are there risks if I accept the Offer?

Yes, if you accept the Offer, and it becomes unconditional, you will be issued New Panoramic Shares and Panoramic will acquire an interest in Magma. There are risks in holding Panoramic Shares. You are already exposed to some of these risks, to varying degrees, as a result of you holding Magma Shares.

The financial and operational performance of Panoramic’s business, the value and trading prices for Panoramic Shares and the amount and timing of any dividends that Panoramic pays will be influenced by a range of risks. Many of these risks are beyond the control of the Panoramic Board and management.

Section 8 of this Bidder’s Statement provides detailed explanation of these risks. Specifically, it deals with:

•     risks that are specific to Panoramic;

•     risks that are specific to Magma;

•     general and industry risks; and

•     risks related to the Offer and the Merged Group.

See section 8 of this Bidder’s Statement for full details of each of the risks.

PART D – OTHER RELEVANT QUESTIONS

No.	Question	Answer	Further information
13	Does the Offer extend to my Options?

No, Panoramic is NOT offering to buy Magma Options but if you hold Magma Options, and you exercise them during the Offer Period, you will be able to accept the Offer in respect of the resulting Magma Shares.

Section 4.6 of the Bidder’s Statement and clause 5.3 of the Offer Terms in Appendix 1 contain more information regarding Magma Options.
14	Can Panoramic extend the time at which the Offer is to close?

Yes, the Offer Period can be extended at Panoramic’s election or otherwise in accordance with the Corporations Act. Panoramic will give written notice of any extension of the Offer Period in accordance with the Corporations Act.

15	What choices do I have as a Magma Shareholder?	As a Magma Shareholder, you have the following choices in respect of your Magma Shares: • accept the Offer; • sell your Magma Shares on ASX or TSX; or • do nothing.
16	If I decide to accept the Offer how do I do so?	To accept the Offer you should follow the instructions set out in clause 5 of Appendix 1 and on your personalised Acceptance Form which accompanies this Bidder’s Statement.	See your Acceptance Form enclosed with this Bidder’s Statement and clause 5 of Appendix 1.
17	How do I accept the Offer if my Magma Shares are on the Canadian branch register?

This depends on how your Magma Shares are held in Canada. If your Magma Shares are held:

•       on the Canadian branch register directly or through CDS, you can move them to the Australian branch register and thereafter use the Acceptance Form to accept the Offer; or

•       through CDS, you may accept the Offer through a book-entry transfer using the CDS online tendering system (CDSX). You may need to instruct your financial institution or broker who is a CDS participant to assist you; or

•       in physical certificated form, you can accept the Offer by delivering a letter of transmittal (Letter of Transmittal) together with your physical share certificate to the agent set forth in the Letter of Transmittal; or

•       in physical certificated form but you do not have your physical share certificate presently available, you can accept the Offer by delivering a notice of guaranteed delivery (Notice of Guaranteed Delivery) and thereafter delivering a Letter of Transmittal to the agent set forth in the Letter of Transmittal or Notice of Guaranteed Delivery (as applicable).

If you wish to accept using the third or fourth procedure above, you should contact the Panoramic Offer Information Line and ask for copies of a Letter of Transmittal and/or a Notice of Guaranteed Delivery to be sent to you. You should allow sufficient time for this to occur so that your acceptance is received before the end of the Offer Period.

Clause 5.2(h) of the Offer Terms in Appendix 1 contains more information on what to do if your Magma Shares are held on the Canadian branch register.
18	Can I accept the Offer for part of my holding?	No, you cannot accept the Offer for part of your holding.
19	If I accept the Offer can I withdraw my acceptance?

You cannot withdraw or revoke your acceptance unless a withdrawal right arises under the Corporations Act. A withdrawal right will arise if, after you have accepted the Offer, Panoramic varies the Offer in a way that postpones for more than 1 month the time that Panoramic has to meet its obligations under the Offer (for example, if Panoramic extends the Offer for more than 1 month while the Offer remains subject to any of the Conditions).

Clause 8.1 of the Offer Terms set out in Appendix 1 contains more information as to the limited circumstances in which you may be able to revoke or withdraw your acceptance.

No.	Question	Answer	Further information
20	If I accept the Offer when will I receive my Panoramic Shares?

This depends on whether you are an Eligible Shareholder or a Foreign Ineligible Shareholder or an Unmarketable Parcel Holder.

Eligible Shareholders

If you are an Eligible Shareholder, you accept the Offer and all necessary documents are provided by you to Panoramic, then Panoramic will issue to you the New Panoramic Shares that you are entitled to on or before the earlier of:

•       1 month after the later of the Offer being validly accepted by you and the Offer (or the contract resulting from acceptance of the Offer) becoming unconditional; and

•       21 days after the end of the Offer Period, provided that the Offer has become unconditional.

Foreign Ineligible Shareholders & Unmarketable Parcel Holders

Clause 6.2 and 6.4 of the Offer Terms set out in Appendix 1 contains more information as to when your New Panoramic Shares will be issued to you

If you are a Foreign Ineligible Shareholder or an Unmarketable Parcel Holder, then you will receive the net cash proceeds from the sale of the New Panoramic Shares that you would have otherwise received.

See clauses 2 and 6.3 of the Offer Terms in Appendix 1 and questions 3 and 4 for more information regarding Foreign Ineligible Shareholders and Unmarketable Parcel Holders and how their consideration will be provided.

21	Will I need to pay brokerage if I accept the Offer?

If your Magma Shares are registered in an Issuer Sponsored Holding in your name and you deliver them in accordance with the instructions set out on the Acceptance Form, you will not incur any brokerage connected with you accepting the Offer.

If your Magma Shares are in a CHESS Holding or you hold your Magma Shares through a bank, custodian or other nominee, you should ask your Controlling Participant (usually, your Broker or the bank, custodian or other nominee) whether it will charge any transaction fees or service charges connected with you accepting the Offer.

If you are a Foreign Ineligible Shareholder or an Unmarketable Parcel Holder, the cash proceeds that you will be sent (following the sale of the New Panoramic Shares that you would otherwise have been entitled to receive under the Offer) will be net of transaction costs and will be paid by cheque in Australian dollars.

Appendix 1 contains the full terms of the Offer and Appendix 2 sets out the Conditions in full. See also the instructions on the Acceptance Form.
22	What happens if I do not accept the Offer?

Subject to the explanation below, you will remain the holder of your Magma Shares if you do not accept the Offer.

If you do not accept the Offer and Panoramic acquires a relevant interest in at least 90% of Magma Shares and the other conditions of the Offer are satisfied or waived, Panoramic intends to proceed to compulsorily acquire the outstanding Magma Shares. You will receive the Offer Consideration sooner if you accept the Offer, rather than having your Magma Shares compulsorily acquired.

If the Offer becomes or is declared unconditional but Panoramic does not become entitled to compulsorily acquire your Magma Shares under the Corporations Act, unless you sell your Magma Shares, you will remain a shareholder in Magma.

In these circumstances and, depending on the number of Magma Shares acquired by Panoramic, you may be a minority shareholder in what may be a less liquid stock.

Further, if Magma ceases to have the required spread of shareholders as required under the ASX Listing Rules, Panoramic may make an application to remove Magma from the official list of ASX and, if permissible, from TSX.

Section 5.2 of the Bidder’s Statement provides more information regarding Panoramic’s intentions if it acquires a relevant interest in at least 90% of Magma’s Shares.

See sections 5.3 and 5.4 regarding Panoramic’s intentions if it acquires less than a 90% relevant interest in Magma’s Shares.

23	If I do not accept the Offer can I sell my Magma Shares on the market?	Yes, but you may incur brokerage costs if you do.

No.	Question	Answer	Further information
24	What are the Conditions to the Offer?

The Offer is subject to certain conditions. By way of summary, these conditions include:

(a)     a 90% minimum acceptance condition;

(b)     that no “prescribed occurrences” occur in relation to Magma or a Magma Subsidiary;

(c)      that no material adverse change occurs in relation to Magma or a Magma Subsidiary;

(d)     that no binding agreement is entered into to “spin out” Magma’s gold assets;

(e)     that no regulatory action is taken nor any restraining order made that affects the making or completion of the Offer;

(f)       that no acquisitions, disposals or commitments are entered into by Magma or a Magma Subsidiary where the amount involved exceeds A$250,000;

(g)     that the acquisition of Magma Shares by Panoramic does not result in a person exercising rights under certain agreements to which Magma or a Magma Subsidiary is a party; and

(h)     that the Offer remains exempt from the formal bid requirements of the OSA.

The Offer is also subject to a condition imposed by section 625(3) of the Corporations Act that Panoramic apply to ASX for the admission of the New Panoramic Shares to official quotation within 7 days after this Bidder’s Statement is given to Magma and permission for admission to quotation of the New Panoramic Shares is given not later than 7 days after the end of the Offer Period.

Appendix 2 sets out the Conditions in full. See clause 4 of the Offer Terms in Appendix 1 and question 6 above.
25	What happens if the Conditions to the Offer are not satisfied?

If the Conditions are not satisfied or waived at the end of the Offer Period, then the Offer will lapse and your acceptance will be void. You will continue to hold your Magma Shares and be free to deal with your Magma Shares as if the Offer had not been made.

See clause 7.3 of the Offer Terms in Appendix 1.
26	What are the taxation implications of accepting the Offer?

Section 7 of this Bidder’s Statement contains an overview of the Australian taxation implications of accepting this Offer.

Panoramic recommends you seek independent professional advice in relation to your own particular circumstances.

Tax consequences for Canadian Shareholders (or other non-resident Australian Magma Shareholders) are not included in this Bidder’s Statement. Canadian and other non-resident Australian Magma Shareholders are urged to seek their own advice as to their tax consequences of accepting the Offer.

See section 7 of this Bidder’s Statement

Reasons to accept the Offer

The Panoramic Board believes that there are a number of compelling reasons why you as a Magma Shareholder should accept the Offer, namely:

1	The Offer provides a substantial premium for your Magma Shares

2	You will become a shareholder in a larger company and potentially benefit from greater diversification

3	Mitigation of funding risk relating to Magma’s assets

4	Panoramic has an experienced management team that has a strong track record of project delivery and growing value for its shareholders

5	Opportunity to share in the potential upside of Panoramic’s assets

6	Tax rollover relief is potentially available to Magma Shareholders

These reasons are explained in further detail in this section.

1	Substantial premium for your Magma Shares

The Offer provides Magma Shareholders with the ability to retain exposure to Magma’s portfolio of assets while capturing a substantial premium for their shareholding.

Panoramic is offering you 2 New Panoramic Shares for every 17 Magma Shares that you own, valuing your Magma Shares at AUD 14.94 cents per share.11,12

The Offer value of AUD 14.94 cents represents a substantial premium to the pre-Announcement Date price of your Magma shares on ASX across a range of time periods as demonstrated in the chart below:

    As permitted by ASIC Class Order 07/429, this figure contains ASX share price trading information sourced from IRESS without its consent.

The Offer also represents a 206.7% premium to the approximate market implied Enterprise Value of Magma’s exploration assets as at 2 February 2012.13 This represents the premium Panoramic is offering to pay for Magma’s underlying exploration and other assets once the Magma cash balance is deducted from Magma’s market capitalisation.

    As permitted by ASIC Class Order 07/429, this figure contains ASX share price trading information sourced from IRESS without its consent.

11	Based on Panoramic’s closing share price of A$1.27 per share on 2 February 2012, being the last trading day before the Announcement Date.

12	See clause 2(c) of the Offer Terms in Appendix 1 for how fractional entitlements will be dealt with.

13

The approximate market implied Enterprise Value of Magma’s exploration assets is calculated based on Magma’s market capitalisation as at 2 February 2012 (calculated based on the closing price of Magma Shares on the ASX on 2 February 2012), less Magma’s unaudited cash on hand as at 31 December 2011 divided by the number of Magma Shares on issue. The premium to the approximate market implied Enterprise Value of Magma’s exploration assets is calculated based on the Offer value of AUD 14.94 cents less Magma’s unaudited cash on hand as at 31 December 2011 of AUD 4.64 cents per Magma Share.

2	You will become a shareholder in a larger company with greater diversification

Magma Shareholders who accept the Offer will be issued with New Panoramic Shares14 and become part of a larger and more diversified Australian listed mining company with a portfolio of operating mines, advanced exploration and development projects and other prospective exploration properties:

•

Panoramic is a company in the S&P/ASX 200 index in a strong financial position, with A$~~90~~ 66 million in cash ~~and liquid assets~~,[15] minimal debt and a market capitalisation of approximately A$263 million[16]

•	Panoramic has a history of generating operating cash flow, profits and paying dividends to its shareholders

•	Panoramic has a highly experienced multi-disciplined management and operational team with a strong track record of project delivery and growing value for its shareholders

•

Panoramic owns 100% of the Savannah Nickel Project and 100% of the Lanfranchi Nickel Project which are both operating mines in Western Australia. These projects have produced approximately 102,500 tonnes of contained nickel since 2005[17]

•

Panoramic has a portfolio of gold, nickel, copper and other exploration projects and assets. In 2011, Panoramic acquired the Gidgee Gold Project (a former mine) and, subject to the success of exploration and positive development studies, plans to re-commence mining operations

In summary, Magma Shareholders who accept Panoramic’s Offer will maintain an exposure to Magma’s assets but also gain exposure to Panoramic’s more substantial and diverse portfolio of exploration properties, advanced stage exploration projects and operating projects across the gold and nickel sectors.

14

If you are a Foreign Ineligible Shareholder or an Unmarketable Parcel Holder who accepts the Offer, the New Panoramic Shares that you would have been entitled to receive will be issued to a Nominee who will sell your New Panoramic Shares and pay you the net cash proceeds of the sale. See clause 6.3 in Appendix 1 to this Bidder’s Statement for more detail.

15	Based on Panoramic’s unaudited “Quarterly Report for the period ended 31 December 2011” as announced to ASX on 31 January 2012.

16	Based on 207,050,710 issued Panoramic shares and a closing share price of A$1.27 per share on 2 February 2012.

17	As at 31 December 2011.

3	Mitigation of funding risk relating to Magma’s assets

Magma’s principal asset and primary focus is its Thunder Bay North Project in Canada which is an advanced exploration and development project which is currently the subject of further drilling, scoping studies and economic assessment.

There is no certainty that Magma’s Thunder Bay North Project will ultimately prove economic, receive a development decision and be brought into production. Accordingly, it is not possible to ascertain at this early stage how any future development of the Thunder Bay North Project might be funded and therefore how Magma Shareholders who are unable (or unwilling) to participate might be diluted.

However, regardless of the uncertainty of any potential future funding for the Thunder Bay North Project, the Panoramic Board believes that as a standalone entity, Magma will continue to face the challenge of obtaining funding for its exploration and development activities at its projects in a volatile global economic environment. Panoramic’s Offer provides Magma’s shareholders with the opportunity to mitigate these funding risks by becoming part of a larger, more diversified group with broader funding options and asset base.

Further, there is no certainty the proposed spinout of Magma’s Western Australian gold assets will be successful,18 absent which continued exploration on these properties will either reduce the cash otherwise available to progress drilling and studies in respect of the Thunder Bay North Project or require an injection of new capital into Magma.

Given Panoramic’s larger balance sheet (including A$~~90~~ 66 million ~~of~~ in cash ~~and receivables~~ as at 31 December 2011),19 historically strong cashflows and greater options for raising funds from the capital markets, the Panoramic Board believes that Panoramic is better placed to fund the ongoing exploration costs of Magma’s projects and, in the event that any exploration project becomes viable, fund the future development costs of such projects.

18

It is a Condition to the Offer that neither Magma nor any Magma Subsidiary enters into any binding agreement to transfer any of its Lake Grace, Griffins Find, Laura River, Roe or Mt Jewell projects to Greenstone (as contemplated by Magma’s announcement to ASX and TSX dated 22 November 2011) or any other person.

19	Based on Panoramic’s unaudited “Quarterly Report for the period ended 31 December 2011” as announced to the ASX on 31 January 2012.

4	Panoramic has an experienced management team that has a track record of project delivery and growing value for shareholders

The Panoramic Board believes that Panoramic is better placed than Magma to manage the ongoing funding challenge (see reason number 3 on previous page) and development risks of the Thunder Bay North Project given the depth of its management team that has proven project development and operational experience.

The Panoramic team’s achievements include:

•	successfully acquiring, exploring, funding and developing the Savannah Nickel Project and extending the mine life via exploration success and growing Resources and Reserves

•	successfully acquiring, funding and recommissioning the Lanfranchi Nickel Project, and with various exploration successes, growing the Resources and Reserves

•

growing Panoramic’s nickel production from approximately 6,000 tonnes per annum in 2005 to above 17,000 tonnes per annum in 2009 onwards, with a total of approximately 102,500 tonnes[20] of contained nickel produced over this period

•	growing nickel Resources from approximately 65,000 tonnes Ni in 2002 to approximately 218,100 tonnes Ni as at 30 June 2011

•	growing nickel Reserves from nil in 2002 to approximately 112,300 tonnes Ni as at 30 June 2011 (excluding a further 102,500 tonnes[21] Ni depleted from production)

•	successfully acquiring the Gidgee Gold Project with mining and development scoping studies and mill refurbishment studies underway which, if successful, may lead to Panoramic recommissioning Gidgee

In addition to the above, Panoramic’s management team has a history of project development and experience at various other resources companies. See sections 1.2 and 1.3 of this Bidder’s Statement for more detail on the Panoramic Board and management team.

The Panoramic Board and management team also have a track record of growing value for shareholders. Since 2001, Panoramic has grown from a junior exploration company with a market capitalisation of approximately A$15 million at the time of its listing on ASX in 2001 to a multi-mine producer with a market capitalisation of approximately A$263 million22 that has paid approximately A$85 million of dividends to its shareholders since 2007.

20	As at 31 December 2011.

21	As at 31 December 2011.

22	Based on Panoramic’s closing price of A$1.27 on 2 February 2012.

5	Opportunity to share in the potential upside of Panoramic’s assets

By accepting Panoramic’s Offer, in addition to gaining exposure to Panoramic’s two cashflow producing nickel mines (the Savannah Nickel Project and the Lanfranchi Nickel Project), Magma Shareholders will gain exposure to the potential upside from Panoramic’s organic growth prospects, which may arise from:

•	anticipated internal optimisation plans at Panoramic’s nickel operations including potential further exploration success, Resource growth and mine life extensions at Lanfranchi and Savannah

•

the potential exploration success, Resource growth and ultimate development of Panoramic’s recently acquired Gidgee Gold Project which has gold Resources of 310,000 ounces. Panoramic is focused on expanding and defining new gold Resources associated with historical deposits and exploring for new mineralisation

•

Panoramic’s 60% interest in the Copernicus Nickel Project, while currently on care and maintenance, has the potential to be restarted in the future should nickel prices recover to sustained higher levels

•	Panoramic’s portfolio of other exploration projects including the East Kimberley Joint Venture, the Cowan Project, the Bluebush Joint Venture, the Finland and the Norway Joint Ventures

Over time, the Panoramic Board believes these assets have the potential to deliver further growth and upside for Magma Shareholders through their ownership of Panoramic Shares.

6	Tax Rollover Relief Potentially Available to Magma Shareholders

If, as a result of the Offer, Panoramic becomes the holder of 80% or more of Magma Shares, and Magma Shareholders would otherwise make a capital gain in respect of the disposal of Magma Shares, Magma Shareholders may be entitled to choose CGT scrip-for-scrip rollover relief. Such rollover relief, if available and chosen, allows Magma Shareholders to disregard any capital gain that would otherwise arise for Australian income tax purposes in respect of the disposal of their Magma Shares.

See section 7 for further information in relation to the availability of CGT rollover relief and taxation considerations generally.

The information set out in the Bidder’s Statement relates solely to tax legislation in Australia, current as at the date of this Bidder’s Statement. Shareholders resident in countries other than Australian should seek their own independent tax advice in relation to this Offer and the tax consequences of accepting the Offer.

1	INFORMATION ON PANORAMIC AND THE PANORAMIC GROUP

1.1	OVERVIEW OF PANORAMIC

Panoramic is a Western Australia based mid-tier nickel sulphide producer with underground mining operations in the Kimberley (Savannah Nickel Project) and the Kambalda district (Lanfranchi Nickel Project). Panoramic also has a 60% interest in a satellite open cut mine south of its Savannah Nickel Project (Copernicus Nickel Project), which is currently on care and maintenance. In 2011 Panoramic also acquired 100% of the Gidgee Gold Project. Panoramic listed on ASX in September 2001 and in April 2007 was included in the S&P/ASX 200 index.

Panoramic has its administrative headquarters in Perth and mine site based offices at the Savannah Nickel Project, the Lanfranchi Nickel Project and the Gidgee Gold Project.

As at 2 February 2012, Panoramic had approximately 6,000 shareholders and a market capitalisation of approximately A$263 million.

For the year ending 30 June 2011, Panoramic’s nickel operations produced 17,027 tonnes of contained nickel and the company reported a net profit after tax of A$22.3 million.23 As at 30 June 2011, Panoramic reported Reserves totalling approximately 112,300 tonnes of contained nickel, and Resources totalling approximately 218,100 tonnes of contained nickel. Based on its current production plans and anticipated development programs, Panoramic is targeting combined production from its Savannah and Lanfranchi operations of between 18,500 and 19,000 tonnes of contained nickel for the year ending 30 June 2012.24

1.2	DIRECTORS OF PANORAMIC

Brief profiles of the Panoramic Board, as at the date of this Bidder’s Statement, are as follows:

(a)	Mr Brian M Phillips, AWASM-Mining, FAusIMM, MIMMM

Chairman and Independent Non-Executive Director

Mr Phillips is a mining engineer who has had extensive mining industry experience in operational and management roles over a 50 year period. Mr Phillips has worked as an executive, and on the boards of mining companies in Australia and overseas involved with copper, gold, tin, nickel, mineral sands and coal. He is a former non-executive director of the Australian Gold Council and past President of the Victorian Chamber of Mines (now the Minerals Council of Australia – Victorian Division).

In addition to Panoramic, Mr Phillips holds or has held the following listed company directorships in the previous three years:

•	Tawana Resources NL from April 2005 to July 2009

•	Indophil Resources NL since April 2005

•	Rex Minerals Limited from February 2010 to June 2010

•	White Rock Minerals Ltd since March 2010

Mr Phillips is Chairman of the Remuneration Committee and a member of the Audit Committee and the Environmental, Safety and Risk Committee.

Mr Phillips has been a non-executive director since March 2007 and Chairman since November 2011.

23

In its quarterly report for the period ending 31 December 2011, Panoramic announced that it anticipated a net after tax loss of A$3-4 million for the December 2011 half year (preliminary and unaudited).

24	See Panoramic’s “Quarterly Report for the period ending 31 December 2011” announced to ASX on 31 January 2012.

(b)	Mr Peter J Harold, B.AppSc (Chem), AFAICD

Managing Director

Mr Harold is a process engineer with over 26 years’ corporate experience in the minerals industry specialising in financing, marketing, treasury, insurance, operations, business development and general corporate activities. Mr Harold has extensive experience with the development and operation of both sulphide and laterite nickel projects, other base metal and gold projects, having been responsible for metals marketing and various corporate functions relating to the Scuddles/Golden Grove copper lead zinc mine, Cawse nickel laterite project and the Silver Swan and Mt Keith nickel sulphide projects. Peter held various senior management positions with Shell Australia, Australian Consolidated Minerals Limited, Normandy Mining Limited and the Gutnick network of companies prior to founding Panoramic in March 2001.

In addition to Panoramic, Mr Harold holds or has held the following listed company directorships in the previous three years:

•	Alloy Resources Limited since September 2005

•	Territory Uranium Company Limited since March 2007

Mr Harold is a member of the Environment, Safety and Risk Committee.

Mr Harold has been Managing Director since March 2001.

(c)	Mr Christopher D J Langdon, B.Com (Econ)

Independent Non-Executive Director

Mr Langdon has over 25 years of corporate finance and management experience and has had extensive experience in investment banking in Australia and overseas working for Wardley Australia Limited, James Capel & Co. and Samuel Montagu & Co. specialising in cross border corporate advisory work. Mr Langdon is the Chief Executive Officer of HJ Langdon & Co., a family owned business based in Melbourne involved in the food industry.

In addition to Panoramic, Mr Langdon holds or has held the following listed company directorships in the previous three years:

•	F.F.I. Holdings Limited from November 2006 until October 2011

Mr Langdon is Chairman of the Audit Committee and a member of the Remuneration and the Environment, Safety and Risk committees.

Mr Langdon has been a non-executive director since August 2004.

(d)	Mr John Rowe, BSc (Hons), ARSM, MAusIMM

Independent Non-Executive Director

Mr Rowe is a geologist with extensive mining industry experience over a 40 year period. Until August 2006, Mr Rowe was General Manager, Business Development with LionOre Australia Pty Limited responsible for assessing new business, divesting assets and negotiating nickel ore and concentrate sales contracts. Prior to joining LionOre, he spent 12 years with MPI Mines Limited in various group executive roles and was involved in the evaluation, development and production of the high grade Silver Swan nickel sulphide project as well as the Stawell Gold Mine in Victoria. Mr Rowe started his career with Metals Exploration Limited as a mine geologist at the Nepean Nickel Mine in the early 1970’s before taking on senior executive roles with Consolidated Goldfields, Agnew Mining Pty Limited, and North Kalgurli Mines Limited.

In addition to Panoramic, Mr Rowe holds or has held the following listed company directorships in the previous three years:

•	Evolution Mining Limited (formerly Catalpa Resources Limited) since October 2006

•	Southern Cross Goldfields Ltd since April 2010

Mr Rowe is a member of the Audit, Remuneration and the Environment, Safety and Risk committees.

Mr Rowe has been a non-executive director since December 2006.

1.3	MANAGEMENT OF PANORAMIC

Brief profiles of the Panoramic management team, as at the date of this Bidder’s Statement, are as follows:

(a)	Mr Trevor R Eton, B.A (Hons)(Econ), PostGradDip (Man), AFAIM

Chief Financial Officer & Company Secretary

Mr Eton is an accountant with over 25 years’ experience in corporate finance within the minerals industry. Prior to joining Panoramic in 2003, he was Company Secretary and Group Financial Controller of MPI Mines Limited for 10 years. Mr Eton also worked for North Kalgurli Mines Limited, Metals Exploration Limited and Australian Consolidated Minerals Limited in various corporate finance roles from the mid 1980’s.

(b)	Mr Christopher J Williams, B.Eng (Mining)

General Manager Project Development and Technical Services

Mr Williams is a mining engineer with over 30 years’ experience in the mining industry. Mr Williams commenced his position with Panoramic as the Mining Manager of the Savannah Nickel Project, and became Operations Manager of the Lanfranchi Nickel Project in December 2004. Mr Williams previously held positions as Mine Superintendent of Harmony South Kal Mines and Underground Manager & Mining Manager of Herald Resources Pty Ltd, Coolgardie.

(c)	Mr John D Hicks, B.Sc

Exploration Manager

Mr Hicks is a geologist with 35 years’ experience in the Australian mining and exploration industry, including operating as an independent geological consultant from 1998. Prior to this Mr Hicks held various geological positions with several Australian resource companies, including Hamersley Iron Pty Ltd, Australian Consolidated Minerals Limited, WMC and MPI Mines Limited. Mr Hicks was independent geological consultant to Panoramic from 2001 until he joined Panoramic as Exploration Manager in July 2005.

(d)	Mr Wade J Evans, B.Sc (Hons), Graduate Cert. Mineral Economics

Business Development Manager

Wade Evans is a geologist with over 18 years of mineral industry experience in Australia and internationally. Mr Evans specialises in exploration and business development and joined Panoramic as the Business Development Manager in 2006. He previously held various senior geological and business development roles with Placer Dome, Delta Gold, North Ltd and Plutonic Resources Limited.

(e)	Mr Robert J Thorburn, B.Sc Engineering (Mining)

Operations Manager Lanfranchi

Mr Thorburn is a mining engineer with over 20 years’ experience in the mining industry. Mr Thorburn commenced as Underground Manager for the Lanfranchi Nickel Project in July 2007 and became Operations Manager in November 2009. Mr Thorburn has extensive experience in the mining industry. He has previously held positions of Senior Mining Engineer and Underground Manager for Norilsk Nickel Australia and Barrick Gold in Australia. Mr Thorburn has also held a number of senior mining management positions in the gold and platinum mining industry in South Africa.

(f)	Mr Terry J Strong, B.Eng (Mining)

General Manager Nickel Operations

Mr Strong is a mining engineer with over 16 years’ experience in the mining industry in Queensland and Western Australia, including 7 years of mine management experience. Mr Strong has worked for Mount Isa Mines Ltd, Western Metals Zinc and Rio Tinto. Mr Strong commenced his position with Panoramic as the Mining Manager of the Savannah Nickel Project in December 2004, in 2006 he assumed the role of Operations Manager and has recently accepted the role of General Manager Nickel Operations, for the Panoramic Group. Mr Strong has previously held positions of Mining Manager at Western Metals Zinc and Manager Exploratory Decline at Argyle Diamond Mine.

(g)	Mr Mark A Recklies, B.Eng (Mining) (Hons)

Operations Manager Savannah Nickel Operations

Mr Recklies is a mining engineer with over 19 years’ experience in the mining industry. He has worked in Queensland and Western Australia. His experience has covered a range of technical, operational and management focusing on underground mining. Mr Recklies has worked for Cyprus Gold, Mt Isa Mines, Charters Towers Gold, Cannington and Argyle culminating in his current role of Operations Manager at Savannah Nickel

1.4	PRINCIPAL ACTIVITIES OF PANORAMIC AND THE PANORAMIC GROUP

(a)	Overview

Panoramic’s two nickel mining operations, Savannah and Lanfranchi, are located in the East Kimberley region and the Kambalda region of Western Australia respectively. Panoramic also has a 60% interest in the Copernicus Nickel Project which is located approximately 40 kilometres from Savannah. Copernicus is currently on care and maintenance. In addition to its nickel operations and projects, Panoramic owns 100% of the advanced stage gold exploration project, Gidgee, which is located in the Gum Creek greenstone belt in the Murchison region of Western Australia. Further details about these projects, including their related exploration activities, are set out in the following sections of this Bidder’s Statement. The locations of the projects are set out in the map below.

Panoramic has various other base and precious metal exploration projects in which it holds either 100% or lesser interests under joint ventures with other parties. These are located in Western Australia, Northern Territory, Finland and Norway. Further details about these projects are set out in sections 1.4(f) to 1.4(g) of this Bidder’s Statement.

This section 1 of this Bidder’s Statement contains a brief overview of Panoramic’ activities and assets. Detailed information about Panoramic is available on its website www.panoramicresources.com.

(b)	Savannah Nickel Project

Overview

Panoramic, through its wholly owned subsidiary Savannah Nickel Mines Pty Ltd, 100% owns and operates the Savannah Nickel Project. The mine is located approximately 240 kilometres south of Kununurra in the East Kimberley region of Western Australia and consists of a nickel sulphide orebody, underground mine, process plant and associated infrastructure.

The deposit contains an estimated Ore Reserve at 30 June 2011 of 4.6 million tonnes at 1.28% nickel, 0.63% copper and, 0.07% cobalt for 58,800 tonnes contained nickel. Since commissioning in August 2004, Savannah has produced 55,918 tonnes25 of contained nickel in concentrate. For the year ended 30 June 2011, Savannah produced 6,921 tonnes of nickel contained in concentrate, 3,689 tonnes of copper and 379 tonnes of cobalt. Based on its production schedule, Panoramic believes that these Reserves will support a mine life of approximately seven years (subject to favourable economic conditions).

Mining Operations

Ore is mined via long-hole open stoping, a conventional underground mechanised mining method. The majority of the mining voids are backfilled with paste (tails and cement mix) which stabilises the mined out stopes and helps to maximise the extraction of the orebody. Ore is trucked to the surface where it is stockpiled prior to being processed.

Processing

The Savannah processing plant has a design capacity of approximately 750,000 tonnes of Ore per year. Ore processing consists of conventional milling and flotation to produce a polymetallic concentrate (containing nickel/copper/cobalt).

Work Force

The workforce at Savannah is a combination of employees and contractors. The current workforce is approximately 260 personnel. All workers are accommodated on site and work a variety of fly in, fly out rosters primarily from Broome, Darwin and Perth.

Utilities

Power is supplied by a third party contractor. The power station consists of eight diesel generators. Water is sourced predominantly from a rainfall water storage facility and borefields.

Transport and Logistics

Nickel concentrate is trucked from the mine site to Wyndham, Western Australia via road trains. At Wyndham concentrate is currently stored in a third party owned storage shed. The company has recently invested A$7.8 million in a purpose built bulk storage shed which will shortly become operational. The stacking of concentrate inside the storage shed, transport of concentrate to the wharf, ship loading and stevedoring is completed by a third party contractor. Concentrate is shipped monthly via bulk carrier to China.

25	As at 31 December 2011.

Marketing and Sales

On 26 March 2010, Savannah and Sino Nickel Pty Ltd (a joint venture company owned 60% by Jinchuan Group Limited and 40% by Sino Mining International Limited) signed an Extended Concentrate Sales Agreement, a new 10 year concentrate off take agreement, which covers 100% of the concentrate from the Savannah Nickel Project for a further 10 years from April 2010.

The terms of the off take agreement are similar to the initial off take agreement signed in 2003, and are considered by Panoramic to be competitive in global terms.

Resources and Reserves summary

See section 1.4(h) below for details on Resources and Reserves.

Near Mine Exploration Activities

The near mine exploration at Savannah is focused on extending the current Resources within or near the existing underground workings. This includes exploring for extensions of the existing orebody at depth and satellite orebodies that could potentially provide incremental feed to the Savannah processing plant.

(c)	Lanfranchi Nickel Project

Overview

The Lanfranchi Nickel Project is located 42 kilometres south of Kambalda, Western Australia. Panoramic, through its wholly owned subsidiary Cherish Metals Pty Ltd, acquired a 75% interest in the project and the associated tenements from WMC Resources Ltd in June 2004. From November 2004 to May 2009, the project was held via a joint venture between wholly owned subsidiaries of Panoramic (75%) and Brilliant Mining Corp. (25%). In February 2009, Panoramic purchased Brilliant Mining Corp.’s 25% interest. Lanfranchi is now 100% owned by Panoramic through various subsidiaries.

Following the Lanfranchi acquisition in mid-2004, mining recommenced on the Helmut South orebody. Since recommencing operations in early 2005, Lanfranchi has produced 51,246 tonnes26 of contained nickel in ore (100% basis).

As at 30 June 2011, the Lanfranchi Nickel Project contains an estimated Ore Reserve of 2.2 million tonnes at 2.3% nickel for 51,300 tonnes of contained nickel. Based on its production schedule, Panoramic believes that these Reserves will support a mine life of six years (subject to economic conditions).

Mining Operations

Mining operations at the Lanfranchi Project are primarily focused on the Deacon orebody with supplementary ore being sourced from the Lanfranchi and Schmitz ore bodies. Mining is carried out via a combination of long-hole stoping and underhand cut and fill, which are conventional mechanised mining methods. Minor hand held air leg mining is also used, where required. The majority of the mining voids are backfilled with paste (tails and cement mix) which stabilises the mined out stopes and helps to maximise the extraction of the orebody.

Processing

The Lanfranchi Project delivers mined ore to the Kambalda Nickel Concentrator where a tolling fee is charged for processing. The Kambalda concentrator is owned and operated by Nickel West which is a wholly owned subsidiary of BHP Billiton Limited.

26	As at 31 December 2011.

Work Force

The workforce at Lanfranchi totals approximately 240 as at January 2012 and consists of a mix of employees and contractors. Workers are accommodated on site at the accommodation village which was completed in October 2011. The workforce is mainly fly in, fly out from Perth and some residential from Kalgoorlie and Kambalda.

Utilities

Power and water at the Lanfranchi Project is purchased from Nickel West and is supplied under a power supply agreement and water supply agreement.

Transport and Logistics

The ore from Lanfranchi is transported via a contractor supplied road train and delivered to the Kambalda Nickel Concentrator.

Marketing and Sales

Nickel West is contracted to purchase up to 350,000 tonnes of ore per annum from Lanfranchi and process it through its Kambalda concentrator under a long term Ore Tolling and Concentrate Purchase Agreement. The contract expires in February 2019. Nickel West also has a first right of refusal to take additional ore above the 350,000 tonne level from Lanfranchi. On a yearly basis Panoramic seeks approval to deliver volumes above the contracted maximum of 350,000 tonnes. Panoramic currently has approval to deliver up to 470,000 tonnes of ore for the year ending 30 June 2012.

Resources and Reserves summary

See section 1.4(h) below for details on Resources and Reserves.

Near Mine Exploration Activities

Near mine exploration at Lanfranchi is focused on extending the current Resources via testing for extensions within known channels. Additionally exploration is also targeting the discovery of new channels that could be prospective for mineralisation.

(d)	Copernicus Nickel Project

Overview

The Copernicus Nickel Project is a small open pit mining operation located 40 kilometres south of the Savannah Nickel Project. The project is held via a joint venture between Panoramic’s wholly owned subsidiary SMY Copernicus Pty Ltd (60%) and Thundelarra Exploration Limited (40%).

Current status

Since November 2008 the project has been on care and maintenance. Prior to this, the project produced 105 tonnes of contained nickel which was sold to the Jinchuan Group.

The open pit is fully developed with ore exposed in the floor of the pit. The recommencement of mining at the project requires the approval of the joint venture partners. In the opinion of Panoramic, sustained nickel prices above ~ A$10/lb are needed to warrant recommencement of production.

Resources and Reserves summary

See section 1.4(h) below for details on Resources and Reserves.

Exploration

As the project is currently on care and maintenance no exploration activities are currently taking place at Copernicus

(e)	Gidgee Gold Project

Overview

The Gidgee Gold Project is an advanced gold exploration project located in the northern gold fields of Western Australia, situated approximately 130 kilometres west of Wiluna in the Murchison region of Western Australia. Panoramic acquired the project in February 2011 from Apex Minerals Limited through its wholly owned subsidiary, Panoramic Gold Pty Ltd. At the time of acquisition Gidgee had existing Mineral Resources of 310,000 ounces of gold.

Gidgee last produced gold in 2005 from a combination of open pits and underground operations. The Gidgee project area covers approximately 90 kilometres of strike length of the Gum Creek Greenstone belt. Prior to ceasing production in 2005, Gidgee produced approximately 1.04 million ounces of gold. Historically, the ore has had an average grade of 3.9 grams of gold per tonne. Gidgee has existing infrastructure already in place inclusive, of though not limited, to:

•	accommodation camp, mess and ablution blocks;

•	site power provided by diesel generator;

•	a recently recommissioned airstrip allowing direct access to the site;

•	processing plant with a nominal through put rate of 600,000 tonnes per year (not operated since 2005);

•	site offices, workshops and storage facilities.

Current status

Since acquiring the project Panoramic has commenced a process of ongoing data validation and review. This process highlighted a number of target areas that have warranted further follow-up. Technical work programs completed since acquisition include:

•	remapping of existing open pits and surface outcrop to the north of the project;

•	geophysical (gravity) surveys and the reprocessing of existing electromagnetic data;

•	follow up air core and reverse circulation drilling (44,700 air core metres and 7,800 reverse circulation meters).

To help understand the projects economics the following desktop studies have been completed or are currently in process:

•	capital requirements to refurbish the mill;

•	indicative open pit contractor mining costs;

•	indicative pit optimisations at a range of A$ gold prices.

Resources and Reserves summary

Gidgee does not have any Reserves defined. See section 1.4(h) below for details on Gidgee’s Resources.

Exploration

Exploration activities currently being carried out are designed to build on work undertaken by prior owners of Gidgee (as well as Panoramic). The activities include infill drilling around existing Resources with the aim of confirming and extending known mineralisation down dip and along strike. Additional regional exploration is also being carried out focussing on potential new green field discoveries.

(f)	Nickel exploration projects

In addition to the near-mine exploration projects at Savannah and Lanfranchi described in sections headed “Near Mine Exploration Activities” in sections 1.4(b) and 1.4(c) above, Panoramic has two other nickel exploration projects, briefly described below.

East Kimberley Joint Venture

Panoramic, through its wholly owned subsidiary Pindan Exploration Company Pty Ltd, is a party to an exploration joint venture with Thundelarra Exploration Limited known as the “East Kimberley Joint Venture”.

By sole contributing A$3 million in exploration expenditure, Panoramic earned a 61% interest in the relevant tenements. The project area covers approximately 1,500 square kilometres in the vicinity of the Savannah Nickel Project.

The East Kimberley Joint Venture is primarily focused on the discovery of nickel, and copper Resources that could potentially be treated at the Savannah Nickel Project.

Cowan Nickel Project

Panoramic, through its wholly owned subsidiary Pindan Exploration Company Pty Ltd, is 100% holder nickel rights in two project areas located in the Eastern Goldfields region of Western Australia. Panoramic has carried a number of geophysical studies and drill tested a number of anomalies. A detailed review of results to date has identified a number of new targets and indicated that some existing anomalies require further follow by up drill testing.

(g)	Finland Joint Ventures and Norway Joint Ventures

On 15 July 2010, Panoramic entered into a strategic alliance agreement with Drake Resources Limited to focus on potential copper and zinc exploration joint ventures in a defined area of Finland. With effect from 1 November 2010, the strategic alliance agreement was extended to cover additional areas in Norway.

As at the date of this Bidder’s Statement, Panoramic through its wholly owned subsidiary Pindan (Finland) Exploration Oy, and Drake Resources Limited have entered into five joint ventures (Kangisjarvi and Savia in Finland, and Lokken, Nordgruva and Sulitjelma in Norway). Each joint venture permits Panoramic to earn a 70% interest in the project upon sole funding A$800,000 in exploration expenditure. Drake Resources Limited can participate in the projects at 30% or 10% or, if its interest reduces below 10%, it can elect to take a net smelter return royalty. As at the date of this Bidder’s Statement, Panoramic has earned its interest in the Savia JV, and continues to earn in on the other four joint ventures.

(h)	Resources and Reserves

Panoramic Group’s Nickel Resources as at 30 June 2011 are set out in the table below.

Notes to the above table:

•	Savannah Resource cut-off grades at 0.50% Ni.
•	Lanfranchi Resource cut-off grades at 1.00% Ni.
•	Cruickshank resource (at Lanfranchi) cut-off grade at 0.50% Ni.
•	All Resources are inclusive of Reserves.
•	Individual project Resources are stated on an equity basis.
•	See section 1.10 for competent person’s statement.
•	Totals may not add due to rounding.

Panoramic Group’s Nickel Reserves as at 30 June 2011 are set out in the table below.

Notes to the above table:

•	Savannah Reserve cut-off grade is 0.84% Ni.
•	Copernicus Reserve cut-off grade is 0.50% Ni.
•	Lanfranchi cut-off grade is 1.00% Ni except for the Deacon long hole stopes which is 0.80% Ni.
•	Individual project Resources and Reserves are stated on an equity basis.
•	See section 1.10 for competent person’s statement.
•	Totals may not add due to rounding.

Panoramic Group’s Gold Resources as at 30 June 2011 are set out in the table below.

Notes to the above table:

•	Premium/Cascade UG Resources estimated at a 4.5g/t Au lower cut-off.
•	Other UG Resources estimated at a 3 g/t Au lower cut-off.
•	Open Pits Resources estimated at a 1.3 g/t Au lower cut off.
•	See section 1.10 for competent person’s statement.
•	Totals may not add due to rounding.

(i)	Other investments

In addition to the shares it holds in Magma, Panoramic has three other investments in listed mining and exploration companies, namely:

Hot Chili Limited (HCH)(Panoramic 5.76%27)

HCH is an exploration company focused on exploring for copper in Chile. It has a number of early stage exploration projects, the most advanced of these being the Productora project which has recently released a maiden JORC compliant Resource. See HCH’s website at www.hotchili.net.au for further details.

Liontown Resources Limited (LTR) (Panoramic 1.04%28)

LTR is an exploration company, focused on gold projects in North Queensland and Tanzania. See LTR’s website at www.ltresources.com.au for further details.

Thundelarra Exploration Limited (THX) (Panoramic 1.39%29)

THX is an exploration company with a variety of copper and nickel exploration projects in Western Australia and uranium exploration projects in the Northern Territory. THX also holds a 40% joint venture interest in the Copernicus Nickel Project and a 39% interest in the East Kimberley Joint Venture. See THX’s website for further details, www.thundelarra.com.au and sections 1.4(d) and 1.4(f) of this Bidder’s Statement for further details.

1.5	HEDGING

The Panoramic Group has an active policy of limiting the exposure to nickel price risk and currency risk through limited hedging, namely:

•

for nickel price risk of both Savannah and Lanfranchi, by hedging no more than 80% (2010: 80%) of the payable nickel forecast to be produced in any month, over a rolling two year period. Any hedging is via a combination of nickel forward sales contracts and nickel put and call options, with the percentage of the combined nickel forward sales contracts and written nickel call options to be no more than 40% (2010: 40%) of the payable nickel forecast to be produced in any month over the same rolling two year period;

•

for currency risk, sufficient foreign exchange currency hedging on a month to month basis, via a combination of currency forward contracts and currency put and call options, to match the net US dollar proceeds from nickel hedging using nickel forward sales contracts;

27	As at the date of this Bidder’s Statement.
28	As at the date of this Bidder’s Statement.
29	As at the date of this Bidder’s Statement.

•	none of the existing nickel forward sale contracts that have been entered into by the Panoramic Group are subject to margin calls. As at 31 December 2011, the Panoramic Group had sold forward:

•

1,350 tonnes of nickel at an average weighted nickel price of US$11.55 per pound for delivery between January 2012 and June 2012, which represents approximately 23% of forecast payable nickel production;[30] and

•	675 tonnes of nickel at an average weighted nickel price of US$12.00 per pound for delivery between July 2012 and June 2013, which represents approximately 6% of forecast payable nickel production.[31]

As at 31 December 2011, except for a net favourable “in the money” position on open US dollar denominated foreign exchange bought put and sold call options that expire between January 2012 and June 2012,32 the Panoramic Group had no outstanding committed US dollar denominated forward currency hedging contracts.

1.6	HISTORICAL FINANCIAL PERFORMANCE

The historical financial information below relates to Panoramic and does not reflect any impact of the Offer. It is an extract only and the full financial accounts for Panoramic for the financial period described below, which includes notes to the accounts, can be found in Panoramic’s Annual Reports for the periods ending 30 June 2009, 30 June 2010 and 30 June 2011. Copies of those annual reports are available at www.panoramicresources.com).

(a)	Statement of financial position

The statement of financial position of Panoramic set out below has been extracted from the audited financial statements of Panoramic for the financial years ending 30 June 2009, 30 June 2010 and 30 June 2011, being the last three audited financial statements prior to the date of this Bidder’s Statement.

Panoramic’s consolidated statement of financial position as at 30 June
	2011 A$’000	2010 A$’000	2009 A$’000
Assets
Current Assets
Cash and cash equivalents	91,853	137,380	67,280
Trade and other receivables	34,530	20,942	28,652
Inventories	12,322	12,286	14,811
Derivative financial instruments	6,997	3,769	42,516
Other current assets	2,314	3,222	3,578
Total Current Assets	148,016	177,599	156,837
Non-Current Assets
Available-for-sale financial assets[33]	6,621	9,229	481
Property, plant & equipment	65,964	51,979	58,957
Development properties	96,833	85,933	61,711
Exploration and evaluation	14,319	14,267	18,704
Mine properties	73,923	68,555	79,033
Derivative financial instruments	2,720	6,858	2,529
Other non-current assets	314	2,399	2,054

30	Based on Panoramic’s unaudited “Quarterly Report for the period 31 December 2011” as announced to ASX on 31 January 2012.

31	Based on Panoramic’s unaudited “Quarterly Report for the period 31 December 2011” as announced to ASX on 31 January 2012.

32	Based on Panoramic’s unaudited “Quarterly Report for the period 31 December 2011” as announced to ASX on 31 January 2012.

33	Comprising various investments in listed companies.

Panoramic’s consolidated statement of financial position as at 30 June
	2011 A$’000	2010 A$’000	2009 A$’000
Total Non-Current Assets	260,694	239,220	223,469
Total Assets	408,710	416,819	380,306
Liabilities
Current Liabilities
Trade and other payables	23,956	23,914	30,849
Borrowings	834	3,295	4,329
Derivative financial instruments	417	11,189	1,438
Provisions	6,378	8,270	-
Current tax liabilities	-	18,496	-
Total current liabilities	31,585	65,164	36,616
Non-current liabilities
Borrowings	589	1,422	2,249
Provisions	29,018	23,331	9,960
Derivative financial instruments	-	106	-
Deferred tax liabilities	44,382	35,672	45,207
Total Non-Current Liabilities	73,989	60,531	57,416
Total Liabilities	105,574	125,695	94,032
Net Assets	303,136	291,124	286,274
Equity
Contributed Equity	104,675	101,953	101,348
Reserves	52,846	44,203	71,574
Retained Earnings	145,615	144,968	113,352
Total Equity	303,136	291,124	286,274

(b)	Statement of income for the years ending 30 June 2009 - 2011

The historical statements of income of Panoramic set out below have been extracted from the audited financial statements of Panoramic for the financial years ending 30 June 2009, 30 June 2010 and 30 June 2011, being the last three audited financial statements prior to the date of this Bidder’s Statement.

Panoramic’s consolidated statement of income for the financial year ending 30 June
	2011 A$’000	2010 A$’000	2009 A$’000
Revenue	249,582	287,806	228,747
Other income	4,465	147	1,167
Cost of sales	(195,104)	(191,574)	(172,176)
Exploration and evaluation expenditure	(6,303)	(7,113)	(7,606)
Finance costs	(1,424)	(762)	(772)
Mark to market of derivatives	(779)	(5,859)	(5,954)
Impairment of assets	-	-	(26,285)
Reversal of impairment of assets	-	7,221	-

Panoramic’s consolidated statement of income for the financial year ending 30 June
	2011 A$’000	2010 A$’000	2009 A$’000
Impairment of available-for-sale financial assets	(5,536)	-	-
Other expenses	(14,118)	(11,563)	(11,726)
Profit before income tax	30,783	78,303	5,393
Income tax expense	(8,491)	(22,108)	215
Profit after tax	22,292	56,195	5,610

(c)	Management comments on historical results

Operations

Lower production from both the Lanfranchi and Savannah projects resulted in approximately 3% less contained nickel being produced on a group basis in FY2011 (17,027 tonnes) than in FY2010 (17,458 tonnes), on an equity basis.

Revenue

Revenue for FY2011 fell by 13% to approximately A$249.6 million due to lower production, downward final nickel quotational period (QP) price adjustments for Lanfranchi ore deliveries made in April, May and June 2010 that were required to be accounted for in FY2011, and approximately A$13 million of realised losses on nickel production that was hedged by forward nickel commodity financial derivatives denominated in United States dollars. These low priced commodity forward hedges (average of US$7.63/lb) were put in place in 2008/2009 coinciding with the period of economic uncertainty associated with the Global Financial Crisis.

Cost of sales

As a consequence of the strong mining sector in the West Australian economy, input costs such as labour, diesel fuel, cement and other consumables increased over FY2011.

Net profit

Net Profit after tax for FY2011 was A$22.3 million, bringing to seven years that Panoramic has generated a profit.34 The result was impacted by the A$13 million of realised hedging losses and a $5.5 million write down of the equity investment in Magma after an impairment assessment of the carrying value of the investment following the significant and sustained fall in the Magma share price in 2011.

The return on equity (ROE) was 22%, down from 55% in FY2010. ROE is calculated by dividing net profit after tax by the average of the current financial year closing contributed equity and the previous year closing contributed equity.

Total assets

Totals assets as at 30 June 2011 were down marginally from approximately A$417 million to A$409 million.

Total assets mainly comprise cash and trade receivables, property, plant and equipment, capitalised development and mine properties.

34

In its quarterly report for the period ending 31 December 2011, Panoramic announced that it anticipated a net after tax loss of A$3-4 million for the December 2011 half year (preliminary and unaudited).

Total liabilities

Total liabilities reduced 16% in FY2011 to approximately A$106 million due to commodity hedging valuation reduction of approximately A$11 million.

Total equity

Total equity increased in FY2011 by 4% due to increased earnings and an approximate A$9 million increase in total reserves due mainly to an increase in the cash flow hedging reserve.

(d)	Material changes in Panoramic’s financial net asset position since last published accounts

As at 31 December 2011, there had been no material changes in Panoramic’s financial net asset position since 30 June 2011.

1.7	CORPORATE GOVERNANCE

The Panoramic Board seeks, where appropriate, to provide accountability levels that meet or exceed the ASX Corporate Governance Council’s Principles for Good Corporate Governance and Best Practice Recommendations.

Details on Panoramic’s corporate governance procedures, policies and practices can be obtained from www.panoramicresources.com.

1.8	PUBLICLY AVAILABLE INFORMATION ABOUT PANORAMIC

Panoramic is a listed disclosing entity for the purposes of the Corporations Act and as such is subject to regular reporting and disclosure obligations. Specifically, as a listed company, Panoramic is subject to the ASX Listing Rules which require continuous disclosure of any information that Panoramic has concerning it that a reasonable person would expect to have a material effect on the price or value of its securities.

ASX maintains files containing publicly disclosed information about all listed companies. Panoramic’s file is available for inspection at ASX during normal business hours.

In addition, Panoramic is also required to lodge various documents with ASIC. Copies of documents lodged with ASIC by Panoramic may be obtained from, or inspected at, an ASIC office.

On request to Panoramic and free of charge, Magma Shareholders may obtain a copy of:

•	the annual financial report of Panoramic for the year ended 30 June 2011 (being the annual financial report most recently lodged with ASIC before lodgement of this Bidder’s Statement with ASIC);

•	any half-year financial report lodged with ASIC by Panoramic after the lodgement of the annual financial report referred to above and before lodgement of this Bidder’s Statement; and

•

any continuous disclosure notice given to ASX since the lodgement with ASIC of the 2011 annual financial report for Panoramic referred to above and before the lodgement of this Bidder’s Statement with ASIC.

A list of announcements made by Panoramic between 1 July 2011 and the date of this Bidder’s Statement appears in Appendix 3 to this Bidder’s Statement.

Requests for free copies of these documents may be made by contacting the Panoramic Offer Information Line on 1300 559 021 (toll free within Australia) or on +61 3 9946 4432 (normal charges apply) between 9.00 am and 5.00 pm (Sydney Time) Monday to Friday.

Further information is available in electronic form from www.panoramicresources.com.

1.9	ANNOUNCEMENT BY PANORAMIC IN RELATION TO THE OFFER

On 3 February 2012, Panoramic made a public announcement to ASX in relation to the Offer. A copy of that announcement is contained in Annexure A to this Bidder’s Statement.

1.10	COMPETENT PERSON’S STATEMENT

Reserves

Information in this section 1 and elsewhere in this Bidder’s Statement relating to Panoramic’s Ore Reserves has been completed by or reviewed by Jonathon Bayley (MAusIMM) for the Lanfranchi and Copernicus Projects and Lilong Chen (MAusIMM) for the Savannah Project. Mr Bayley and Mr Chen are full-time employees of Panoramic and have sufficient experience that is relevant to the style of mineralisation and type of deposit under consideration and to the activity which they are undertaking to qualify as a Competent Person as defined in the 2004 Edition of the Australasian Code for Reporting of Exploration Results, Mineral Resources and Ore Reserves. Mr Bayley and Mr Chen are also each a Qualified Person for purposes of Canadian National Instrument 43-101 (NI 43-101). Mr Bayley and Mr Chen each consent to the inclusion in this Bidder’s Statement of the matters based on their information in the form and context in which it appears, and approve such disclosures.

Resources

The information in this section 1 and elsewhere in this Bidder’s Statement relating to Panoramic’s Mineral Resources is based on information reviewed by John Hicks for Savannah, Lanfranchi, Copernicus and Gidgee. Mr Hicks is a member of the Australasian Institute of Mining and Metallurgy (AusIMM) and is a full-time employee of Panoramic. Mr Hicks has sufficient experience that is relevant to the style of mineralisation and type of deposit under consideration and to the activity which each person is undertaking to qualify as a Competent Person as defined in the 2004 Edition of the Australasian Code for Reporting of Exploration Results, Mineral Resources and Ore Reserves. Mr Hicks is also a Qualified Person for purposes of Canadian National Instrument 43-101 (NI 43-101). Mr Hicks consents to the inclusion in this Bidder’s Statement of the matters based on the information in the form and context in which it appears, and approves such disclosures.

2	INFORMATION ABOUT PANORAMIC SECURITIES

2.1	PANORAMIC SECURITIES

As at the date of this Bidder’s Statement, Panoramic’s issued and granted securities consisted of:

•	207,050,710 Panoramic Shares;

•	3,000,000 Panoramic Options; and

•	5,390,000 Performance Rights.

2.2	RECENT TRADING OF PANORAMIC SHARES

The latest recorded sale price of Panoramic Shares on ASX before the Announcement Date was A$1.27 as at the close of trading on ASX on 2 February 2012.

The 1 Month VWAP of Panoramic Shares on ASX before the Announcement Date was A$1.26.

The 2 Month VWAP of Panoramic Shares on ASX before the Announcement Date was A$1.29.

The 3 Month VWAP of Panoramic Shares on ASX before the Announcement Date was A$1.33.

The highest recorded sale price of Panoramic Shares on ASX before the date on which this Bidder’s Statement was lodged with ASIC and after the Announcement Date was A$1.35.

The chart set out below shows the volume and last sale price of Panoramic Shares on ASX in the 12 months prior to the Announcement Date.

As permitted by ASIC Class Order 07/429, this figure contains ASX share price trading information sourced from IRESS without its consent.

2.3	DIVIDEND HISTORY

Set out below is a chart showing the dividends declared and paid by Panoramic since September 2007, all of which have been fully franked.35

Following the Offer, Panoramic will consider whether to pay dividends as appropriate having regard to its financial position, future capital requirements and other relevant factors.

Holders of New Panoramic Shares will not be entitled to the Next Dividend.

2.4	RIGHTS AND LIABILITIES ATTACHING TO NEW PANORAMIC SHARES

(a)	Introduction

The rights and liabilities attaching to the New Panoramic Shares which will be issued as consideration under the Offer are set out in Panoramic’s Constitution and, in certain circumstances, are also regulated by the Corporations Act, ASX Listing Rules and general law.

A summary of the main rights and liabilities attaching to Panoramic Shares is set out below. This summary does not purport to be exhaustive or to constitute a definitive statement of the rights and liabilities attaching to the New Panoramic Shares. Such rights and liabilities involve complex questions of law arising from the interaction of the constitution and statutory and common laws requirements. Magma Shareholders should seek their own advice when trying to establish their rights in specific circumstances.

The rights and liabilities attaching to currently issued Panoramic Shares and the New Panoramic Shares will be the same. The New Panoramic Shares will not carry any right to the Next Dividend. ~~It is anticipated that b~~By the time the New Panoramic Shares are issued, the record date for the Next Dividend will have passed.

(b)	The constitution of Panoramic

Under section 140(1) of the Corporations Act, the constitution of Panoramic has effect as a contract between Panoramic and each member and between a member of Panoramic and each other member. Accordingly, if you accept the Offer and receive New Panoramic Shares as consideration, you will become contractually bound to comply with the constitution of Panoramic. However, since the New Panoramic Shares that will be provided as consideration under the Offer will be issued as fully paid, ordinary shares, no monetary liability attaches to them.

35

The chart shows the dividend that was declared in respect to the relevant financial year. For example, the final dividend with respect to the 2011 year of AUD 2.00 cents per share is included in the FY2011 total results as it related to the earning derived in the 2011 financial year, despite payment of the dividend occurring in FY2012.

(c)	Meetings of Panoramic Shareholders and voting rights

Subject to the provisions of the constitution of Panoramic, a Panoramic Shareholder is entitled to receive notice of, and to attend and vote at every meeting of Panoramic Shareholders.

At a general meeting, every person present who is a Panoramic Shareholder or a proxy, attorney or representative of a Panoramic shareholder has one vote on a show of hands and one vote on a poll for each fully paid share held (with adjusted voting rights for partly paid shares). Voting at any general meeting of Panoramic Shareholders is by a show of hands unless a poll is demanded by at least 5 Panoramic Shareholders entitled to vote on the resolution, or Panoramic shareholders entitled to cast at least 5% of the votes that may be cast on the resolution on a poll, or the chairman.

(d)	Dividends

Subject to the Corporations Act, Panoramic’s constitution and the rights of any person entitled to shares with special rights to dividends (of whom there are presently none), the Panoramic Board may from time to time determine that a dividend is payable to Panoramic shareholders. The New Panoramic Shares will not be entitled to the Next Dividend. Otherwise, each Panoramic Share and New Panoramic Share has the same dividend rights, subject to any special rights, arrangements or restrictions attached to the shares. ~~It is anticipated that b~~By the time the New Panoramic Shares are issued, the record date for the Next Dividend will have passed.

(e)	Winding up

If Panoramic is wound up, the liquidator may, with the sanction of a special resolution, divide the assets of Panoramic among the members of Panoramic in kind.

(f)	Transfer of shares

Holders of New Panoramic Shares may transfer New Panoramic Shares by a written transfer in the required form or by a proper transfer effected in accordance with the ASX Settlement Operating Rules and ASX requirements. All transfers must comply with Panoramic’s Constitution, the ASX Listing Rules, the ASX Settlement Operating Rules and the Corporations Act. The directors may refuse to register a transfer of shares in circumstances permitted by the ASX Listing Rules or the ASX Settlement Operating Rules. The directors must refuse to register a transfer of shares if required to do so by the ASX Listing Rules or the ASX Settlement Operating Rules.

(g)	Alteration of capital

Subject to sections 246C and 246D of the Corporations Act, a variation or cancellation of rights attached to Panoramic Shares is allowed with the written consent of either the holders of a 75% majority of the issued shares of the affected class, or the sanction of a special resolution passed at a meeting of the holders of the issued shares of the affected class. In either case, the holders of not less than 10% of the votes in the class of shares whose rights have been varied or cancelled may apply to a court of competent jurisdiction to exercise its discretion to set aside such variation or cancellation.

At present, there is only one class of shares in Panoramic on issue (that is, the Panoramic Shares which are fully paid, ordinary shares).

(h)	Amendments

The constitution of Panoramic may be amended only by a special resolution passed by at least three quarters of the votes cast by Panoramic Shareholders entitled to vote on the resolution. At least 28 days written notice specifying the intention to propose the resolution must be given.

(i)	Unmarketable parcels

Once in any 12 month period, the Panoramic Board can give written notice to those shareholders who hold Panoramic Shares that have an aggregate market value less than a marketable parcel under the ASX Listing Rules (Unmarketable Parcel), stating that the Panoramic Board intend to sell the Unmarketable Parcel. The shareholder has 6 weeks after the notice is given (or lesser period where required by Panoramic’s constitution) at which time, unless the shareholder notifies Panoramic that their shares are not to be sold, Panoramic may sell the Unmarketable Parcel.

The power to sell lapses if a takeover is announced after the Panoramic Board gives notice and before they enter into an agreement to sell the shares.

The Panoramic Board are entitled to sell the Unmarketable Parcel on-market or in any other way they decide. Panoramic must within 60 days of completing the sale of the Unmarketable Parcel, send the proceeds of sale to the shareholder deducting from the proceeds the costs associated with the sale.

2.5	PANORAMIC OPTIONS

Panoramic has granted 3,000,000 Panoramic Options. The Panoramic Options are not listed and are not transferable. Each Panoramic Option entitles the holder to subscribe for one Panoramic Share at any time prior to 31 December 2012 at an exercise price of A$1.50. The Panoramic Options were granted to Brilliant Mining Corp. as part of the consideration paid by Panoramic to acquire Brilliant Mining Corp.’s 25% joint venture interest in the Lanfranchi Nickel Project.36

2.6	PERFORMANCE RIGHTS

On 3 September 2010, Panoramic Shareholders approved and adopted the 2010 Panoramic Resources Limited Employee Share Plan (2010 ES Plan).37

The Panoramic Board has discretion to grant Performance Rights under the 2010 ES Plan to eligible employees (or their nominees) who may include executive and non-executive directors. However, it is not presently intended that any non-executive director be invited to participate in the 2010 ES Plan. If any non-executive director was in the future invited to participate in the 2010 ES Plan, it would be necessary to obtain shareholder approval before any Performance Rights could be granted.

As at the date of this Bidder’s Statement, Panoramic has 5,390,000 Performance Rights outstanding under the 2010 ES Plan which have been granted to executives and senior employees of Panoramic (excluding all non-executive directors) as part of their overall remuneration package. The Performance Rights were granted for no consideration and are not transferable except with prior approval of the Panoramic Board. Holders of the Performance Rights will not be required to pay any consideration for Panoramic Shares issued to them on exercise of their Performance Rights.

The Performance Rights have two different performance periods and vesting dates and are subject to various vesting conditions, which include ranking Panoramic’s performance against a group of companies that are constituents of the S&P/ASX 300 Metals & Mining Index at the beginning of the relevant performance period.

For a detailed explanation of the terms and conditions applying to the Performance Rights, see Schedule 2 of Panoramic’s Notice of General Meeting lodged with ASX on 3 August 2010.

Performance Rights are granted at no cost and carry no dividend or voting rights.

36	See Panoramic’s ASX announcement dated 27 February 2009 entitled “Panoramic purchases Brilliant Mining’s 25% interest in the Lanfranchi Nickel Project”.

37	See Panoramic’s ASX announcement dated 6 September 2010 entitled “Results of General Meeting”.

2.7	SUBSTANTIAL HOLDERS OF PANORAMIC SHARES

As at the date of this Bidder’s Statement, based on the substantial shareholder notices lodged with Panoramic and ASX, the substantial holders of Panoramic are:

Substantial Shareholder	Disclosed voting power
M&G Investment Management	19.12%
Eley Griffiths Group	6.39%
AMP Limited	6.26%

Actual voting power may differ from that shown above as there is no obligation to publicly disclose changes in voting power of less than 1%.

3	INFORMATION ON THE MAGMA GROUP

3.1	DISCLAIMER

The information on the Magma Group in this section 3 and elsewhere in this Bidder’s Statement has been prepared by Panoramic using publicly available information, and has not been independently verified. Panoramic has not undertaken any formal due diligence in relation to Magma’s business and operations in connection with the Offer and may not be aware of all the material information, facts and circumstances relevant to Magma. Accordingly, Panoramic does not, subject to the Corporations Act, make any representation or warranty, express or implied, as to the accuracy or completeness of this information. The information on Magma in this Bidder’s Statement should not be considered comprehensive.

Further information relating to Magma may be included in Magma’s target statement which Magma must provide to Magma Shareholders in response to this Bidder’s Statement.

3.2	OVERVIEW OF THE MAGMA GROUP

Magma is an Australian mineral exploration company which was registered in Western Australia on 2 June 2005. Magma was listed on ASX on 2 June 2006 (ASX: MMW) and was listed on TSX on 12 November 2009 (TSX: MMW).

Magma is headquartered in West Perth, Western Australia and also maintains a regional office in Thunder Bay, Ontario in Canada.

As at 2 February 2012, Magma had a market capitalisation on ASX of approximately A$21.4 million. As at 31 December 2011, Magma reported net cash holdings of A$12.4 million.

3.3	STRUCTURE AND OWNERSHIP OF THE MAGMA GROUP

(a)	Structure

Magma has two wholly owned subsidiaries through which it conducts its operations:

•	Magma Gold Pty Ltd (ABN 80 138 095 842), incorporated in Australia; and

•	Magma Metals (Canada) Limited, incorporated in Canada.

(b)	Ownership

Based on Magma’s investor presentation dated 22 November 2011, it appears that Magma has a geographically diverse shareholder base.38

Panoramic is a substantial shareholder of Magma. For details of all substantial shareholders of Magma, see section 4.8 of this Bidder’s Statement.

3.4	PRINCIPAL ACTIVITIES OF THE MAGMA GROUP

Magma’s business focus is on the acquisition, exploration and development of properties which are prospective for precious and base metals, particularly platinum, palladium, gold, nickel and copper. Magma has interests in mining tenements located in Canada and Western Australia.

(a)	Thunder Bay North Project

Magma’s key asset is its platinum-palladium-copper-nickel deposit at the Thunder Bay North Project located in northwest Ontario, Canada. The exploration Project comprises 219 original, unpatented, mining claims (2,551 x 16 hectare claim units) covering an aggregate area of 40,816 hectares.

38	See Magma’s ASX announcement “AGM Presentation - 22 November, 2011” dated 22 November 2011.

Magma engaged an independent third party consultant to update a Mineral Resource estimate for the Project in September 2010 and conduct a Preliminary Economic Assessment (PEA) on the Project in February 2011. The PEA included all drilling up to 31 May 2010 and focused on three key aspects of the Project; mining strategy, metallurgy and process engineering, and environmental and permitting requirements.

Following receipt of the PEA, Magma has developed a two-part strategy to advance the Project. Firstly, ongoing exploration drilling is focusing on increasing the size of the underground Resource with the aim of including it in the mine plan. Secondly, further engineering studies are being undertaken to simplify the mineral process flow sheet and review underground mining methods with the aim of reducing the estimated capital and operating costs for the Project. The objective is to bring the outcomes from these two elements of the strategy together to enhance the economics and enable a re-evaluation of the Project.39

(b)	Western Australian exploration projects

Magma also has a number of nickel and gold exploration projects in Western Australia:

•

Griffins Find: Magma has an option to purchase a 100% interest in the Griffins Find property located in the Yilgarn Craton of Western Australia which expires in July 2014. The Griffins Find property contains a historical gold mine which produced approximately 55,000 ounces of gold. The property is mainly prospective for gold mineralisation and Magma is actively exploring it.

•

Lake Grace Project: Magma holds 100% of the Lake Grace Project which comprises a number of tenement applications covering an area of approximately 7,000 square kilometres. This project extends north and south of the Griffins Find property over a 180 kilometres strike length of the gneiss belt hosting the historically mined Griffins Find gold deposit.

•

Mt Jewell Project: Magma holds an 80% interest in part of this project, which is located in the Yilgarn Craton of Western Australia. Western Areas NL, an ASX and TSX-listed mining and exploration company, owns a 20% interest which is “free-carried” to a decision to mine. This part of the project is primarily prospective for nickel. The other part of the project, which is owned 100% by Magma, comprises two tenement applications prospective for gold.

•

Laverton & Roe Projects: Magma has a 100% interest in the nickel-copper-platinum group metals rights in the Laverton project. Magma recently granted Poseidon Nickel Limited a right to earn an initial 60% interest in the Laverton project. Magma holds a 100% interest in the Roe Project. Both the Laverton and Roe projects are located in the Yilgarn Craton of Western Australia.

•

East Kimberley Project: This project comprises two properties, Eastman and Laura River, and several exploration licence applications, which are located in the Kimberley region of Western Australia. Magma has 70% interests in both properties.

On 22 November 2011, Magma announced to ASX that it intends in the first half of 2012 (subject to market conditions) to spin-out its Griffins Find, Lake Grace, Laura River, Roe and Mt Jewell projects into a new gold focussed ASX-listed exploration company to be named Greenstone Metals Limited (Greenstone). Magma stated that its decision to spin out these assets to Greenstone is to allow Magma to focus its resources on progressing the Thunder Bay North Project towards development.40

3.5	DIRECTORS

As at the date of this Bidder’s Statement, the directors of Magma are:

•	Mr Max D.J Cozijn (B.Com, CPA, MAICD), Non-Executive Chairman

•	Mr Keith P Watkins (B.Sc (Hons), PhD, MAusIMM, FAIG), Managing Director & CEO

39	See Magma’s ASX announcement “TSX Annual Information Form” dated 14 September 2011.

40	See Magma’s ASX announcement “Magma to spin-out its West Australian Gold Projects” dated 22 November 2011.

•	Mr Terence B Burgess (B.Sc (Hons), PhD, FMAusIMM, FIMM, ACMA, CEng), Non-Executive Director

•	Mr Neil C Fearis (LL.B (Hons), FAICD, F Fin), Non-Executive Director

•	Mr David W Constable (B.Sc (Hons), MBA, ICD.D), Non-Executive Director

•	Mr Graeme Scott (FCCA), Company Secretary

3.6	PUBLICLY AVAILABLE INFORMATION ABOUT THE MAGMA GROUP

Magma is a listed disclosing entity for the purposes of the Corporations Act and as such is subject to regular reporting and disclosure obligations. Specifically, as a listed company, Magma is subject to the ASX Listing Rules which require continuous disclosure of any information Magma has concerning it that a reasonable person would expect to have a material effect on the price or value of its securities. Magma has similar continuous disclosure obligations under the rules of TSX.

Magma is also subject to continuous and timely disclosure obligations under applicable Canadian securities laws. However, Magma has publicly disclosed that it is a “designated foreign issuer” within the meaning of National Instrument 71-102 – Continuous Disclosure and Other Exemptions Related to Foreign Issuers of the Canadian Securities Administrators. As a result, Magma is generally permitted to satisfy its Canadian disclosure obligations by filing in Canada the announcements, documents and/or other disclosures made by it in Australia to ASX or ASIC. All such announcements, documents and/or other disclosures are required to be filed publicly by Magma at www.sedar.com.

In addition, Magma is required to lodge various documents with ASIC. Copies of documents lodged with ASIC by Magma may be obtained from or inspected at an ASIC office. A substantial amount of information about Magma, including its ASX and Canadian securities law filings are available in electronic form from its website www.magmametals.com.au and at www.sedar.com.

The most recent audited financial statements of Magma for the year ended 30 June 2011 were lodged with ASX on 19 October 2011.

Further information about Magma will be contained in its target statement.

3.7	RECENT ANNOUNCEMENTS TO ASX BY MAGMA

Since 30 June 2011, the following announcements have been made by Magma to ASX:

Date	Description
08/0~~8~~2/2012	Change in substantial holding
07/02/2012	Appointment of Advisers
03/02/2012	Takeover Offer by Panoramic Resources
03/02/2012	Panoramic Announces Proposal to Acquire Magma
30/01/2012	December 11 Quarterly Activities and Cashflow Report
06/01/2012	Appendix 3B
29/11/2011	First Nations Comms Protocol Signed For Thunder Bay North
23/11/2011	Results of Annual General Meeting 22 November, 2011
22/11/2011	AGM Presentation - 22 November, 2011
22/11/2011	Chairman’s Address - AGM 22 November, 2011
22/11/2011	Magma to Spin-Out its West Australian Gold Projects
09/11/2011	Interim Financial Statements and MD and A Qtr 30 Sep 2011
03/11/2011	Change Of Registered Office
01/11/2011	Appendix 3B and Appendix 3Y x 2
27/10/2011	September Quarter Activities and Cashflow Report
26/10/2011	Magma enters Joint Venture on Greenwich Lake Property
19/10/2011	Notice of Annual General Meeting / Proxy Form
19/10/2011	Annual Report 2011 to Shareholders
06/10/2011	Section 708A Notice and Appendix 3B
06/10/2011	Magma exercises Beaver Lake Option
05/10/2011	Lake Grace ground position extended
29/09/2011	Major Step-Out Drilling Program Commences at TBN
28/09/2011	Magma Farms Out its Laverton Nickel Project
28/09/2011	POS: Poseidon Acquires New Tenement Rights
14/09/2011	TSX Management’s Discussion and Analysis 30 June 2011
14/09/2011	TSX Annual Information Form

14/09/2011	Annual Report 2011
05/09/2011	Appendix 3B
30/08/2011	Summer Drilling Extends Mineralization at TBN by 450m
01/08/2011	Diggers and Dealers Investor Update - August 2011
26/07/2011	June Quarter Activities And Cashflow Report
18/07/2011	Major Ground Position staked around Griffins Find
18/07/2011	Ceasing to be a substantial holder
08/07/2011	Change in substantial holding
08/07/2011	Summer Drilling Extends TBN Mineralization
01/07/2011	Appendix 3Z - Ralph Porter
01/07/2011	Appendix 3B

3.8	RECENT CANADIAN LAW FILINGS AT SEDAR.COM BY MAGMA

Since 30 June 2011, the following announcements have been made by Magma to TSX:

Date	Description
February 3, 2012	Unsolicited proposed takeover offer by Panoramic Resources
January 30, 2012	Quarterly Report for the period ended December 31 2011
December 22, 2011	Encouraging Results from Step-Out Drilling at TBN
November 29, 2011	First Nations Communications Protocol Signed For Thunder Bay North
November 22, 2011	Results of Annual General Meeting – 22 November 2011
November 22, 2011	Magma to Spin-Out Its West Australian Gold Projects
November 9, 2011	Management’s Discussion & Analysis for the Quarter Ended September 20, 2011
November 9, 2011	Unaudited Financial Statements for the Period Ended 30 September 2011
November 3, 2011	Change of Registered Office Address and Contact
October 27, 2011	Quarterly Report for the Period Ended September 30, 2011
October 26, 2011	Magma Enters Joint Venture on Greenwich Lake Property
October 21, 2011	Form of Proxy
October 21, 2011	Voting Instruction Form
October 21, 2011	Notice of Annual General Meeting of Shareholders
October 19, 2011	Annual Report 2011
October 6, 2011	Magma Exercises Beaver Lake Option
October 5, 2011	Lake Grace Ground Position Extended
September 29, 2011	Major Step-Out Drilling Program Commences at Thunder Bay North
September 28, 2011	Magma Farms Out Its Laverton Nickel Project
September 19, 2011	Notice of meeting to Canadian authorities
September 14, 2011	Annual Information Form for the Fiscal Year Ended June 30, 2011
September 14, 2011	Management’s Discussion & Analysis for the Fiscal Year Ended June 30, 2011
September 14, 2011	7th Annual Report
September 14, 2011	ON Form 13-502F3B (Class 3B Reporting Issuers – Participation Fee)
August 29, 2011	Summer Drilling Extends Mineralization at Thunder Bay North by 450 Metres
July 26, 2011	Quarterly Report for the Period Ended June 30, 2011
July 18, 2011	Major Ground Position Staked Around the Griffins Find Gold Project
July 7, 2011	Summer Drilling Program Extends Thunder Bay North Mineralization

See http://tmx.quotemedia.com (TSX:MMW) and www.sedar.com for more information.

4	INFORMATION ON MAGMA’S SECURITIES

4.1	MAGMA’S ISSUED SECURITIES

According to documents provided by Magma to ASX, as of 6 January 2011 Magma’s issued securities consisted of:

(a)	267,380,923 Magma Shares; and

(b)	13,705,000 Magma Options.

Magma Shares are quoted on ASX and TSX. Magma Options are unlisted and therefore cannot be traded on ASX or TSX.

4.2	MAGMA OPTIONS

According to documents provided by Magma to ASX, Magma Options have been granted to certain directors and executives of Magma as part of their remuneration. So far as is known to Panoramic, the number, expiry date and exercise price of Magma Options on issue as at the date of this Bidder’s Statement are as follows:

Number of Magma Options	Expiry date	Exercise price
75,000	1/09/2012	AUD 75c
100,000	1/09/2013	AUD $1.00
300,000	1/05/2012	AUD 0.75c
500,000	1/05/2013	AUD $1.00
1,000,000	31/07/2012	AUD 50c
2,050,000	31/10/2012	AUD 83c
300,000	5/01/2013	AUD 40c
450,000	5/01/2014	AUD 55c
75,000	5/04/2012	AUD 50c
75,000	5/04/2013	AUD 75c
100,000	5/04/2014	AUD $1.00
6,250,000	26/11/2014	AUD $1.02
580,000	1/12/2012	AUD 85c
250,000	1/12/2013	AUD $1.00
250,000	1/12/2014	AUD $1.35
75,000	1/06/2013	CAD 60c
75,000	1/06/2014	CAD 70c
100,000	1/06/2015	CAD 95c
75,000	1/10/2013	CAD 85c
75,000	1/10/2014	CAD $1.00
100,000	1/10/2015	CAD $1.30
50,000	5/11/2012	CAD 78c
50,000	5/11/2013	CAD 90c
500,000	1/12/2015	CAD 78c
125,000	31/12/2012	CAD 73c
125,000	30/06/2013	CAD 73c

None of the Magma Options are quoted on ASX or TSX.

4.3	PANORAMIC’S INTERESTS IN MAGMA SECURITIES

As at the date of this Bidder’s Statement:

•	Panoramic’s voting power in Magma was 9.34%; and

•	Panoramic had a relevant interest in 24,971,074 Magma Shares.

As at the date of the Offer:

•	Panoramic’s voting power in Magma was [—]%; and

•	Panoramic had a relevant interest in 24,971,074 Magma Shares.

4.4	DEALINGS IN MAGMA SHARES

(a)	Previous four months

Neither Panoramic nor any associate of Panoramic has provided, or agreed to provide, consideration for Magma Shares under any purchase or agreement during the period beginning 4 months before the date of this Bidder’s Statement ending on the day immediately before the date of this Bidder’s Statement.

(b)	Period before Offer

Neither Panoramic nor any associate of Panoramic has provided, or agreed to provide, consideration for Magma Shares under any purchase or agreement during the period starting on the date of this Bidder’s Statement and ending on the date immediately before the date of the Offer.

4.5	TRADING OF MAGMA SHARES

The latest recorded sale price of Magma Shares on ASX before the Announcement Date was AUD 8.00 cents as at the close of trading on ASX on 2 February 2012.

The 1 Month VWAP of Magma Shares on ASX before the Announcement Date was AUD 7.95 cents.

The 2 Month VWAP of Magma Shares on ASX before the Announcement Date was AUD 8.23 cents.

The 3 Month VWAP of Magma Shares on ASX before the Announcement Date was AUD 8.77 cents.

The highest recorded sale price of Magma Shares on ASX before the date on which this Bidder’s Statement was lodged with ASIC and after the Announcement Date was AUD 15.5 cents.

The chart set out below shows the volume and last sale price of Magma Shares on ASX in the 12 months prior to the Announcement Date.

As permitted by ASIC Class Order 07/429, this figure contains ASX share price trading information sourced from IRESS without its consent.

4.6	EFFECT OF OFFER ON MAGMA OPTIONS

The Offer does not extend to Magma Options.

However, the Offer does extend to Magma Shares that are issued on the exercise of Magma Options during the period from the Register Date to the end of the Offer Period.

If Panoramic and its associates have relevant interests in at least 90% of the Magma Shares during, or at the end of the Offer Period, Panoramic will, if it is able to do so, give a notice of compulsory acquisition to all outstanding Magma Shareholders, even if the Magma Shares to which those notices relate are issued:

•	after the Offer closes but before the notices are given (pursuant to section 661A(4)(b) of the Corporations Act); or

•	on exercise of Magma Options, up to 6 weeks after the notices are given (pursuant to section 661A(4)(c) of the Corporations Act).

4.7	NO PRE-OFFER BENEFITS

(a)	Previous four months

During the period beginning 4 months before the date of this Bidder’s Statement and ending on the day immediately before the date of this Bidder’s Statement, neither Panoramic nor any of its associates gave, or offered to give, or agreed to give a benefit to another person which was likely to induce the other person, or an associate of the other person, to:

•	accept the Offer; or

•	dispose of Magma Shares,

and which is not offered to all holders of Magma Shareholders under the Offer.

(b)	Period before Offer

During the period starting on the date of this Bidder’s Statement and ending on the date immediately before the date of the Offer, neither Panoramic nor any of its associates gave, or offered to give, or agreed to give a benefit to another person which was likely to induce the other person, or an associate of the other person, to:

•	accept the Offer; or

•	dispose of Magma Shares,

and which is not offered to all holders of Magma Shareholders under the Offer.

4.8	SUBSTANTIAL HOLDERS OF MAGMA SHARES

Based on material lodged with ASX as at the date of this Bidder’s Statement, each of the following persons had disclosed the following substantial shareholdings in the issued ordinary share capital of Magma:

Name of Magma Substantial Shareholder[41]	Disclosed voting power
Anglo Pacific Group plc	14.37%
Panoramic Resources Limited	9.34%
Anglo American Plc	8.23%
Pala Investments AG	7.19%

Actual voting power may differ from that shown above as there is no obligation to publicly disclose changes in voting power of less than 1%.

41

Lujeta Pty Ltd (ACN 001 930 865) (Lujeta) lodged a substantial shareholder notice on 21 May 2008 indicating a 5.1% voting power in Magma. In Magma’s annual report for the year ended 30 June 2011, Lujeta is stated as having a 3.59% interest in Magma, despite no ASIC Form 605 “Notice of ceasing to be a substantial shareholder” being lodged as required under s671B of the Corporations Act. Aberdeen International Inc (a Canadian company) lodged a substantial shareholder notice on 15 May 2008 indicating a 5.79% voting power in Magma. No Form 605 (ceasing to be a substantial shareholder) has been subsequently lodged.

5	PANORAMIC’S INTENTIONS

5.1	INTRODUCTION

This section sets out Panoramic’s intentions in relation to the following:

•	the continuation of the business of Magma;

•	any major changes to be made to the business of Magma, including any redeployment of the fixed assets of Magma; and

•	the future employment of the present employees of Magma.

Those intentions have been formed on the basis of the facts and information regarding Magma, and the general business environment, which are known to Panoramic at the time of preparation of this Bidder’s Statement. The articulation and formulation of Panoramic’s intentions are necessarily limited by virtue of the fact that it has only had access to publicly available information about Magma and its assets. As such Panoramic does not have access to all material information that is necessary to assess the implications of its current intentions. Final decisions on these matters have not been made and will only be reached in the light of all material facts and circumstances at the relevant time, including once Panoramic has had an opportunity to conduct a review of Magma’s operations and assets as referred to below. Accordingly, the statements set out in this section are statements of current intentions only which may vary as new information becomes available or circumstances change.

5.2	INTENTIONS UPON ACQUIRING 90% OR MORE OF MAGMA SHARES

This section sets out Panoramic’s intentions if during, or at the end of, the Offer Period, Panoramic and its associates have a relevant interest in 90% or more of the Magma Shares and Panoramic becomes entitled to proceed to compulsory acquisition of the outstanding Magma Shares in accordance with Part 6A.1 of the Corporations Act.

In that circumstance, Panoramic’s current intentions are as follows:

(a)	Compulsory acquisition of Magma Shares

To proceed with compulsory acquisition of the outstanding Magma Shares in accordance with the provisions of Part 6A.1 of the Corporations Act, including any Magma Shares which are issued after the close of the Offer as a result of the exercise of Magma Options (see section 4.6 of this Bidder’s Statement).

(b)	Offer to buy out Magma Options

If Panoramic and its associates have relevant interests in at least 90% of the Magma Shares at the end of the Offer Period, Panoramic will make an offer to buy out the Magma Options as it is required to do so under section 663A(1) of the Corporations Act.

(c)	Compulsory acquisition of Magma Options

If Panoramic becomes entitled to compulsorily acquire Magma Shares in the circumstances referred to in section 5.2(a) above, and if Panoramic then becomes entitled to exercise general compulsory acquisition rights under Part 6A.2 of the Corporations Act, Panoramic intends to despatch notices seeking compulsory acquisition of all then outstanding Magma Options in accordance with the provisions of Part 6A.2 of the Corporations Act.

(d)	Stock Exchange Listings

At the conclusion of the compulsory acquisition process, Panoramic intends to procure the removal of Magma from the official list of ASX and from TSX.

(e)	Directors

To replace the members of the Magma Board with nominees of Panoramic. Replacement Magma Board members have not yet been identified by Panoramic and their identity will depend on the circumstances at the relevant time. However, it is expected that the majority of the replacement Magma Board members will be members of the Panoramic management team.

(f)	General operation review

Panoramic intends to conduct a review of Magma’s assets to determine the best path forward to advance Magma’s projects in light of the information then available to Panoramic. This process is expected to be formalised following the completion of the Offer. The review will, amongst other matters, focus on:

•	the Thunder Bay North Project including the associated scoping study information, Resources and exploration potential;

•	the Lake Grace and Griffins Find Projects and their exploration potential; and

•	the Western Australian 100% owned and joint venture exploration projects.

(g)	Thunder Bay North Project

Magma’s principal asset and primary focus is the Thunder Bay North Project located near the city of Thunder Bay in northwest Ontario, Canada. Panoramic intends to:

•	undertake a full review of the Thunder Bay North Project’s Resources and scoping study information;

•	review the immediate exploration targets surrounding the Thunder Bay North Project; and

•	review the existing budget for the Thunder Bay North Project.

(h)	Exploration program for Magma’s other tenements

Subject to the review referred to above, Panoramic intends to continue the exploration program on Magma’s tenements in both Canada and Australia in order to maintain the projects in good standing and where applicable, comply with joint venture obligations.

(i)	Head office functions

Panoramic intends to consolidate corporate head office functions (such as company secretarial, treasury, financial reporting and information technology) and overall direction and control of the combined operations of the Merged Group in Panoramic’s existing head office in Perth. As a result, Magma’s Perth office will be closed. Subject to the review referred to above, Panoramic intends to retain Magma’s exploration office located in Thunder Bay.

(j)	Intentions in relation to current Magma employees

Magma operates with a relatively small number of employees. Panoramic proposes to undertake a review of the roles that will be required for the Merged Group. No specific redundancies have been identified at this stage, but it is likely the integration of Panoramic and Magma will involve some redundancies. If any employee is made redundant, they will receive, as a minimum, payment and other benefits in accordance with their legal and contractual entitlements.

5.3	INTENTIONS UPON GAINING CONTROL BUT LESS THAN 90% OF MAGMA SHARES

Panoramic reserves its right to declare the Offer free from the 90% minimum acceptance Condition (or any other Condition) to the Offer. However, Panoramic has not decided whether it will free the Offer from the 90% minimum acceptance Condition (or any other Condition).

This section describes Panoramic’s intentions if it were to declare the Offer free from the 90% minimum acceptance Condition (and any other Conditions) and Magma becomes a controlled entity of Panoramic, but Panoramic is not entitled to proceed to compulsory acquisition in accordance with Part 6A.1 of the Corporations Act.

In that circumstance, Panoramic’s current intentions are as follows:

(a)	ASX Listing

Subject to continued compliance by Magma with ASX and TSX listing rules (including Magma maintaining a sufficient spread of shareholders) and Panoramic being of the view that the benefits of a listing on ASX or TSX outweigh the additional corporate and compliance costs of doing so, Panoramic intends to maintain Magma’s listing on ASX and TSX (although Magma Shareholders should be aware that in this circumstance the liquidity of Magma Shares on ASX and TSX may be materially diminished). If Magma ceases to have the required spread of shareholders as required under the ASX Listing Rules, Panoramic may make an application to remove Magma from the official list of ASX and, if permissible, TSX.

(b)	Directors

Subject to the Corporations Act and Magma’s constitution, Panoramic intends to replace some of the members of the Magma Board with nominees of Panoramic. Panoramic will consider the recommendations in the ASX Corporate Governance Council’s Principles for Good Corporate Governance and Best Practice Recommendations when determining the composition of the Magma Board.

Replacement Magma Board members have not yet been finally identified by Panoramic and their identity will depend on the circumstances at the relevant time. However, it is expected that the majority of the replacement Magma Board members will be members of the Panoramic management team.

(c)	General operational review

After the end of the Offer Period, Panoramic intends to propose to the Magma Board that an immediate, broad based review of Magma’s assets be conducted on both a strategic and financial level, along similar lines to that described in section 5.2(f).

Panoramic intends, subject to the approval of the Magma Board, to participate in this review.

(d)	Limitations on intentions

The ability of Panoramic to implement the intentions set out in this section 5.3, will be subject to the legal obligation of the Panoramic Board to have regard to the interests of Magma and all Magma shareholders, and the requirements of the Corporations Act, the ASX Listing Rules and the TSX listing rules relating to transactions between related parties. Panoramic will only make a decision on the above mentioned courses of action following legal advice in relation to those requirements.

(e)	Compulsory acquisition at a later time

It is possible that even if Panoramic is not entitled to proceed to compulsory acquisition of minority holdings after the end of the Offer Period under Part 6A.1 of the Corporations Act, it may subsequently become entitled to exercise rights of general compulsory acquisition under Part 6A.2 of the Corporations Act; for example, as a result of acquisitions of Magma Shares in reliance on the “3% creep” exception in item 9 of section 611 of the Corporations Act. If so, it may exercise those rights.

5.4	INTENTIONS IF PANORAMIC DOES NOT ACQUIRE EFFECTIVE CONTROL OF MAGMA

Panoramic reserves its right to declare the Offer free from the 90% minimum acceptance Condition (or any other Condition) to the Offer. However, Panoramic has not decided whether it will free the Offer from the 90% minimum acceptance Condition (or any other Condition).

This section sets out Panoramic’s intentions if it were to declare the Offer free of the Conditions and the Offer closes and Panoramic does not gain effective control of Magma. In that circumstance:

•	Panoramic does not expect to be in a position to give effect to the intentions set out in sections 5.2 or 5.3 of the Bidder’s Statement; and

•

Panoramic would have regard to the circumstances at the time and consider the appropriate courses of action that are in the best interests of Panoramic Shareholders. Such courses of action might include, but not be limited to, disposing of its shareholding in Magma, acquiring further Shares as permitted by law, seeking representation on the Magma Board and exercising its voting rights as a major shareholder as it deems fit.

5.5	OTHER INTENTIONS

Subject to the matters described above in this section 5 and elsewhere in this Bidder’s Statement and, in particular, the completion of the review of Magma’s operations, it is the present intention of Panoramic:

•	to continue to operate the business of Magma;

•	not to make any major changes to the business of Magma nor to redeploy any of the fixed assets of Magma; and

•	to continue the employment of Magma’s present employees.

6	EFFECT OF OFFER ON PANORAMIC AND PROFILE OF THE MERGED GROUP

6.1	RATIONALE FOR THE OFFER

Panoramic is committed to the growth of its business and aims to achieve this outcome through:

•	organic production growth at Savannah and Lanfranchi;

•	exploration success near its existing projects and by entry into new mineralised provinces;

•

disciplined acquisitions or mergers with a focus on operating mines, development projects and prospective projects thereby adding copper, gold, PGMs and other essential industrial minerals to its portfolio.

Further, Panoramic’s objective is that such assets or projects:

•	are in jurisdictions with low sovereign risk, with developed infrastructure and a favourable financial regime;

•	ideally have defined Resources or are at least at an advanced exploration stage;

•	are capable of being leveraged to Panoramic’s management expertise in advancing such projects.

Panoramic believes that acquiring Magma is consistent with its stated objectives as set out above.

6.2	EFFECT ON ASSETS AND OPERATIONS OF THE PANORAMIC GROUP

Other than as referred to elsewhere in this Bidder’s Statement, the acquisition of Magma is not expected to have a material effect on the existing assets and operations of the Panoramic Group.

The Merged Group will combine two medium cost operating mines generating cash flows (Savannah and Lanfranchi), two advanced exploration and development projects (Gidgee and Thunder Bay North Project) and a prospective exploration portfolio. The Merged Group’s portfolio of production, development and exploration assets provides exposure to a range of metals including nickel, copper, cobalt, zinc, gold, platinum and palladium.

The Merged Group will have significant balance sheet strength with a pro forma ~~net~~ cash position of approximately A$85.95 million as at 30 September 2011 and approximately A$~~102.4~~78.40 million. as at 31 December 2011.42 The combination of a strong balance sheet and strong operating cash flows enhances the financing options for the Merged Group’s development assets. In addition, it will facilitate the acceleration of exploration activities.

6.3	EFFECT ON CAPITAL STRUCTURE

The actual number of Panoramic Shares on issue at completion of the Offers will depend upon the number of acceptances of the Offers and the number of Panoramic Options and Magma Options (if any) exercised during the Offer Period. It will also depend on the number of Panoramic Performance Rights which may vest and entitle the holder to be issued with Panoramic Shares (see section 2.6 of this Bidder’s Statement for further details).

There are many potential scenarios, depending on the above factors, which will result in different effects on the capital structure of Panoramic.

Assuming that:

•	no Panoramic Options and no Magma Options are exercised during the Offer Period; and

•	no Panoramic Performance Rights vest during the Offer Period,

42	Based on unaudited financials as at 31 December 2011.

if the Offer is accepted by all holders of Magma Shares on issue as at the date of this Bidder’s Statement, Panoramic would have approximately 235.57 million fully paid ordinary shares on issue of which approximately 28.52 million would represent shares issued pursuant to the Offer.

This above scenario is not the only scenario which may apply.

6.4	PRO FORMA CONSOLIDATED FINANCIAL INFORMATION FOR THE MERGED GROUP

(a)	Basis of presentation of pro forma financial information

This section 6.4 provides an overview of the effects of the transaction on Panoramic including the unaudited pro forma consolidated balance sheets as at 30 September 2011 in respect of Panoramic, Magma and the Merged Group (which assumes that Panoramic acquires 100% of Magma Shares) after completion of the transaction.

This section 6.4 should be read in conjunction with the underlying financial information from which it is derived, the risk factors set out in section 8, the accounting policies of Panoramic (as detailed in its annual report for the year ended 30 June 2011) and other information contained within this Bidder’s Statement.

This section 6.4 also sets out information regarding:

•

general assumptions underlying the preparation of the pro forma balance sheet as at 30 September 2011 set out in section 6.4(b) below (Merged Group pro forma consolidated statement of financial position); and

•	other relevant considerations.

The financial information has been prepared for illustrative purposes only and has been prepared on an abbreviated basis. It does not contain all the disclosures usually provided in an annual report in accordance with the Corporations Act.

Panoramic has given careful consideration as to whether a reasonable basis exists to produce reliable and meaningful forecast financial information in relation to the Merged Entity. The Panoramic Board has concluded that forecast financial information would be misleading to provide, as a reasonable basis does not exist for producing forecasts that would be sufficiently meaningful and reliable, particularly considering the large effect that variations in key variable inputs, most of which are outside the control of Panoramic may have on the future financial position of the Merged Entity. Key variable inputs include prevailing foreign exchange rates, fluctuations in commodity prices, the timing and level of exploration and production and costs related to development and operating activities. Accordingly, this Bidder’s Statement does not include any financial forecasts or projections for revenue or profit in relation to Panoramic, Magma or the Merged Group.

For the purposes of preparing the unaudited pro forma balance sheets as at 30 September 2011, Panoramic has utilised:

•	the unaudited balance sheet as at 30 September 2011 extracted from the “Unaudited Financial Statements and Management’s Discussion and Analysis” of Magma for the period ended 30 September 2011; and

•	the unaudited balance sheet as at 30 September 2011 extracted from the internal Monthly Management Report of Panoramic for the period ended 30 September 2011.

Pro forma adjustments and assumptions have been made to present the pro forma balance sheet as at 30 September 2011. Acquisition accounting entries have been made, consistent with the terms of the Offer and the assumptions set out in section 6.4(c) below, in order to arrive at an unaudited pro forma consolidated balance sheet of the Merged Group as at 30 September 2011.

The Panoramic Board will undertake a comprehensive assessment of the fair value of the assets and liabilities acquired after the transaction has been completed.

The pro forma balance sheet is indicative only. The Panoramic Board has drawn their conclusions based on the known facts and other information publicly available. If the facts, circumstances, assumptions or other information should prove to be different to that described, the conclusions may change accordingly.

All adjustments have been made in accordance with AIFRS and Australian accounting standards.

(b)	Merged Group pro forma consolidated statement of financial position

Merged Group pro forma consolidated statement of financial position
	Panoramic	Magma	Adjustments	Merged Entity
	adjusted & unaudited	adjusted & unaudited	unaudited	pro forma unaudited
	30 Sept 2011	30 Sept 2011	30 Sept 2011	30 Sept 2011
	A$’000	A$’000	A$’000	A$’000
Assets
Current Assets
Cash and cash equivalents	69,822	16,133		85,955
Trade and other receivables	38,472	423		38,895
Inventories	14,262	-		14,262
Derivative financial instruments	23,430	-		23,430
Other current assets	2,022	352		2,374
Total Current Assets	148,008	16,908		164,916

Non-Current Assets
Available-for-sale financial assets[43]	9,807	-	(5,369)	4,438
Property Plant & Equipment	69,525	480		70,005
Development properties	97,627	-		97,627
Exploration and evaluation	16,633	-	25,556	42,189
Mine properties	71,456	-		71,456
Derivative financial instruments	4,427	-		4,427
Other non-current assets	314	181		495
Total Non-Current Assets	269,789	661	20,187	290,637
Total Assets	417,797	17,569	20,187	455,553

Current Liabilities
Trade and other payables	23,222	1,339	1,561	26,122
Borrowings	746	-		746
Derivative financial instruments	1,889	-		1,889
Provisions	2,076	278	-	2,354
Current tax liabilities	3,861	-		3,861
Total Current Liabilities	31,794	1,617	1,561	34,972

Non-Current Liabilities

Borrowings	470	-		470
Provisions	29,280	-		29,280
Deferred tax liabilities	44,288	-		44,288
Total Non-Current Liabilities	74,038	-		74,038
Total Liabilities	105,832	1,617	1,561	109,010
Net Assets	311,965	15,952	18,626	346,543

Equity
Contributed equity	104,676	80,467	(44,251)	140,892
Reserves	64,327	4,471	(4,471)	64,327
Retained earnings/(losses)	142,962	(68,986)	67,348	141,324
Total Equity	311,965	15,952	18,626	346,543

(c)	Pro forma adjustments and assumptions

The following adjustments and assumptions have been made in the preparation of the pro forma unaudited consolidated balance sheet of the Merged Group, as set out in section 6.4(b) above:

•

the unaudited pro forma balance sheet of the Merged Group was not adjusted to include the known transaction which occurred on 4 October 2011 when Magma exercised an option to acquire the Beaver Lake claim at the Thunder Bay North Project for consideration of C$1 million in cash and 200,000 Magma Shares issued to the vendors;[44]

43	Comprising investments in various listed companies.
44	See Magma’s ASX announcement “Magma exercises Beaver Lake Option” dated 6 October 2011.

•

the accounting policies applied by Magma have been consistently applied in the prepared of the unaudited pro forma balance sheet of the Merged Group, and no review has been made on the appropriateness of these policies of accounting treatments;

•

the pro forma balance sheet of the Merged Group assumes the issue of 28,518,806 Panoramic Shares at an issue price of A$1.27 to shareholders of Magma pursuant to the Offer and before transaction costs;

•	no adjustment has been made for any Panoramic Shares to be issued as a consequence of the exercise of any Magma Options;

•	no adjustment has been made for any Panoramic Shares to be issued as a consequence of the exercise of any Panoramic Options;

•	no adjustment has been made for any Panoramic Shares to be issued as a consequence of any Panoramic Performance Rights vesting;

•

the excess of consideration paid over the fair value of Magma’s non mineral assets resulting from the transaction has been attributed in full to deferred acquisition, exploration, evaluation and development costs. This has resulted in the recognition of exploration expenditure acquired in the proposed transaction of approximately A$25.56 million. The accounting for the proposed transaction has been treated as the acquisition of an asset as the Panoramic Board are of the opinion that the proposed transaction does not fall within the scope of AASB 3 “Business Combinations”;

•

approximately A$1.56 million in transactional costs are expected to be incurred by Panoramic in relation to the Offer and have been capitalised as a component of the costs of acquiring Magma as part of Panoramic’s investment in Magma.

(d)	Magma financial information

In preparing pro forma financial information on the Merged Entity, financial information regarding Magma was required. For the purposes of this Bidder’s Statement, that information has been prepared based on the “Unaudited Financial Statements and Management’s Discussion and Analysis For the Quarter Ended 30 September 2011” report released by Magma on 9 November 2011.

Panoramic does not make any representation or warranty, express or implied, as to the accuracy or completeness of that information. Magma may release updated financial information in any target’s statement which is sent to Magma Shareholders.

7	AUSTRALIAN TAXATION CONSIDERATIONS

7.1	INTRODUCTION

The following is an outline of the principal Australian income tax consequences applicable to a Magma Shareholder who disposes of their Magma Shares under the Offer. This outline reflects the current provisions of the Income Tax Assessment Act 1936 (Cwlth) and the Income Tax Assessment Act 1997 (Cwlth) and the regulations made under those Acts, taking into account Panoramic’s understanding of the current administrative practices of the Australian Taxation Office. The outline does not otherwise take into account or anticipate changes in the law, whether by way of judicial decision or legislative action, nor does it take into account tax legislation of countries apart from Australia.

The following outline is not exhaustive of all possible Australian income tax considerations that could apply to Magma Shareholders. In particular, the summary is only relevant to those Magma Shareholders who hold their shares on capital account and it does not address all tax considerations applicable to Magma Shareholders that may be subject to special tax rules, such as banks, insurance companies, tax exempt organisations, superannuation funds, dealers in securities, Magma Shareholders who hold the Magma Shares on behalf of another person or Magma Shareholders who acquired their Magma Shares as part of an employee share scheme or who holds performance rights. For Magma Shareholders who are non-residents of Australia for tax purposes, it is assumed that the Magma Shares are not held and have never been held, as an asset of a permanent establishment of that Magma Shareholder in Australia. This outline does not constitute tax advice. Each Magma Shareholder should consult their own tax adviser regarding the consequences of acquiring, holding or disposing of their Magma Shares.

7.2	TAXATION ON THE DISPOSAL OF MAGMA SHARES

If you accept the Offer, you will be treated as having disposed of your Magma Shares for Australian income tax purposes. The disposal of a Magma Share will constitute a capital gains tax (CGT) event A1.

7.3	AUSTRALIAN RESIDENT MAGMA SHAREHOLDERS

You will realise a capital gain in connection with the disposal of a Magma Share to the extent that the amount you receive (or will receive) for the disposal of that Magma Share as determined in accordance with the tax law is more than the CGT cost base of that Magma Share. You will realise a capital loss to the extent that the amount you receive (or will receive) is less than the CGT reduced cost base of the Magma Share. Capital losses can usually only be offset against capital gains you realise in the same income year or in later income years.

Generally, the cost base of a Magma Share should be the total amount you paid for the Magma Share, your acquisition costs and other costs relating to the holding and disposal of the Magma Share, to the extent to which you have not claimed an income tax deduction for such costs. The reduced cost base of a Magma Share is usually determined in a similar, but not identical, manner.

There are a number of circumstances which may result in your cost base or reduced cost base being calculated in a different manner to that outlined above. We recommend that you consult your tax adviser to confirm the cost base or reduced cost base of your Magma Shares.

Any net capital gain should be included in your assessable income for that income year. Broadly, your net capital gain in respect of an income year will be calculated by aggregating all of your capital gains realised in that income year and reducing that amount by your capital losses realised in that income year and any available net capital losses from prior years.

Magma Shareholders who are individuals, trusts or complying superannuation funds may be eligible for discount capital gains treatment in respect of a Magma Share if they have held that Magma Share for at least 12 months. Companies are not eligible for discount capital gains treatment.

The above comments will not apply to you if you buy and sell shares in the ordinary course of business, or if you acquired the shares for resale at a profit. In those cases, any gain is generally taxed as ordinary income. We recommend that those Magma Shareholders seek their own independent professional tax advice.

7.4	CGT ROLL-OVER RELIEF

CGT roll-over relief may be available for Magma Shareholders where, as a result of the Offer, Panoramic acquires 80% or more of the original voting shares in Magma and the relevant Magma Shareholder:

•	exchanges their Magma Shares for New Panoramic Shares in accordance with the Offer;

•	acquired their Magma Shares on or after 29 July 1999 and, but for the roll-over, would have realised a capital gain in connection with the exchange (see section 7.3 above);

•	is an Australian resident for income tax purposes; and

•	chooses that the CGT roll-over applies.

If the CGT roll-over is available and chosen, then any capital gain resulting from the disposal by Magma Shareholders of Magma Shares pursuant to the Offer will be disregarded. Any CGT implications are effectively deferred either until the relevant Magma Shareholders dispose of the New Panoramic Shares acquired pursuant to the Offer or upon the happening of another taxable event in respect of the New Panoramic Shares.

The cost base of the New Panoramic Shares acquired pursuant to the Offer should be equal to the cost base of the Magma Shares for which they were exchanged plus any other incidental costs that can be included in the cost base.

To choose CGT roll-over relief, a Magma Shareholder must make a choice before lodging an income tax return for the tax year in which the Offer is accepted. The manner in which the Magma Shareholder prepares the income tax return will be evidence of the choice (ie no separate notice is required to be lodged with the Australian Taxation Office).

It is a condition of the Offer that Panoramic has a relevant interest in at least 90% of all Magma Shares. Panoramic is not, however, in a position to confirm that the “80% requirement” referred to above will be satisfied for the purpose of determining whether CGT roll-over relief will be available to eligible Magma Shareholders.

All Magma Shareholders, and particularly those not covered by this outline as noted above, should obtain their own independent professional tax advice as to whether and how a CGT roll-over election should be made.

7.5	NON-RESIDENT MAGMA SHAREHOLDERS

If you are not a resident of Australia for income tax purposes, you will generally not have to pay Australian tax on any capital gain when you dispose of your Magma Shares, unless both of the following requirements are satisfied:

•	you hold a “non-portfolio interest” in Magma; and

•	the Magma Shares are “taxable Australian property”.

If either element is absent, any capital gain made on the disposal of your Magma Shares should not be subject to income tax in Australia.

You will hold a “non-portfolio interest” in Magma if you (together with your associates) own, or owned, throughout a 12 month period during the two years preceding the sale of your Magma Shares, 10% or more of (broadly) all of the shares in Magma.

Broadly, the Magma Shares would constitute “taxable Australian property” if the market value of Magma’s direct and indirect interests in Australian land (including leases and mining rights) is more than the market value of its other assets (including direct and indirect interests in overseas assets) at the time you accept the Offer. Detailed calculations are necessary to determine whether shares are “taxable Australian property”.

If you hold a “non-portfolio interest” in Magma, you should contact Magma to determine if the Magma Shares would be considered “taxable Australian property”.

If you buy and sell shares in the ordinary course of business, or acquired the shares for resale at a profit, any gain could be taxed in Australia as ordinary income and not as a capital gain (subject to any available relief under a double tax treaty that Australia has concluded with your country of residence). Again, you should seek your own independent professional tax advice.

You should seek advice from your tax adviser as to the taxation implications of accepting the Offer in your country of residence.

7.6	STAMP DUTY

Any stamp duty payable on the transfer of Magma Shares to Panoramic pursuant to the Offer will be paid by Panoramic. In addition, there should be no stamp duty payable by Magma Shareholders upon the issue to them of the New Panoramic Shares.

7.7	GST

The provision, acquisition or disposal of shares for non-monetary consideration will not be subject to GST. Accordingly, no GST should be payable on:

•	the disposal of the Magma Shares to Panoramic;

•	the issue of New Panoramic Shares; or

•	the future disposal of New Panoramic Shares.

The ability to claim input tax credits on related acquisitions (if any) may be restricted. This is a complex area of the GST law and GST registered entities should seek their own professional tax advice in this regard. For instance, GST may be payable on any fees or charges that a Controlling Participant (in respect of Magma Shares) or a Broker, bank custodian or other nominee (in respect of Magma Shares held for a separate beneficial owner) may charge in connection with acceptance of the Offer.

8	RISKS

8.1	INTRODUCTION

If the Offer becomes unconditional, Magma Shareholders who accept the Offer will become shareholders in Panoramic and Panoramic will acquire an interest in Magma. In that event, Magma Shareholders will continue to be indirectly exposed to the risks associated with having an interest in Magma’s assets and general economic, share market and regulatory risks. There are also additional risks relating to the Offer and the Merged Group, to which Magma Shareholders will be exposed through their holding of New Panoramic Shares.

This section deals with:

•	Risks that are specific to Panoramic;

•	Risks that are specific to Magma;

•	General and industry risks; and

•	Risks related to the Offer and the Merged Group.

8.2	RISKS SPECIFIC TO PANORAMIC

(a)	Introduction

The financial and operational performance of Panoramic’s business, the value of, and price at which, New Panoramic Shares are traded on ASX and the amount and timing of any dividends that Panoramic pays will be influenced by a range of risks.

Some of these risks can be mitigated by the use of safeguards and appropriate commercial action. However, many of these risks are beyond the control of the Panoramic Board and management. Many of these risks also affect the businesses of other companies operating in the mining and exploration industry.

The risks set out below have been identified as being key risks specific to an investment in Panoramic.

It is important to note that these key risks are presented on that basis that they occur in isolation. Panoramic actively works to:

•	prevent, as best it can, some of these risks from occurring; and

•	implement strategies to reduce or mitigate the potential adverse consequences should they occur.

(b)	Commodity price risk

There can be no assurance that nickel prices will be such that Panoramic can continue to mine its deposits at Savannah and Lanfranchi at a profit. Similarly, there can be no assurance that any other Panoramic asset or project, including Gidgee and Copernicus, can be or will be developed during periods of low commodity prices.

Nickel and gold prices are priced by international markets and fluctuate due to a variety of factors including supply and demand fundamentals, international economic and political trends, expectations regarding inflation, currency exchange fluctuations, interest rates, global or regional consumption patterns and speculative activities.

As Panoramic is a price taker it has no ability to control the price it receives for sales of its nickel concentrate on a month to month basis. Any negative commodity price movement will impact Panoramic’s business by reducing the US$ revenue it receives.

In accordance with its hedging policy summarised in section 1.5, Panoramic has put in place hedging contracts for part of its expected nickel production in order to reduce its exposure to potential falls in future nickel prices, however, Panoramic is still exposed to spot prices for the remainder of its anticipated future nickel production.

These factors may have a positive or negative effect on Panoramic’s project development and production plans and activities together with its ability to fund those plans and activities.

(c)	Foreign exchange risk

Panoramic receives payment for the nickel (and copper and cobalt credits) that it sells in US$. Panoramic converts these funds into A$ which exposes Panoramic to movements in exchange rates the impact of which cannot be reliably predicted. If the A$ is strong relative to the US$ at the time the currency is converted this lowers the A$ revenue received by Panoramic.

In accordance with its hedging policy summarised in section 1.5, Panoramic has put in place hedging contracts in an attempt to mitigate some of its exposure to foreign exchange rate risk. However, Panoramic is still exposed to the risk on the currency received that has not been hedged.

(d)	Production risk

Panoramic’s profitability is in part governed by its ability to achieve its budgeted production. Achieving budgeted production is a key factor in Panoramic achieving its desired level of ore and concentrate output. Any event that impacts on the production rates at Lanfranchi or Savannah is likely to reduce the quantity of ore mined and thereby reduce the amount of ore or concentrate available for sale. Events that could adversely impact on production rates at Savannah or Lanfranchi include, (but are not limited to)

•	geotechnical and geological conditions;

•	equipment availability, utilisation rates and failure;

•	development rates at which relevant ore bodies are exposed; and

•	scheduling constraints resulting from the interaction between various mining functions such as, by way of example, drilling, blasting, bogging, loading & hauling and backfilling.

(e)	Processing risk

Panoramic’s profitability is in part governed by its ability to recover key minerals from ore and then concentrate those minerals into a saleable product.

Currently, the Savannah Nickel Project has adequate processing capacity to treat the volume of ore mined from its underground operations. As such, the processing risk at Savannah is most likely to arise though either a mechanical failure in critical parts of the mill or an inability to achieve the targeted recovery of minerals from ore. Each of these events (were they to occur) would result in a reduced volume of concentrate being available for sale.

Panoramic does not have its own processing facility at the Lanfranchi Nickel Project.

Panoramic has an agreement with Nickel West under which ore produced at Lanfranchi is delivered to the Kambalda Nickel Concentrator for toll treatment and production of nickel concentrates, which are sold to Nickel West under that agreement. The agreement with Nickel West expires in February 2019.

Nickel West has been taking all of Panoramic’s production under the agreement (approximately 380,000, 420,000 and 470,000 (estimated) tonnes for the last two and the current year respectively) and there is a risk for Panoramic if Nickel West made a decision to only take the minimum amount that it has contracted to take (which is 350,000 tonnes per year).

(f)	Tailings storage risk

Panoramic is awaiting approval from the relevant Public Authorities to expand its tailings storage facility at Savannah. Tailings are the waste generated by the processing of ore to concentrate. Whilst Panoramic believes such approval will be obtained, failure to receive such approval in a timely manner, or at all, could result in the Savannah mill being run at a reduced rate or, in the worst case, being shut down with a consequential effect on Panoramic’s financial performance.

(g)	Services and utilities risk

Panoramic’s operations require a consistent and reliable range of services including the supply of electricity and diesel fuel. At Savannah diesel fuel is used to generate electricity which is used to run the majority of equipment used in that operation and is essential for the operation of the underground operations and the processing of ore.

Panoramic has put in place hedging contracts for approximately 30-40% of its expected diesel fuel requirements until September 2012, in order to reduce its exposure to potential increases in future diesel prices, however, Panoramic is still exposed to spot prices for the remainder of its anticipated future diesel fuel requirements.

At Lanfranchi, electricity is provided under a supply contract with Nickel West and is essential for the underground operations.

Increases in the cost of diesel or electricity or the loss of supply, including as a result of any failure by third parties to comply with their contractual obligations, would affect Panoramic’s financial performance.

(h)	Mining and development risk

Panoramic’s profitability is in part governed by successful exploration for, and delineation of, reserves, design and construction of efficient processing facilities, competent operational and management performance as well as proficient financial management.

Mining and development operations can be hampered by force majeure circumstances, environmental considerations and cost overruns for unforeseen events. In respect of its business activities, Panoramic has made estimates of capital expenses, operating costs and working capital requirements based on current circumstances, and its current understanding of those matters. There is a risk that these estimates may differ from Panoramic’s actual requirements and results.

Panoramic’s existing operations have been producing at a steady state for a number of years now and in Panoramic’s opinion have a relatively low development risk.

The Gidgee Gold Project is exposed to a number of development risks. These include the ability to define additional and sufficient Resources and convert them to Reserves, the costs involved in refurbishing the Gidgee treatment plant, risks relating to the construction of mines and infrastructure, risks of not obtaining necessary approvals and risks of not obtaining adequate funding to develop Gidgee. An adverse outcome in relation to any of these matters has the potential to affect Panoramic’s financial performance.

(i)	Customer and counter party risk

Panoramic sells ore and concentrate to large internationally recognised companies (being Nickel West and Jinchuan) under long term agreements. These are well established and positive relationships. If however, in the very unlikely circumstance that either of the off take parties reneged on its contractual obligations or otherwise failed to pay for concentrate purchased or declined to receive further product this would have a consequential effect on Panoramic’s financial performance. In the short to medium term, the concentrate and ore would potentially have to be sold into the spot market on uncertain terms and pricing. In the long term, a new customer for the concentrate would need to be secured with there being no guarantee that similar pricing or payment terms could be obtained from a new customer.

(j)	Infrastructure, roads and transport risk

Panoramic requires access to road and port infrastructure. Transport is required to move consumables and equipment to its operations and ore or concentrate from its operations to customers. A prolonged event that restricts access to road and port infrastructure will delay the sale of product to Panoramic’s customers with a consequential financial impact.

(k)	Operating and capital cost risk

As Panoramic’s business model is reliant upon a number of key suppliers it is exposed to pressure from cost increases. Cost increases from suppliers are usually passed on to Panoramic. This has a corresponding direct impact on Panoramic’s overall operating costs. Panoramic is exposed to cost pressures in relation to the following supplies (though not limited too):

•	diesel;

•	electricity;

•	labour; and

•	cement.

(l)	Key personnel risk

A factor in Panoramic’s ongoing success is the performance of its senior management and technical personnel. There is no assurance Panoramic can maintain the services of its senior management or other qualified technical personnel required to operate its business. Loss of key senior management or technical personnel has the potential to impact Panoramic’s financial performance as a result of not being able to manage the business at the appropriate level to maintain production, cost controls and operational efficiencies.

8.3	RISKS SPECIFIC TO MAGMA

In its release to TSX and ASX dated 14 September 2011 entitled “Annual Information Form for the Fiscal Year ended June 30, 2011”, Magma summarised on pages 21 to 27 of such release the principal risk factors that apply to its business. A copy of the relevant pages from such release is contained in Annexure B of this Bidder’s Statement.

8.4	GENERAL AND INDUSTRY RISKS

(a)	Introduction

There a number of more general risks that relate to an investment in New Panoramic Shares, including those set out below.

Panoramic, Magma and the Merged Group (if the Offer is successful) are also subject to the inherent risks of the exploration and mining industry and general economic risks to varying degrees. Some of the more important of these risks are set out below. Where such risks refer to Panoramic they will also apply to the Merged Group if the Offer is successful.

Any one or more of these risks described in this section 8.4 may cause New Panoramic Shares to trade below current prices and may adversely affect the operating and financial performance of Panoramic. In addition, changes in the price or value of New Panoramic Shares may be unrelated or disproportionate to the actual operating performance of Panoramic.

(b)	Investment and share market risk

Magma Shareholders should be aware that there are risks associated with any investment in financial products quoted on a stock exchange. Share price movements could affect the value of consideration paid under the Offer and the value of any investment in Panoramic. Securities listed on ASX, and in particular securities of mining and exploration companies have experienced extreme price and volume fluctuations that have often been unrelated to the operating performances of such companies. These factors may materially affect the market price of Panoramic Shares regardless of Panoramic’s performance. The past performance of Panoramic is not necessarily an indication as to future performance of Panoramic as the trading price of shares can go up or down. Neither Panoramic nor its directors warrant the future performance of Panoramic, New Panoramic Shares or any return on an investment in Panoramic.

(c)	Environmental risk

The operations and activities of Panoramic are subject to the environmental laws and regulations of Australia and the other places in which Panoramic conducts business. As with most exploration projects and mining operations, Panoramic’s operations and activities are expected to have an impact on the environment, particularly if advanced exploration or mine development proceeds. Panoramic conducts its operations and activities in compliance with all environmental laws and regulations.

Panoramic is unable to predict the effect of additional environmental laws and regulations which may be adopted in the future, including whether any such laws or regulations would materially increase Panoramic’s cost of doing business or affect its operations in any area. However, there can be no assurances that new environmental laws, regulations or stricter enforcement policies, once implemented, will not oblige Panoramic to incur significant expenses and undertake significant investments which could have a consequential effect on Panoramic’s financial performance.

(d)	Resource and Reserve risk

Ore Reserve and Mineral Resource estimates are expressions of judgement based on knowledge, experience and industry practice. Estimates which are valid when made may change significantly when new information becomes available. In addition, ore estimation is an interpretive process based on available data, and interpretations may prove to be inaccurate. Actual Reserves and Mineral Resources may differ from original estimates which may result in Panoramic altering its plans which could have either a positive or negative effect on its business.

The Mineral Resource and Reserve figures included in this Bidder’s Statement are estimates only and no assurance can be given that any particular level of recovery of minerals from Resources & Reserves will in fact be realised.

There is no guarantee that any identified Mineral Resource will ever qualify as a commercially viable ore body which can be economically exploited and hence be classified as a Reserve.

Any material change in the quantity of mineralisation, grade and tonnage, or the price of commodities may render Resources containing relatively lower grades uneconomic and may materially affect Resource estimations.

(e)	Exploration risk

The success of Panoramic depends on the delineation of economically minable Reserves and Resources, access to development capital, movement in the price of commodities, securing and maintaining title to Panoramic’s exploration and mining tenements and obtaining all consents and approvals necessary for the conduct of its exploration activities.

Exploration on Panoramic’s existing mining tenements may be unsuccessful, resulting in a reduction of the value of those tenements, diminution in the cash reserves of Panoramic and possible relinquishment of such mining tenements.

(f)	Insurance risk

Insurance against all risks associated with Panoramic’s business is not always available or, if it is available, affordable. Panoramic maintains insurance where it is considered appropriate for its needs. However, there are likely to be some risks, in particular those relating to wilful damage and political risks, for which it will not be insured either because appropriate cover is not available or because Panoramic considers the premiums to be excessive having regard to the risks involved and benefits provided.

Panoramic will endeavour to maintain insurance within ranges of coverage in accordance with industry practice. However, in certain circumstances Panoramic’s insurance may not be of a nature or level to provide adequate cover. The occurrence of an event that is not covered or fully covered by insurance could have a consequential effect on Panoramic’s financial performance.

(g)	Weather and climate risk

The current and future operations of Panoramic, including production and exploration operations, may be affected by restrictions on activities due to seasonal weather patterns, flooding and cyclonic activity.

(h)	War and terrorist attacks risk

War or terrorist attacks anywhere in the world could result in a decline in economic conditions worldwide or in a particular region. There could also be a consequential effect on Panoramic’s financial performance.

(i)	Regulatory risk

Panoramic’s operations are subject to various Federal, State and local laws including those relating to mining, prospecting, development permit and licence requirements, industrial relations, environment, land use, royalties, water, native title and cultural heritage, mine safety and occupational health.

Approvals, licences and permits required to comply with such laws are often subject to the discretion of applicable government officials. No assurance can be given that Panoramic will be successful in obtaining any or all of the various approvals, licences and permits or maintaining such authorisations in full force and effect without modification or revocation. To the extent such approvals are required and not retained or obtained in a timely manner or at all, Panoramic may be curtailed or prohibited from continuing or proceeding with production and exploration.

(j)	Tax and royalties risk

Changes to income tax (including capital gains tax), GST, stamp duty or other revenue legislation, case law, rulings or determinations issued by the Commissioner of Taxation or other practices of tax authorities may change following the date of this Bidder’s Statement or adversely affect the Merged Group’s profitability, net assets and cash flow. In particular, both the level and basis of taxation may change.

Whilst the Minerals Resource Rent Tax does not apply to base metals or gold it is possible that it could be extended to do so at some future time. If that were to happen it may adversely impact on the Merged Group’s profitability, net assets and cash flow.

The recently approved Carbon Tax will also place increased costs on the Panoramic business. While in the transition period this cost is known, once the price of carbon moves to an open market mechanism the future impact on Panoramic’s business is uncertain.

Changes to the royalty regime in Western Australia or any other place where Panoramic might produce minerals in the future may have a consequential effect on Panoramic’s financial performance.

In addition, an investment in New Panoramic Shares involves tax considerations which may differ for each Magma shareholder. Each Magma shareholder is encouraged to seek professional tax advice in connection with any investment in New Panoramic Shares.

(k)	Inability to exploit successful discoveries risk

It may not always be possible for Panoramic to exploit successful discoveries which may be made in areas in which Panoramic has an interest. Such exploitation may involve obtaining licences or clearances from relevant authorities that may require conditions to be satisfied and the exercise of discretions by such authorities. It may or may not be possible for such conditions to be satisfied. Further, the decision to proceed to further exploitation may require participation of other companies whose interests and objectives may not be the same as Panoramic’s.

(l)	Title risk

The Native Title Act 1993 (Cth) (NTA) recognises and protects the rights and interests in Australia of Aboriginal and Torres Strait Islander people in land and waters, according to their traditional laws and customs. Native title may impact on Panoramic’s operations and future plans. Native title is not generally extinguished by the grant of exploration and mining tenements, as they are not generally considered to be grants of exclusive possession. However, a valid exploration or mining tenement prevails over native title to the extent of any inconsistency for the duration of the title.

If invalid because of native title, tenements granted prior to 1 January 1994 have been validated by the NTA. Tenements granted between 1 January 1994 and 23 December 1996, if invalid because of native title, are also likely to have been validated subject to satisfying criteria established in the NTA. For mining leases that may still be subject to native title to be validly granted (or renewed) after 23 December 1996 the “right to negotiate” regime established by the NTA must be followed resulting in an agreement with relevant native title parties or a determination by an independent tribunal as to whether the tenement can be granted from a native title perspective.

An expedited procedure not requiring agreement or determination by an independent tribunal may apply to some exploration tenements subject to satisfying criteria established in the NTA. An infrastructure procedure that does not require agreement but requires consultation with relevant native title parties may apply to some infrastructure tenements.

Alternatively an indigenous land use agreement may be entered into between Panoramic and relevant native title parties.

Panoramic must also comply with Aboriginal heritage legislation requirements which require heritage survey work to be undertaken ahead of the commencement of mining and exploration operations.

(m)	Default by joint venture parties, agents or contractors

There is a risk of financial failure or default by a participant in any joint venture to which Panoramic is or may become a party or the insolvency of, or managerial failure by, any of the contractors used by Panoramic in any of its activities or the insolvency of, or other managerial failure by, any of the other service providers used by Panoramic for any activity. There is a risk of legal or other disputes with participants in any joint venture to which Panoramic is or may become a party.

(n)	Economic conditions risk

The operating and financial performance of Panoramic is influenced by a variety of general economic and business conditions, including levels of consumer spending, oil prices, inflation, interest rates and exchange rates, supply and demand, industrial disruption, access to debt and capital markets and government fiscal, monetary and regulatory policies. Changes in general economic conditions may result from many factors including government policy, international economic conditions, significant acts of terrorism, hostilities or war or natural disasters. A prolonged deterioration in general economic conditions, including an increase in interest rates or a decrease in consumer and business demand, could be expected to have an adverse impact on Panoramic’s operating and financial performance and financial position.

Panoramic’s future possible revenues and share prices can be affected by any and all of these factors, which are beyond the control of Panoramic.

(o)	Closure and rehabilitation risk

At the completion of each of its mining operations, Panoramic is required to rehabilitate and otherwise close that operation in accordance with relevant laws and an approved plan. There is a risk that the cost of, or time taken to, rehabilitate or otherwise close any mining operation may be more expensive or take longer than originally planned with a consequential effect on Panoramic’s financial performance.

(p)	Other risks

Other risk factors include those normally found in conducting business, including litigation resulting from the breach of agreements or in relation to employees (through personal injuries, industrial matters or otherwise) or any other cause, strikes, lockouts, loss of services of key management or operational personnel, non-insurable risks, delay in resumption of activities after reinstatement following the occurrence of an insurable risk and other matters that may interfere with the business of Panoramic.

8.5	RISKS RELATING TO OFFER AND THE MERGED GROUP

In addition to the risks specific to Panoramic, Magma and general industry risks referred to above there are additional risks that apply to the Offer and the Merged Group as follows:

(a)	Issue of New Panoramic Shares as consideration

Magma Shareholders are being offered consideration under the Offer that consists of a specified number of New Panoramic Shares, rather than a number of shares with a specified market value. As a result, the value of the consideration will fluctuate depending upon the market value of Panoramic Shares.

Furthermore, under the Offer, Panoramic will issue a significant number of New Panoramic Shares. Some Magma Shareholders may not intend to continue to hold their New Panoramic Shares and may wish to sell them on ASX. There is a risk that if a significant number of Magma Shareholders seek to sell their New Panoramic Shares, this may adversely impact the price of Panoramic Shares

(b)	Acquisition of less than 100% of Magma Shares

If Panoramic was to declare the Offer free from the Conditions it is possible that Panoramic could acquire less than 100% of Magma Shares under the Offer.

The impact on the Merged Group of Panoramic acquiring less than 100% of Magma Shares will depend on the ultimate level of ownership acquired but, in any event, the existence of a minority interest in Magma may have an impact on the Merged Group’s capacity to realise operational benefits from the acquisition of Magma.

If, after the Offer, Panoramic does not hold 80% or more of the Magma Shares, Magma Shareholders who sold their Magma Shares into the Offer will be unable to elect scrip for scrip rollover. This means that for those Australian resident shareholders for income tax purposes who hold their Magma Shares on capital account and who would make a gain on disposal of their Magma Shares will be unable to disregard the gain and a capital gain would crystallise at the time of sale of their Magma Shares, even though the Offer Consideration is received entirely in New Panoramic Shares. A general summary of the tax consequences to Australia resident holders of Magma Shares as a result of accepting the Offer is set out in section 7.

8.6	RISKS NOT EXHAUSTIVE

The risks set out in this section 8 are not exhaustive of all the risks faced or that may be faced by Magma Shareholders. Accordingly, no assurances or guarantees of future performance or profitability are given by Panoramic or any of its officers or employees.

9	ADDITIONAL INFORMATION

9.1	DATE FOR DETERMINING HOLDERS OF SHARES

For the purposes of section 633 of the Corporations Act, the date for determining the people to whom information is to be sent under items 6 and 12 of section 633(1) is the Register Date

9.2	ASIC MODIFICATIONS AND EXEMPTIONS, ASX WAIVERS

ASIC has published various “Class Order” instruments providing for modifications and exemptions that apply generally to all persons, including Panoramic, in relation to the operation of Chapter 6 of the Corporations Act. Panoramic may rely on this “Class Order” relief.

9.3	FOREIGN INELIGIBLE SHAREHOLDERS AND UNMARKETABLE PARCEL HOLDERS

A Magma Shareholder is a Foreign Ineligible Shareholder for the purposes of the Offer if their address as shown on the register of members of Magma is in a jurisdiction other than Australia or its external territories, Canada or New Zealand (or who is acting on behalf of such person). However, such a person will not be a Foreign Ineligible Shareholder if Panoramic is satisfied that it is not legally or practically constrained from making the Offer to a Magma Shareholder in the relevant jurisdiction and to issue New Panoramic Shares to such a shareholder on acceptance of the Offer, and that it is lawful for the shareholder to accept the Offer in such circumstances in the relevant jurisdiction.

An Unmarketable Parcel Holder is a Magma Shareholder who, if they accept the Offer, the New Panoramic Shares that would be issued to them would constitute an Unmarketable Parcel.

Notwithstanding anything else in this Bidder’s Statement, Panoramic is not under any obligation to spend any money, or undertake any action, in order to satisfy itself that a person is not a Foreign Ineligible Shareholder or an Unmarketable Parcel Holder and is therefore eligible to receive New Panoramic Shares under the Offer.

The New Panoramic Shares which would otherwise have been issued to Foreign Ineligible Shareholders and Unmarketable Parcel Holders will instead be issued to a nominee approved by ASIC, who will sell the shares. The net proceeds of the sale of such shares will then be remitted to the relevant Foreign Ineligible Shareholders and Unmarketable Parcel Holders. See clause 6.3 of Appendix 1 of this Bidder’s Statement for further details.

9.4	US SHAREHOLDERS

US Shareholders should carefully read the Important Information section of this Bidder’s Statement.

Panoramic reserves the right to treat Magma Shareholders who reside in states or jurisdictions of the United States that require registration or qualification under the state’s or other jurisdiction’s blue sky laws as Foreign Ineligible Shareholders.

9.5	DISCLOSURE OF INTERESTS AND BENEFITS

(a)	Interests of the Panoramic Board

No interests in Magma Shares

As at the date of this Bidder’s Statement, the Directors of Panoramic had no interests in Magma securities.

Indemnity and insurance

The Panoramic Constitution permits the grant of an indemnity (to the maximum extent permitted by law) in favour of each director, the company secretary and past directors and secretaries.

Panoramic has entered into deeds of indemnity and access with all current directors. This indemnity is against liability to third parties by such officers unless excluded by law. The indemnity also covers costs or expenses incurred by an officer in defending proceedings relating to that person’s position.

Panoramic maintains an insurance policy in respect of certain present and future officers against certain liability incurred in that capacity.

Interests of the Panoramic Board in Panoramic Shares and Performance Rights

As at the date of this Bidder’s Statement, the Directors of Panoramic have the following beneficial interests in Panoramic securities.

Director	Ordinary Shares	Performance Rights*
Peter J Harold	3,490,785	1,040,000
Brian M Phillips	10,000	Nil
Christopher DJ Langdon	25,000	Nil
John Rowe	10,000	Nil

* Note: Performance Rights have been granted, but are subject to various vesting conditions. See section 2.6 of this Bidder’s Statement for more detail on those conditions.

(b)	Interested Person

For the purposes of this section 9.5an “Interested Person” is:

(i)	a director or proposed director of Panoramic;

(ii)	a person named in this Bidder’s Statement as performing a function in a professional, advisory or other capacity in connection with preparing or distributing this Bidder’s Statement;

(iii)	a promoter of Panoramic; or

(iv)	a Broker or underwriter to the issue of Panoramic Shares.

(c)	Interests

Except as disclosed below or elsewhere in this Bidder’s Statement no Interested Person holds or held at any time during the two years before the date of this Bidder’s Statement any interest in:

(i)	forming or promoting Panoramic;

(ii)	property acquired or proposed to be acquired by Panoramic in connection with:

(i)	forming or promoting Panoramic; or

(ii)	the offer of Panoramic Shares, or

(iii)	the offer of New Panoramic Shares.

Mr Geoff Rogers is a partner of Mallesons Stephen Jaques, which firm has acted as legal adviser to Panoramic in connection with the Offer. Mr Rogers holds a beneficial interest in 10,000 Magma Shares as at the date of this Bidder’s Statement.

(d)	Benefits

Except as disclosed in this Bidder’s Statement no amounts have been paid or agreed to be paid and no benefits have been given or agreed to be given to:

(i)	a director or proposed director of Panoramic to induce that person to become or to qualify as a director of Panoramic; or

(ii)	any Interested Person for services provided by that person in connection with:

(i)	forming or promoting Panoramic; or

(ii)	the offer of Panoramic Shares under the Offer.

Orion Corporate Advisory Services Pty Ltd has acted as financial adviser to Panoramic in relation to the Offer. Panoramic has paid or agreed to pay an amount of up to A$500,000 for these services in connection with the Offer.

Macquarie Capital (Australia) Limited has acted as financial adviser to Panoramic in relation to the Offer. Panoramic has paid or agreed to pay an amount of up to approximately A$600,000 for these services in connection with the Offer.

Mallesons Stephen Jaques has acted as legal adviser to Panoramic in relation to the Offer. Panoramic has paid or agreed to pay approximately A$260,000 for these services to the date of this Bidder’s Statement. Panoramic may also pay, or agree to pay Mallesons Stephen Jaques additional fees (based on agreed hourly rates) for legal services provided in connection with the Offer after the date of this Bidder’s Statement.

The amounts disclosed above are exclusive of any amount of goods and services tax that may be payable by Panoramic in respect of those amounts.

The fees paid in connection with the preparation and distribution of this Bidder’s Statement and for services provided in connection with the Offer (on the basis that the Offer is successful), including legal, accounting, taxation and financial advisers and registry fees total approximately A$1.56 million.

9.6	CONSENTS

(a)	Consents to be named

Each of the following parties has given and has not, before the date of this Bidder’s Statement withdrawn its consent to be named in this Bidder’s Statement in the form and context in which it is named:

(i)	Orion Corporate Advisory Services Pty Ltd and Macquarie Capital (Australia) Limited as financial advisers to Panoramic;

(ii)	Mallesons Stephen Jaques as legal adviser to Panoramic;

(iii)	Ernst & Young as auditor of Panoramic;

(iv)	Computershare Investor Services Pty Limited as Panoramic’s Share Registry; and

(v)	Mr Jonathon Bayley, Mr John Hicks and Mr Lilong Chen as the competent persons referred to in section 1.10 of this Bidder’s Statement.

(b)	Consents given

Each person named in this section 9.6 of the Bidder’s Statement as having given its consent to be named or to the inclusion of a statement in this Bidder’s Statement:

(i)	has not authorised or caused the issue of the Bidder’s Statement;

(ii)

does not make, nor does it purport to make, any statement in the Bidder’s Statement or any statement on which a statement in the Bidder’s Statement is based other than those statements which have been included with the express consent of that person; and

(iii)

to the maximum extent permitted by law, expressly disclaims all liability in respect of, makes no representation regarding, and takes no responsibility for, any part of the Bidder’s Statement other than the references to its name and any statements which have been included with the express consent of that person.

(c)	Consents to the inclusion of statements

In addition to consents in section 9.6(a), Mr Jonathon Bayley, Mr John Hicks and Mr Lilong Chen have given and have not before the date of this Bidder’s Statement withdrawn their consent to the inclusion of statements relating to Panoramic’s Ore Reserves and Mineral Resources as set out in this Bidder’s Statement (as applicable) in the form and context in which it appears.

(d)	Other statements

This Bidder’s Statement:

(i)

also includes or is accompanied by statements which are made in or based on statements made in documents lodged with ASIC or on the company announcement platform of ASX. Under the terms of ASIC Class Order 01/1543, the parties making those statements are not required to consent to, and have not consented to, those statements being included in this Bidder’s Statement. If you would like to receive a copy of any of these documents, or the relevant parts of the documents containing the statements, please contact the Panoramic Offer Information Line on 1300 559 021 (toll free within Australia or on +61 3 9946 4432 (normal charges apply) between 9.00 am to 5.00 pm (Sydney Time) Monday to Friday and you will be sent copies free of charge.

(ii)	as permitted by ASIC Class Order 03/635, may include or be accompanied by certain statements:

(A)	fairly representing a statement by an official person; or

(B)	from a public official document or a published book, journal or comparable publication.

(iii)	In addition, as permitted by ASIC Class Order 07/429, this Bidder’s Statement contains share price trading data sourced from IRESS without its consent.

9.7	EXPIRY DATE

No securities will be issued on the basis of this Bidder’s Statement after the date which is 13 months after the date of this Bidder’s Statement.

9.8	SOCIAL SECURITY AND SUPERANNUATION IMPLICATIONS OF THE OFFER

Acceptance of the Offer may have implications under your superannuation arrangements or on your social security entitlements. If in any doubt, you should seek specialist advice.

9.9	NO OTHER MATERIAL INFORMATION

Except as disclosed in this Bidder’s Statement, there is no other information that is:

(a)	material to the making of a decision by a Magma Shareholder whether or not to accept the Offer; and

(b)	known to Panoramic,

and has not previously been disclosed to Magma Shareholders.

10	GLOSSARY

10.1	DEFINITIONS

The following defined terms are used throughout this Bidder’s Statement unless the contrary intention appears or the context requires otherwise:

Acceptance Form means the form of acceptance and transfer accompanying the Offer or any replacement or substitute acceptance form provided by or on behalf of Panoramic.

Advisers means, in relation to an entity, its legal, financial and other expert advisers.

Announcement Date means 3 February 2012, being the date of announcement of the Offer.

ASIC means Australian Securities and Investments Commission.

ASX means ASX Limited (ABN 98 008 624 691) or Australian Securities Exchange, as appropriate.

ASX Listing Rules means the official listing rules of ASX, as amended from time to time.

ASX Operating Rulebook Procedures means the procedures of the ASX Operating Rules.

ASX Operating Rules means the operating rules of ASX in force from time to time.

ASX Settlement means ASX Settlement Pty Limited (ABN 49 008 504 532).

ASX Settlement Operating Rules means the operating rules of ASX Settlement.

Bidder’s Statement means this document, being the statement of Panoramic under Part 6.5 Division 2 of the Corporations Act relating to the Offer.

Bluebush Joint Venture means the joint venture on the Bluebush Copper Project in the Tennent Creek region of the Northern Territory in which Panoramic’s wholly owned subsidiary, Pindan Exploration Company Pty Ltd (ABN 68 129 252 197) has a 51% interest and TUC Resources Limited has a 49% interest.

Broker means a person who is a share broker and a participant in CHESS.

Business Day means a day on which banks are open for general banking business in Sydney (not being a Saturday, Sunday or public holiday in that place).

Canadian Shareholder means a Magma Shareholder who is resident in Canada or whose address, as shown on the books and records of Magma, is in Canada.

Canadian branch register means Magma’s share register maintained by Computershare Investor Services Inc at its offices in Toronto, Canada.

CDS means CDS Clearing and Depositary Services Inc., the settlement and depositary organisation for settling trades in shares on TSX.

CDSX means the CDS online tendering system.

CGT means capital gains tax as defined in the Income Tax Assessment Act 1997 (Cwlth).

CHESS means the Clearing House Electronic Sub-register System, operated by ASX Settlement which provides for electronic share transfer, settlement and registration of securities in Australia.

CHESS Holding means a holding of Magma Shares on the CHESS sub-register of Magma, being a register administered by ASX Settlement and which records uncertified holdings of shares.

Conditions means each and all of the conditions of the Offer which are set out in Appendix 2 of this Bidder’s Statement.

Controlling Participant means a Broker or Participant who is designated as the controlling participant for shares in a CHESS Holding in accordance with the ASX Settlement Operating Rules.

Corporations Act means the Corporations Act 2001 (Cwlth).

Copernicus Nickel Project or Copernicus means the mining project in the Kimberley region of Western Australia known as the Copernicus Nickel Project which is currently on care and maintenance and, in which, a 60% interest is held by Panoramic’s wholly owned subsidiary, SMY Copernicus Pty Ltd (ABN 79 104 414 315) and, in which, the other 40% interest is held by Thundelarra Exploration Limited.

Cowan Nickel Project means the project located in the Kambalda region of Western Australia in which Panoramic’s wholly owned subsidiary, Pindan Exploration Company Pty Ltd (ABN 68 129 252 197) holds 100% of the nickel rights on the project tenements.

East Kimberley Joint Venture means the joint venture on exploration licences in the East Kimberley region of Western Australia in which Panoramic’s wholly owned subsidiary, Pindan Exploration Company Pty Ltd (ABN 68 129 252 197) has a 61% interest and Thundelarra Exploration Limited has a 39% interest.

Eligible Shareholder means all Magma Shareholders who are not Foreign Ineligible Shareholders or a Unmarketable Parcel Holders.

Encumbrances means any:

(a)

security for the payment of money or performance of obligations, including a mortgage, charge, lien, pledge, trust, option, right of pre-emption, power, title retention, or flawed deposit arrangement; or

(b)	right, interest or arrangement which has the effect of giving another person a preference, priority or advantage over creditors including any right of set-off; or

(c)

right that a person (other than the owner) has to remove something from land (known as a profit à prendre), easement, public right of way, restrictive or positive covenant, lease, or licence to use or occupy; or

(d)	third party right or interest or any right arising as a consequence of the enforcement of a judgment; or

(e)	any agreement to create any of them or allow them to exist.

Enterprise Value means the entire economic value of a company, usually comprising the sum of equity plus debt less cash and cash equivalents.

Finland Joint Ventures means the copper and zinc exploration joint ventures located in Finland between Panoramic’s wholly owned subsidiary, Pindan (Finland) Exploration Oy and Drake Resources Limited, known as the Kangisjarvi and the Savia joint ventures.

Foreign Ineligible Shareholder means a Magma Shareholder:

(a)	who is (or is acting on behalf of) a citizen or resident of a jurisdiction other than Australia and its external territories, New Zealand or Canada; or

(b)	whose address shown in the Register is a place outside Australia and its external territories, New Zealand or Canada or who is acting on behalf of such a person,

unless Panoramic determines that:

(c)	it is lawful and not unduly onerous or unduly impracticable to issue that Magma Shareholder with New Panoramic Shares on completion of the Offer; and

(d)	it is lawful for that Magma Shareholder to participate in the Offer by the law of the relevant place outside Australia and its external territories.

Gidgee Gold Project or Gidgee means the mining project held 100% through Panoramic’s wholly owned subsidiary, Panoramic Gold Pty Ltd (ACN 148 832 973) located in the Gum Creek greenstone belt in Western Australia known as the Gidgee Gold Project, currently on care and maintenance.

Greenstone means Greenstone Metal Limited (ABN 80 138 095 842).

HIN means a Holder Identification Number, which is the number that starts with an “X”, to identify a Magma Shareholder with a CHESS Holding and has the same meaning as in the ASX Settlement Operating Rules.

Interested Person has the meaning given to that term in section 9.5(b)of this Bidder’s Statement.

Issuer Sponsored Holding means a holding of Magma Shares on Magma’s issuer sponsored sub-register.

Jinchuan means Jinchuan Group Limited, a company incorporated in China.

JORC Code means the Australian Code for Reporting of Mineral Resources and Ore Reserves prepared by the Joint Ore Reserves Committee of The Australian Institute of Mining and Metallurgy, the Australian Institute of Geoscientists and the Minerals Council of Australia, as amended or replaced from time to time.

Lanfranchi or Lanfranchi Nickel Project means Panoramic’s underground nickel mine located in the Kambalda region of Western Australia which is held 100% through Panoramic’s two wholly owned subsidiaries, Lanfranchi Nickel Mines Pty Ltd (ABN 77 110 078 263) and Donegal Lanfranchi Pty Ltd (ABN 23 109 542 654).

Magma means Magma Metals Limited (ABN 72 114 581 047), a company incorporated in Australia.

Magma Board means the Board of Directors of Magma.

Magma Group means Magma and each of its Subsidiaries.

Magma Option means an option to subscribe for Magma Shares.

Magma Shares means fully paid ordinary shares in the capital of Magma.

Magma Shareholders means holders of Magma Shares.

Magma Subsidiary means a Subsidiary of Magma.

Marketable Parcel has the meaning given in the ASX Operating Rulebook Procedures which, inter alia, includes a parcel of shares, the value of which is not less than A$500.

Merged Group means the group of companies resulting from the combination of the Panoramic Group and the Magma Group, following the acquisition by Panoramic of not less than 90% of Magma Shares under the Offer.

Mineral Resource has the meaning given to such expression in the JORC Code.

New Panoramic Shares means the Panoramic Shares to be issued as Offer Consideration.

Next Dividend means ~~any~~ the AUD 2.00 cent dividend ~~that~~ Panoramic ~~might~~ declared ~~before the end of~~ on 13 February 2012.

Nickel West means BHP Billiton (Nickel West) Pty Ltd (ABN 76 004 184 598).

NI 43-101 means Canadian National Instrument 43-101.

Nominee means a nominee appointed by Panoramic and approved by ASIC.

Nominee Shares is defined in clause 6.3(a) of Appendix 1.

Norway Joint Ventures means the copper and zinc exploration joint ventures located in Norway between Panoramic’s wholly owned subsidiary, Pindan (Finland) Exploration Oy and Drake Resources Limited, known as the Lokken, Nordgruva and Sulitjelma joint ventures.

Offer means the offer by Panoramic on the Offer Terms to acquire Magma Shares (and for the avoidance of doubt includes each such offer made to an individual Magma Shareholder pursuant to that offer).

Offer Consideration is defined in clause 2(a) of Appendix 1.

Offer Period means the period commencing on [•] 2012 and ending on [•] 2012, or such later date to which the Offer has been extended.

Offer Terms means the terms and conditions of the Offer set out in Appendix 1 of this Bidder’s Statement.

OSA means the Securities Act of the Province of Ontario, Canada.

Panoramic means Panoramic Resources Limited (ABN 47 095 792 288), a company incorporated in Australia.

Panoramic Board means the Board of Directors of Panoramic.

Panoramic Constitution means the constitution of Panoramic, as amended from time to time.

Panoramic Group means Panoramic and each of its Subsidiaries.

Panoramic Option means an option to subscribe for Panoramic Shares.

Panoramic Share means a fully paid ordinary share in the capital of Panoramic and, where relevant, includes New Panoramic Shares.

Panoramic’s Takeover Transferee Holding means the holding of Magma Shares on the CHESS sub-register of Panoramic established for the purposes of the Offer.

Participant means a non-broker participant under the ASX Settlement Operating Rules.

Performance Rights means performance rights to Panoramic Shares as issued under the 2010 ES Plan.

Public Authority means any governmental, semi-governmental, administrative, fiscal, judicial or quasi-judicial body, department, commission, authority, tribunal, agency or entity.

Register means the Magma Share register.

Register Date means the date set by Panoramic pursuant to section 633(2) of the Corporations Act, being [—] February 2012.

Related Bodies Corporate has the meaning given in the Corporations Act.

Relevant Period has the meaning given in paragraph 12.5(b) of Appendix 2.

Representatives means of a party includes:

(a)	a Related Body Corporate of the party; and

(b)	each of the Officers and Advisers of the party or any of its Related Bodies Corporate.

Reserve or Ore Reserve has the meaning given to Ore Reserve in the JORC Code.

Resource or Mineral Resource has the meaning given to Mineral Resource in the JORC Code.

Rights means all accretions, rights or benefits of whatever kind attaching to or arising from Magma Shares directly or indirectly after the date of this Bidder’s Statement, including, but not limited to, all dividends or other distributions and all rights to receive any dividends or other distributions, or to receive or subscribe for shares, stock units, notes, bonds, options or other securities, declared, paid or made by Magma or any of its subsidiaries.

Savannah or Savannah Nickel Project means Panoramic’s underground nickel mine located in the East Kimberley region of Western Australia which is held 100% through Panoramic’s wholly owned subsidiary, Savannah Nickel Mines Pty Ltd (ABN 25 103 729 282 ).

SRN means a Security holder Reference Number, which is the number which starts with an “I”, allocated by Magma to identify a Magma Shareholder with an Issuer Sponsored Holding, and has the same meaning as in the ASX Settlement Operating Rules.

Subsidiary means a subsidiary as that term is defined in the Corporations Act.

Sydney Time means the time in Sydney, New South Wales, Australia.

Takeover Bid means the takeover bid constituted by the Offer.

Thunder Bay North Project or Project means Magma’s platinum-palladium-copper-nickel exploration project located at Thunder Bay in northwest Ontario held 100% through Magma’s wholly owned subsidiary Magma Metals (Canada) Limited.

TSX means Toronto Stock Exchange.

Unmarketable Parcel means a parcel of New Panoramic Shares which is not a Marketable Parcel.

Unmarketable Parcel Holder is a Magma Shareholder who, if they accept the Offer, the New Panoramic Shares that would be issued to them would constitute an Unmarketable Parcel.

US or US dollars or $US is a reference to the lawful currency of the United States of America.

US Shareholder means a Magma Shareholder who is resident in the US or whose address, as shown on the books and records of Magma, is in the US.

VWAP means the volume weighted average price for Magma Shares or Panoramic Shares, as the case may be, traded on ASX over a specified period.

2010 ES Plan means the “2010 Panoramic Resources Limited Employee Share Plan” as approved by Panoramic Shareholders on 3 September 2010.

10.2	REFERENCES TO CERTAIN GENERAL TERMS

Unless the contrary intention appears, a reference in this Bidder’s Statement to:

(a)	(variations or replacement) a document includes any variation or replacement of it;

(b)

(sections, clauses, paragraphs, appendices and annexures) a section, clause, paragraph, appendix or annexure is a reference to a section, clause, paragraph, appendix or annexure to this Bidder’s Statement or any appendix to this Bidder’s Statement;

(c)	(reference to statutes) a statute, ordinance, code or other law includes regulations and other instruments under it and consolidations, amendments, re-enactments or replacements of any of them;

(d)

(law) law means common law, principles of equity, and laws made by parliament (and laws made by parliament include State, Territory and Commonwealth laws and regulations and other instruments under them, and consolidations, amendments, re-enactments or replacements of any of them);

(e)	(singular includes plural) the singular includes the plural and vice versa;

(f)	(person) the word “person” includes an individual, a firm, a body corporate, a partnership, a joint venture, an unincorporated body or association, or any Public Authority;

(g)

(executors, administrators, successors) a particular person includes a reference to the person’s executors, administrators, successors, substitutes (including persons taking by novation) and permitted assigns;

(h)	(reference to a group of persons) a group of persons or things is a reference to any two or more of them jointly and to each of them individually;

(i)	(dollars) Australian dollars, dollars, AUD, A$ or $ is a reference to the lawful currency of Australia;

(j)	(calculation of time) a period of time dating from a given day or the day of an act or event, is to be calculated exclusive of that day;

(k)	(reference to a day) a day is to be interpreted as the period of time commencing at midnight and ending 24 hours later;

(l)

(accounting terms) an accounting term is a reference to that term as it is used in accounting standards under the Corporations Act, or, if not inconsistent with those standards, in accounting principles and practices generally accepted in Australia;

(m)	(meaning not limited) the words “include”, “including”, “for example” or “such as” when introducing an example, are not to be read as words of limitation;

(n)	(time of day) time is a reference to Sydney Time; and

(o)	(headings) headings are for convenience only and do not affect interpretation.

11	APPROVAL OF BIDDER’S STATEMENT

The copy of this Bidder’s Statement that is to be lodged with ASIC has been approved by a unanimous resolution passed by the Directors of Panoramic ~~on 8 February 2012~~.

Signed in accordance with section 351 of the Corporations Act.

~~Brian M Phillips~~Peter J Harold, ~~Chairman~~Managing Director
Panoramic Resources Limited
~~8~~23 February 2012

Appendix 1 - Offer Terms

1	OFFER

Panoramic offers to acquire all of your Magma Shares, together with all Rights attaching to them, on the following terms and conditions.

This Offer relates to Magma Shares that exist or will exist as at the Register Date and extends to any Magma Shares that are issued between that date and the end of the Offer Period as a result of the exercise of any Magma Options.

You may only accept this Offer for all of your Magma Shares.

By accepting this Offer, you undertake to transfer to Panoramic not only the Magma Shares to which this Offer relates but also all Rights attached to those Magma Shares (see clauses 6.5 and 6.6).

2	CONSIDERATION

(a)	The consideration offered is 2 New Panoramic Shares for every 17 Magma Shares (Offer Consideration).

(b)

If you are a Foreign Ineligible Shareholder or an Unmarketable Parcel Holder, you will not receive New Panoramic Shares and will only be entitled to receive a cash amount in Australian dollars for your Magma Shares determined in accordance with clause 6.3.

(c)	If the number of New Panoramic Shares you become entitled to is not a whole number, that fraction shall be rounded up to the nearest whole number of New Panoramic Shares.

(d)	If Panoramic reasonably believes that a Magma Shareholder’s holdings have been manipulated to take advantage of this rounding up, then any fractional entitlement will be rounded down.

(e)

The New Panoramic Shares to be issued under the Offer will be issued fully paid and will rank equally in all respects with all other Panoramic Shares currently on issue. The holders of New Panoramic Shares will not be entitled to the Next Dividend.

3	OFFER PERIOD

This Offer will, unless withdrawn, remain open for acceptance during the period commencing on the date of this Offer, being [•], and ending at 7.00 pm (Sydney Time) on:

(a)	[—]; or

(b)	any date to which the period of this Offer is extended in accordance with the Corporations Act,

whichever is the later.

4	OFFICIAL QUOTATION OF NEW PANORAMIC SHARES

(a)	Panoramic has been admitted to the official list of ASX. Securities of the same class as those to be issued as Offer Consideration have been granted official quotation by ASX.

(b)	This Offer and any contract that results from your acceptance of this Offer are subject to a condition that:

(i)	Panoramic applies to ASX within 7 days after this Bidder’s Statement is given to Magma, for the admission of the New Panoramic Shares to official quotation; and

(ii)	permission for admission to official quotation by ASX of the New Panoramic Shares to be issued under the Offers which are accepted, is granted no later than 7 days after the end of the Offer Period.

(c)

The condition in clause 4(b) is required by section 625(3) of the Corporations Act, is not a defeating condition for the purposes of the Corporations Act, and is not of the same nature as the conditions set out in Appendix 2 of this Bidder’s Statement. Section 625(3) of the Corporations Act provides that this Offer cannot be freed of the condition prescribed in that section, and consequently no statement made by Panoramic can be taken to be a waiver of that condition. If this condition is not fulfilled all contracts resulting from acceptance of the Offer will be void automatically.

(d)

Official quotation of securities by ASX is not granted automatically on application. However, Panoramic has no reason to believe that the New Panoramic Shares to be issued under the Offer will not be admitted to quotation by ASX.

5	HOW TO ACCEPT THIS OFFER

5.1	ACCEPTANCES

Acceptances must be received in the manner specified below prior to the close of the Offer Period at 7.00 pm (Sydney Time) on [•], unless extended and, in the case of any acceptance in respect of a CHESS Holding, lodged at or sent to the address as indicated under clause 5.2(e) before 7.00 pm (Sydney Time) on the second last business day of the Offer Period in accordance with clause 5.2(e).

5.2	ACCEPTANCE PROCEDURE FOR MAGMA SHAREHOLDERS

How you accept this Offer depends on whether your Magma Shares are held in a CHESS Holding or an Issuer Sponsored Holding (the Acceptance Form outlines which type of holding you have) or if your Magma Shares are held on the Canadian branch register:

(a)	If you hold your Magma Shares in a CHESS Holding (your HIN starts with an “X”) you must comply with the ASX Settlement Operating Rules.

If you hold your Magma Shares in a CHESS Holding, to accept this Offer you must either:

(i)

instruct your Controlling Participant (usually your broker) to initiate acceptance of this Offer on your behalf in accordance with Rule 14.14 of the ASX Settlement Operating Rules in sufficient time for this Offer to be accepted before the end of the Offer Period; or

(ii)

complete and sign the Acceptance Form and send the completed Acceptance Form (together with all other documents required by the instructions on the form) directly to your Controlling Participant (usually your broker) in sufficient time for this Offer to be accepted before the end of the Offer Period with instructions to initiate acceptance of this Offer on your behalf in accordance with Rule 14.14 of the ASX Settlement Operating Rules before the end of the Offer Period; or

(iii)

complete and sign the Acceptance Form and lodge it by returning it to the address as indicated under clause 5.2(e) so that your acceptance is received before 7.00 pm (Sydney Time) on the second last business day of the Offer Period. This will authorise Panoramic to request your Controlling Participant (usually your broker) to initiate acceptance of this Offer on your behalf.

(b)	If you hold your Magma Shares in an Issuer Sponsored Holding (your SRN starts with an “I”)

If your Magma Shares are in an Issuer Sponsored Holding, to accept this Offer you must complete and sign the Acceptance Form in accordance with the instructions on it and lodge it by returning it (together with all other documents required by the instructions on the Acceptance Form) to the address indicated under clause 5.2(e) so that your acceptance is received before the end of the Offer Period.

(c)	If some of your Magma Shares are held in a number of forms

If some of your Magma Shares are in different holdings or held on the Canadian branch register, your acceptance of this Offer may require action under clauses 5.2(a), 5.2(b) and 5.2(h) in relation to the separate portions of your Magma Shares.

(d)	If you are a Broker or a Participant, to accept this Offer you must initiate acceptance in accordance with the requirements of the ASX Settlement Operating Rules before the end of the Offer Period.

(e)	Postal address

Completed Acceptance Forms should be sent to:

Magma Offer

c/- Computershare Investor Services Pty Limited

GPO Box 52

Melbourne VIC 3001

A reply paid envelope (not able to be used by Magma Shareholders outside Australia) is enclosed for your convenience.

The transmission of the Acceptance Form and other documents is at your own risk.

(f)	Acceptance Form

The Acceptance Form which accompanies this Offer forms part of it. Subject to clause 5.5, the requirements on the Acceptance Form must be observed in accepting this Offer in respect of your Magma Shares.

(g)	Beneficial owners

Beneficial owners whose Magma Shares are registered in the name of a Broker, investment dealer, bank, trust company or other nominee should contact that nominee for assistance in accepting this Offer.

(h)	Canadian Shareholders

How Canadian Shareholders accept the Offer will depend on how those Magma Shares are held in Canada. If your Magma Shares are held:

(i)	on the Canadian branch register directly or through CDS, you can move them to the Australian branch register and thereafter use the Acceptance Form to accept the Offer; or

(ii)

through CDS, you may accept the Offer through a book-entry transfer using the CDS online tendering system (CDSX). You may need to instruct your financial institution or broker who is a CDS participant to assist you. Magma

Shareholders who utilise CDSX to accept the Offer through a book-entry transfer will be deemed to have completed and submitted a letter of transmittal (Letter of Transmittal) and be bound by the terms thereof; or

(iii)	in physical certificated form, you can accept the Offer by delivering a Letter of Transmittal together with your physical share certificate to the agent set forth in the Letter of Transmittal; or

(iv)

in physical certificated form but you do not have your physical share certificate presently available, you can accept the Offer, by delivering a notice of guaranteed delivery (Notice of Guaranteed Delivery) and thereafter delivering a Letter of Transmittal to the agent set forth in the Letter of Transmittal or Notice of Guaranteed Delivery (as applicable).

If you wish to accept the Offer using one of the procedures set out in paragraphs 5.2(h)(ii),(iii) and (iv) above, you should contact the Panoramic Offer Information Line and ask for copies of a Letter of Transmittal and/or a Notice of Guaranteed Delivery to be sent to you. You should allow sufficient time for this to occur so that your acceptance is received before the end of the Offer Period.

If you accept the Offer by using one of the procedures set out in paragraphs 5.2(h)(ii), (iii) and (iv) above, references to Acceptance Forms in clauses 5.2(f), 5.4, 5.5, 8 and 12.2 of this Appendix 1 are to be read as references to the applicable Canadian equivalent.

5.3	ACCEPTANCE PROCEDURE FOR HOLDERS OF MAGMA OPTIONS

If you:

(a)	hold Magma Options on the date of this Offer; and

(b)	are entitled to and wish to exercise the Magma Options during the Offer Period and accept this Offer in respect of the Magma Shares issued upon exercise,

you should exercise the Magma Options and accept the Offer in respect of the resulting Magma Shares.

5.4	POWER OF ATTORNEY, DECEASED ESTATE

When accepting this Offer, you should also forward for inspection:

(a)	if the Acceptance Form is executed by an attorney, a certified copy of the power of attorney; and

(b)

if the Acceptance Form is executed by the executor of a will or the administrator of the estate of a deceased Magma Shareholder, a certified copy of the relevant grant of probate or letters of administration.

5.5	WHEN ACCEPTANCE IS COMPLETE

Acceptance of this Offer will not be complete until the completed Acceptance Form has been received at the address set out in clause 5.2(e) and the requirements of this clause 5 have otherwise been met, provided that:

(a)

Panoramic may in its sole discretion and without notice to you waive any or all of those requirements at any time (including but not limited to requirements in relation to the manner or method of acceptance, or the deadline for receipt of acceptances specified under clause 5.2; and

(b)

where such requirements have been complied with in respect of some but not all of your Magma Shares, Panoramic may, in its sole discretion, deem your acceptance of this Offer complete in respect of those Magma Shares for which the requirements have been complied with but not in respect of the remainder (unless Panoramic waives those requirements in accordance with clause 5.5).

Where Panoramic elects to waive any requirement of this clause 5, your acceptance of this Offer will be complete regardless of any failure by you to comply with the waived requirement.

6	CONSIDERATION FOR YOUR MAGMA SHARES

6.1	HOW THE OFFER CONSIDERATION FOR YOUR MAGMA SHARES WILL BE PROVIDED

If you are an Eligible Shareholder, the obligation of Panoramic to issue and allot any New Panoramic Shares to which you are entitled as Offer Consideration under the Offer will be satisfied by Panoramic:

(a)	entering your name in the Panoramic share register; and

(b)

dispatching or procuring the dispatch to you an uncertificated holding statement in your name (for Issuer Sponsored Holdings) or a confirmation of issue (for CHESS Holdings) by pre-paid ordinary mail or, in the case of addresses outside Australia, by pre-paid airmail, to your address as shown on the Register (or such other address as you may notify in writing to Panoramic).

If your Magma Shares are held in a joint name, an uncertificated holding statement or a confirmation of issue will be issued in the name of the joint holders.

6.2	WHEN OFFER CONSIDERATION IS PROVIDED

Subject to clause 6.4 and the Corporations Act, if the contract resulting from your acceptance of this Offer becomes unconditional, Panoramic will provide the Offer Consideration to which you are entitled on acceptance of this Offer on or before the earlier of:

(a)

one month after the date this Offer is validly accepted by you or, if this Offer is subject to a defeating condition when accepted, within one month after this Offer or the contract resulting from your acceptance of this Offer becomes unconditional; and

(b)	21 days after the end of the Offer Period.

6.3	PAYMENTS TO FOREIGN INELIGIBLE SHAREHOLDERS AND UNMARKETABLE PARCEL HOLDERS

(a)

If you accept the Offer and you are a Foreign Ineligible Shareholder or an Unmarketable Parcel Holder, then in respect of any New Panoramic Shares which you would have become entitled to receive under clause 2 but for clause 2(b), Panoramic will:

(i)

arrange for the issue to the Nominee of the number of New Panoramic Shares to which you and all other Foreign Ineligible Shareholders and Unmarketable Parcel Holders would have become entitled to receive as part of the Offer Consideration as a result of acceptance of the Offer (Nominee Shares) but for clause 2(b);

(ii)	cause the Nominee to offer for sale on ASX the Nominee Shares as soon as practicable or otherwise in such manner, at such price and on such other terms and conditions as are determined by the Nominee;

(iii)	cause the Nominee to pay to you the amount calculated in accordance with the following formula:

Net Proceeds of Sale x Your New Panoramic Shares

Total Nominees Shares

Where:

“Net Proceeds of Sale” is the amount the Nominee receives on sale of all Nominee Shares less brokerage and other sale expenses;

“Your New Panoramic Shares” is the number of New Panoramic Shares which Panoramic would otherwise be required to issue to you as part of the Offer Consideration; and

“Total Nominee Shares” is the total number of Nominee Shares issued to the Nominee under clause 6.3(a)(i).

(b)

Payment will be made by cheque drawn on an Australian branch of an Australian deposit taking institution and payable in Australian dollars. The cheque will be posted to you at your risk by pre-paid airmail to your address as shown on the Register as soon as practicable and in any event within the period required by the Corporations Act. If your Magma Shares are held in a joint name, the cheque will be issued in the name of the joint holders; and

(c)	Under no circumstances will interest be paid on your share of the proceeds of the sale of the Nominee Shares, regardless of any delay in remitting these proceeds to you.

Residents of certain places are not entitled to receive their share of the Net Proceeds of Sale unless and until all requisite authorities or clearances have been obtained from the Reserve Bank of Australia and/or the Australian Taxation Office. Refer to clause 6.7 for further information.

Notwithstanding anything else in the Bidder’s Statement, Panoramic is under no obligation to spend any money, or undertake any action, in order to satisfy itself that a person is not a Foreign Ineligible Shareholders or an Unmarketable Parcel Holder and is therefore eligible to receive Panoramic Shares under the Offer or their share of the Net Proceeds of Sale as set out in this clause 6.3.

6.4	WHERE ADDITIONAL DOCUMENTS ARE REQUIRED

Where the Acceptance Form or any subsequent request from Panoramic requires additional documents to be given with your acceptance (such as a certified copy of any of a power of attorney, grant of probate or letters of administration, or any other document reasonably requested by Panoramic to give better effect to your acceptance):

(a)	if the documents are given with your acceptance, Panoramic will provide the consideration in accordance with clauses 6.2 or 6.3; or

(b)

if the documents are given after acceptance and before the end of the Offer Period and this Offer is subject to a defeating condition at the time that Panoramic is given the documents, Panoramic will provide the consideration by the end of whichever of the following periods ends earlier:

(i)	one month after the contract resulting from your acceptance of this Offer becomes unconditional; and

(ii)	21 days after the end of the Offer Period; or

(c)

if the documents are given after acceptance and before the end of the Offer Period and this Offer is unconditional at the time that Panoramic is given the documents, Panoramic will provide the consideration by the end of whichever of the following periods ends earlier:

(i)	one month after Panoramic is given the documents; and

(ii)	21 days after the end of the Offer Period; or

(d)

if the documents are given after the end of the Offer Period, Panoramic will provide the consideration within 21 days after the documents are given; but if at the time Panoramic is given the documents, the contract resulting from your acceptance of this Offer is still subject to one or more of the conditions referred to in paragraph (b) of Appendix 2, Panoramic will provide the consideration within 21 days after that contract becomes unconditional.

If you do not provide Panoramic with the required additional documents within one month after the end of the Offer Period, Panoramic may, in its sole discretion, rescind the contract resulting from your acceptance of this Offer.

6.5	WHERE PANORAMIC IS ENTITLED TO ANY RIGHTS

If Panoramic becomes entitled to any Rights as a result of your acceptance of this Offer, it may require you to give Panoramic all documents necessary to vest those Rights in Panoramic or otherwise to give Panoramic the benefit or value of those Rights. If you do not give those documents to Panoramic, or if you have received the benefit of those Rights, then Panoramic may deduct from the consideration otherwise due to you the amount (or value, as reasonably assessed by Panoramic) of those Rights in accordance with clause 6.6.

6.6	RIGHTS GENERALLY

If:

(a)	you have (or any previous holder of your Magma Shares has) received the benefit of any Rights (whether in respect of non-cash benefits or otherwise); or

(b)

you are (or any previous holder of your Magma Shares is) entitled to receive the benefit of any Rights under the terms that provide for or otherwise apply to those Rights (for example, if the Right is to receive a dividend, if you are (or any previous holder of your Magma Shares is) the registered holder of the share at the specified time for determining those entitled to the dividend); or

(c)	your Magma Shares were issued (or otherwise came into existence) on or after the specified time for determining entitlements in respect of any Rights to Magma Shareholders,

then Panoramic may deduct the value (as reasonably assessed by Panoramic) of such Rights from any Offer Consideration otherwise payable to you.

If Panoramic does not, or cannot, make such a deduction, you must pay such value or amount to Panoramic.

6.7	CLEARANCES FOR CERTAIN MAGMA SHAREHOLDERS

If, at the time of acceptance of this Offer, any consent, authority or clearance of the Reserve Bank of Australia, the Australian Taxation Office or any other government authority is required for you to receive any consideration under this Offer or you are resident in or a resident of a place to which, or you are a person to whom:

(a)	the Banking (Foreign Exchange) Regulations 1959 (Cth);

(b)	Part 4 of the Charter of the United Nations Act 1945 (Cth);

(c)	the Charter of the United Nations (Dealing with Assets) Regulations 2008 (Cth);

(d)	Part 9 of the Anti-Money Laundering And Counter-Terrorism Financing Act 2006 (Cth);

(e)	any other regulations made under Part 4 of the Charter of the United Nations Act 1945 (Cth); or

(f)	any other law of Australia that would make it unlawful for Panoramic to provide the Offer Consideration for your Magma Shares,

applies, then acceptance of this Offer will not create or transfer to you any right (contractual or contingent) to receive (and you will not be entitled to receive) the Offer Consideration under this Offer unless and until all requisite consents, authorities or clearances have been obtained by Panoramic.

If Panoramic is required by law to retain or withhold (and pay to a Public Authority) any amount of the Offer Consideration you are entitled to under this Offer, the retention or payment by Panoramic of that amount in conjunction with providing the remaining Offer Consideration to be provided to you in accordance with clause 6 will constitute full and proper provision of the Offer Consideration to you under this Offer.

7	CONDITIONS OF THIS OFFER

7.1	CONDITIONS

This Offer and the contract that results from acceptance of this Offer are subject to fulfilment of the Conditions set out in Appendix 2.

7.2	NATURE OF CONDITIONS

Each of the Conditions:

(a)	constitutes and will be construed as a separate, several and distinct condition;

(b)	is a condition subsequent; and

(c)

until the expiration of the Offer Period (or in the case of the Conditions referred to in paragraph (b) of Appendix 2, until three business days after the end of the Offer Period) will be for the benefit of Panoramic alone and may be relied upon only by Panoramic.

7.3	EFFECT OF BREACH OR NON-FULFILMENT

The breach or non-fulfilment of any of the Conditions does not, until the end of the Offer Period, prevent a contract arising to acquire your Magma Shares resulting from your acceptance of this Offer but, if at the end of the Offer Period (or, in the case of the Conditions in paragraph (b) of Appendix 2 at the end of three business days after the end of the Offer Period), in respect of any Condition:

(a)	Panoramic has not declared this Offer (and it has not become) free from that Condition; and

(b)	that Condition has not been fulfilled,

all contracts resulting from the acceptance of the Offer and all acceptances that have not resulted in binding contracts are void. In such a case, Panoramic will notify ASX Settlement of the lapse of the Offer in accordance with Rule 14.19 of the ASX Settlement Operating Rules.

7.4	PANORAMIC MAY DECIDE THE OFFER IS FREE FROM ALL OR ANY OF THE CONDITIONS

Panoramic may at any time at its sole discretion, but in compliance with the Corporations Act, declare the Offer free from all or any of the Conditions by notice in writing to Magma:

(a)	in the case of the Conditions referred to in paragraph (b) of Appendix 2 - not later than three business days after the end of the Offer Period; or

(b)	in any other case - not later than seven days before the end of the Offer Period.

7.5	DATE FOR GIVING NOTICE ON STATUS OF CONDITIONS

The date for giving a notice on the status of the Conditions as required by section 630(1) of the Corporations Act is [•], subject to variation in accordance with section 630(2) of the Corporations Act in the event that the Offer Period is extended.

8	EFFECT OF ACCEPTANCE

8.1	REVOCATION OF ACCEPTANCE

Once you have accepted this Offer, you will be unable to revoke your acceptance and the contract resulting from your acceptance will be binding on you. In addition, you will be unable to withdraw your acceptance of this Offer or otherwise dispose of your Magma Shares, except as follows:

(a)	if, by the times specified in clause 8.2, the Conditions have not all been fulfilled or waived, then this Offer will automatically terminate and your Magma Shares will be returned to you; or

(b)

if the Offer Period is varied in a way that postpones for more than one month the time when Panoramic has to meet its obligations under the Offer and, at that time, this Offer is subject to one or more of the Conditions, then you may be able to withdraw your acceptance in accordance with section 650E of the Corporations Act.

8.2	TIMES

The relevant times for the purposes of clause 8.1(a) are:

(a)	in the case of the defeating conditions referred to in paragraph (b) of Appendix 2 - three Business Days after the end of the Offer Period; and

(b)	in the case of all other defeating conditions in Appendix 2 - the end of the Offer Period.

8.3	YOUR AGREEMENT

By signing and returning the Acceptance Form, or otherwise accepting this Offer under clause 5.2(h) (if applicable) or otherwise you will be deemed to have:

(a)	irrevocably authorised Panoramic to alter the Acceptance Form on your behalf by:

(i)	inserting correct details of your Magma Shares (including details of a parcel of Magma Shares required by clause 11.4(b));

(ii)	filling in any blanks remaining on the Acceptance Form; and

(iii)	rectifying any errors in, and omissions from, the Acceptance Form,

as may be necessary to make the Acceptance Form a valid acceptance of this Offer and to enable registration of the transfer of your Magma Shares to Panoramic, and agreed to provide any document reasonably requested by Panoramic to make the Acceptance Form a valid acceptance of this Offer or to otherwise give better effect to your acceptance; and

(b)	if any of your Magma Shares are in a CHESS Holding, irrevocably authorised Panoramic to:

(i)	instruct your Controlling Participant to initiate acceptance of this Offer in respect of all such Magma Shares in accordance with the ASX Settlement Operating Rules; and

(ii)	give any other instructions in relation to those Magma Shares to your Controlling Participant on your behalf under the sponsorship agreement between you and the Controlling Participant; and

(c)

agreed to indemnify Panoramic in respect of any claim or action against it or any loss, damage or liability whatsoever incurred by it as a result of you not producing your HIN or SRN or in consequence of the transfer of your Magma Shares to Panoramic being registered by Magma without production of your HIN or SRN; and

(d)	irrevocably accepted this Offer in respect of all your Magma Shares despite any difference between that number and the number of Magma Shares shown on the Acceptance Form; and

(e)

agreed to the terms and conditions of this Offer and, subject to the Conditions being fulfilled or waived, agreed to transfer (or consented to the transfer in accordance with the ASX Settlement Operating Rules) to Panoramic of your Magma Shares; and

(f)

represented and warranted to Panoramic, as a fundamental condition which goes to the root of the contract resulting from your acceptance of this Offer, that at the time of acceptance and at the time of transfer of your Magma Shares to Panoramic:

(i)	you have paid to Magma all amounts which are due for payment in respect of your Magma Shares; and

(ii)	all of your Magma Shares are fully paid and free from all Encumbrances and restrictions on transfer of any nature; and

(iii)	you have full power and capacity to sell and transfer those Magma Shares; and

(g)	on this Offer, or any contract resulting from acceptance of this Offer, becoming unconditional:

(i)	irrevocably appointed Panoramic and each of its directors from time to time individually as your agent and attorney on your behalf to:

(A)	attend and vote in respect of your Magma Shares at all general meetings of Magma;

(B)

receive from Magma or any other party, and retain, any share certificates which were held by Magma, or any other party, whether pursuant to the terms of any employee incentive scheme (including, without limitation, any employee share scheme) or otherwise; and

(C)

sign all documents (including an instrument appointing one of Panoramic’s directors as a proxy in respect of any or all of your Magma Shares and any application to Magma for a replacement certificate in respect of any share certificate which has been lost or destroyed) and resolutions relating to your Magma Shares, and generally to exercise all powers and rights which you may have as a Magma Shareholder and perform such actions as may be appropriate in order to vest good title in your Magma Shares in Panoramic, and to have agreed that, in exercising such powers, any such director is entitled to act in Panoramic’s interests as the beneficial owner and intended registered holder of your Magma Shares; and

(ii)

agreed not to vote in person at any general meeting of Magma or to exercise (or purport to exercise) in person, by proxy or otherwise, any of the powers conferred on the Panoramic Board by clause 8.3(g)(i); and

(iii)

unless you are a Foreign Ineligible Shareholder or an Unmarketable Parcel Holder, irrevocably authorised Panoramic to apply for the issue to your account of that number of New Panoramic Shares corresponding to your entitlement under this Offer at the date of application; and

(iv)

unless you are a Foreign Ineligible Shareholder or an Unmarketable Parcel Holder, agreed to accept the New Panoramic Shares to which you have become entitled by acceptance of this Offer subject to the terms of this Offer and the Panoramic Constitution, agreed that you will be bound by the Panoramic Constitution, and authorised Panoramic to place your name on its share register in respect of those New Panoramic Shares; and

(v)

irrevocably authorised and directed Panoramic to direct Magma to pay to Panoramic, or to account to Panoramic for, all Rights in respect of your Magma Shares, subject to Panoramic accounting to you for any such Rights received by Panoramic if this Offer is withdrawn or any contract resulting from your acceptance to this Offer is rescinded or rendered void; and

(vi)

except where Rights have been accounted for under clause 8.3(g)(v), in accordance with clause 6.6, irrevocably authorised Panoramic to reduce the number of New Panoramic Shares you are entitled to by a value, as reasonably assessed by Panoramic of all Rights in respect of your Magma Shares; and

(vii)

irrevocably authorised Panoramic to notify Magma on your behalf that your place of address for the purposes of serving notices upon you in respect of your Magma Shares is the address specified by Panoramic in the notification; and

(viii)

acknowledged and agreed that, except as permitted by and in accordance with applicable law, you will not knowingly offer or resell in, or to persons in, the United States of America any New Panoramic Shares which you acquire at any time; and

(ix)	represented and warranted to Panoramic that you are not and are not acting on behalf of a Foreign Ineligible Shareholder, unless otherwise indicated on the Acceptance Form; and

(x)

acknowledged and agreed that if you are unable to make the representation in clause 8.3(g)(ix) above or if Panoramic believes that you are or are acting on behalf of a Foreign Ineligible Shareholder, the Nominee will sell the New Panoramic Shares which would otherwise be issued to you, as described in clause 6.3; and

(xi)	if you are a Foreign Ineligible Shareholder or an Unmarketable Parcel Holder:

(A)

acknowledged and agreed to Panoramic undertaking the process set out in clause 6.3 in respect of any New Panoramic Shares which you would have become entitled to receive under clause 2 but for clause 2(b); and

(B)

irrevocably authorised Panoramic to apply for the issue to the account of the Nominee of that number of New Panoramic Shares which you would have become entitled to receive under clause 2 but for clause 2(b); and

(xii)	where, at that time, you have a right to be registered as a holder of the Magma Shares the subject of your acceptance as the result of an on-market purchase (but are not a Magma Shareholder):

(A)

agreed to use best endeavours to procure the delivery of the Magma Shares the subject of your acceptance to Panoramic in accordance with your acceptance (including giving Panoramic all documents necessary to vest those Magma Shares in Panoramic or otherwise to give Panoramic the benefit or value of those Magma Shares);

(B)

agreed not do or omit to do anything which may frustrate your acceptance of this Offer, or otherwise obstruct registration of the transfer of the Magma Shares the subject of your acceptance to Panoramic;

(C)

irrevocably assigned to Panoramic all contractual rights and recourse against the vendor in respect of your on-market purchase which contractual rights and recourse may arise by reason of that person’s failure to complete that trade;

(D)

agreed to assign to Panoramic (without any further action being required) all rights in respect of your on-market purchase immediately on any failure by you to complete that trade, including irrevocably assigning to Panoramic the right to (at Panoramic’s ultimate discretion) complete that trade on your behalf, and agreed that Panoramic may deduct from the consideration otherwise payable to you (pursuant to a valid acceptance of this Offer and the delivery of the Magma Shares the subject of that acceptance) any amount paid by Panoramic in order to settle that on-market purchase on your behalf. If Panoramic does not, or cannot, make such a deduction, you must pay such amount to Panoramic; and

(E)

agreed that if you are unable to assign to Panoramic any of the rights and recourse specified under clause 8.3(g)(xii)(C) and (D) , you will assign such rights and recourse as soon as you are legally able to; and

(h)

authorised, with effect from the date that this Offer or any contract resulting from acceptance of this Offer is declared free from all its Conditions or those Conditions are satisfied, Panoramic to cause a message to be transmitted to ASX Settlement in accordance with Rule 14.17.1 of the ASX Settlement Operating Rules so as to transfer all of your Magma Shares to Panoramic’s Takeover Transferee Holding. Panoramic will be so authorised even though at the time of such transfer it has not provided the Offer Consideration due to you under this Offer.

By accepting this Offer you will be deemed to have agreed to the matters set out in clauses 8.3(a) to 8.3(h) above, notwithstanding where this Offer has been caused to be accepted in accordance with the ASX Settlement Operating Rules.

Except in relation to Magma Shares in a CHESS Holding, Panoramic may at any time deem the receipt of a signed Acceptance Form to be a valid acceptance of this Offer even though you omit to include your share certificate(s) (if any) or there is non-compliance with any one or more of the other requirements for acceptance but, if Panoramic does so, Panoramic is not obliged to make the Offer Consideration available to you until all of the requirements for acceptance have been met.

9	WITHDRAWAL

Panoramic may withdraw unaccepted Offers at any time with the written consent of ASIC and subject to the conditions (if any) specified in such consent.

10	VARIATION

Panoramic may vary this Offer in accordance with the Corporations Act.

11	ACCEPTANCES BY TRANSFEREES AND NOMINEES

11.1	WHO MAY ACCEPT THIS OFFER

During the Offer Period:

(a)

any person who is able to give good title to a parcel of your Magma Shares may accept this Offer (if they have not already accepted an offer in the form of this Offer) as if an offer on terms identical with this Offer has been made to them; and

(b)	any person who holds one or more parcels of Magma Shares as trustee, nominee, or otherwise on account of another person, may accept as if a separate and distinct offer had been made in relation to:

(i)	each of those parcels; and

(ii)	any parcel they hold in their own right.

11.2	HOLDING SHARES

(a)	A person is taken to hold Magma Shares if the person is, or has a right to be registered as, the holder of those Magma Shares.

(b)

A person who has a right to be registered as a holder of Magma Shares may accept this Offer by completing and signing the Acceptance Form in accordance with the instructions on it and lodging it by returning it (together with all other documents required by the instructions on the Acceptance Form) to the address indicated under clause 5.2(e) so that the acceptance is received before the end of the Offer Period.

11.3	HOLDING SHARES ON TRUST OR AS A NOMINEE

A person is taken to hold Magma Shares on trust for, as nominee for, or on account of, another person if they:

(a)	are entitled to be registered as the holder of particular Magma Shares; and

(b)	hold their interest in the Magma Shares on trust for, as nominee for, or on account of, that other person.

11.4	EFFECTIVE ACCEPTANCE

An acceptance of an offer under clause 11.1(b) is ineffective unless:

(a)	the person who holds on account of another person, gives Panoramic a notice stating that the Magma Shares consist of a separate parcel; and

(b)	the acceptance specifies the distinct number of Magma Shares in that parcel.

References in this Offer to your Magma Shares will be treated to relate to that separate distinct parcel.

11.5	NOTICE OF ACCEPTANCE

A notice under clause 11.4(a) of these terms must be made:

(a)	if it relates to Magma Shares entered on a CHESS subregister - in an electronic form approved by the ASX Settlement Operating Rules; or

(b)	otherwise - in writing.

A person may, at the one time, accept for two or more parcels under this clause as if there had been a single offer for a separate parcel consisting of those parcels.

12	OTHER MATTERS

12.1	NOTICES AND OTHER COMMUNICATIONS

Subject to the Corporations Act, a notice or other communication given by Panoramic to you in connection with this Offer shall be deemed to be duly given if it is in writing and:

(a)	is delivered at your address as recorded on the register of members of Magma or the address shown in the Acceptance Form; or

(b)	is sent by pre-paid ordinary mail, or in the case of an address outside Australia by pre-paid airmail, to you at either of those addresses.

12.2	RETURN OF DOCUMENTS

If:

(a)	this Offer is withdrawn after your Acceptance Form has been sent to Panoramic, but before it has been received; or

(b)	for any other reason Panoramic does not acquire the Magma Shares to which your Acceptance Form relates,

you may request Panoramic by notice in writing to return to you all documents (other than the Acceptance Forms) to such address as you nominate. Where such address is inside Australia, those documents will be sent to you by pre-paid ordinary mail. Where such address is outside Australia, those documents will be sent to you by pre-paid airmail. Panoramic intends to destroy the Acceptance Forms in the above circumstances.

12.3	COSTS AND EXPENSES

All costs and expenses of the preparation, despatch and circulation of the Panoramic’s Statement and this Offer and all stamp duty payable in respect of a transfer of Magma Shares in respect of which Offers are accepted, will be paid by Panoramic.

12.4	FOREIGN LAWS

This Offer is not registered in any jurisdiction outside Australia (unless an applicable foreign law treats it as registered as a result of the Bidder’s Statement being lodged with ASIC). It is your sole responsibility to satisfy yourself that you are permitted by any foreign law applicable to you to accept this Offer and to receive New Panoramic Shares (if any) as Offer Consideration.

In Canada, this Offer is being made in and to residents of Canada on the basis of an exemption from the formal takeover requirements of applicable Canadian provincial securities laws.

12.5	GOVERNING LAW

This Offer and any contract resulting from acceptance of it is governed by the law in force in Western Australia.

Appendix 2 - Conditions of the Offer

The Offer and any contract resulting from acceptance of the Offer is subject to fulfilment of the following conditions:

(a)

(90% minimum acceptance) that during or at the end of the Offer Period, the number of Magma Shares in which Panoramic and its associates together have relevant interests is at least 90% of all the Magma Shares (even if that number later becomes less than 90% as a result of the issue of further Magma Shares);

(b)	(No prescribed occurrences) that during the period beginning on the Announcement Date and ending at the end of the Offer Period (Relevant Period), none of the following events happen:

(i)	Magma converts all or any of its shares into a larger or smaller number of shares;

(ii)	Magma or a Magma Subsidiary resolves to reduce its share capital in any way;

(iii)	Magma or a Magma Subsidiary:

(A)	enters into a buy-back agreement; or

(B)	resolves to approve the terms of a buy-back agreement under section 257C(1) or section 257D(1) of the Corporations Act;

(iv)	Magma or a Magma Subsidiary:

(A)	issues shares;

(B)	grants an option over its shares; or

(C)	agrees to make such an issue or grant such an option,

other than the issue of any Magma Shares in connection with the exercise of Magma Options;

(v)	Magma or a Magma Subsidiary issues, or agrees to issue, convertible notes;

(vi)	Magma or a Magma Subsidiary disposes, or agrees to dispose of the whole, or a substantial part, of its business or property;

(vii)	Magma or a Magma Subsidiary charges, or agrees to charge, the whole, or a substantial part, of its business or property;

(viii)	Magma or a Magma Subsidiary resolves to be wound up;

(ix)	a liquidator or provisional liquidator of Magma or of a Magma Subsidiary is appointed;

(x)	a court makes an order for the winding up of Magma or of a Magma Subsidiary;

(xi)	an administrator of Magma or of a Magma Subsidiary is appointed under sections 436A, 436B or 436C of the Corporations Act;

(xii)	Magma or a Magma Subsidiary executes a deed of company arrangement; or

(xiii)	a receiver or a receiver and manager is appointed in relation to the whole, or a substantial part, of the property of Magma or a Magma Subsidiary;

(c)

(No material adverse change) that no specified event occurs that will or is reasonably likely to have a material adverse effect on the assets and liabilities, financial position and performance, profits and losses or prospects of Magma and the Magma Subsidiaries, including as a result of making the Offer or the acquisition of Magma Shares pursuant to the Offer. For these purposes, a “specified event” is:

(i)	an event or occurrence that occurs during the Offer Period;

(ii)	an event or occurrence that occurs prior to the Offer Period but is only announced or publicly disclosed on or after the Announcement Date; or

(iii)	an event or occurrence that will or is likely to occur following the Offer Period and which has not been publicly announced prior to the Announcement Date;

(d)

(No spin out of Magma gold assets) that during the Relevant Period, neither Magma nor any Magma Subsidiary enters into any binding agreement to transfer any of its Lake Grace, Griffins Find, Laura River, Roe or Mt Jewell projects to Greenstone (as contemplated by Magma’s announcement to ASX and TSX dated 22 November 2011) or any other person;

(e)	(No restraining orders or regulatory action) that during the Relevant Period:

(i)	there is not in effect any preliminary or final decision, order or decree issued by a Public Authority; and

(ii)	no application is made to any Public Authority (other than by any member of the Panoramic Group), or action or investigation is announced, threatened or commenced by a Public Authority,

in consequence of, or in connection with, the Offer (other than a determination by ASIC or the Takeovers Panel in exercise of the powers and discretions conferred by the Corporations Act), which:

(iii)

restrains, prohibits or impedes (or if granted could restrain, prohibit or impede), or otherwise materially adversely impact on, the making of the Offer or the completion of any transaction contemplated by the Offer (whether subject to conditions or not) or the rights of Panoramic in respect of Magma and the Magma Shares to be acquired under the Offer; or

(iv)	requires the divestiture by Panoramic of any Magma Shares, or the divestiture of any assets of the Magma Group, the Panoramic Group or otherwise;

(f)

(No acquisitions, disposals or new commitments) except for any proposed transaction publicly announced by Magma before the Announcement Date, none of the following events occurs during the Relevant Period:

(i)

Magma or a Magma Subsidiary acquires, offers to acquire or agrees to acquire one or more companies, businesses or assets (or any interest in one or more companies, businesses or assets) for an amount in aggregate greater than A$250,000 or makes an announcement in relation to such an acquisition, offer or agreement; or

(ii)

Magma or a Magma Subsidiary disposes of, offers to dispose of or agrees to dispose of (whether by way of sale, transfer, joint venture, farm-in or otherwise) of one or more companies, businesses, mining tenements, applications for mining tenements or other assets (or any interest in one or more companies, businesses, mining tenements, applications for mining tenements or other assets) for an amount, or in respect of which the book value (as recorded in Magma’s statement of financial position as at 30 September 2011) is, in aggregate, greater than A$250,000 or makes an announcement in relation to such a disposition, offer or agreement; or

(iii)

Magma or a Magma Subsidiary enters into, or offers to enter into or agrees to enter into, any agreement, joint venture, partnership, management agreement or commitment which would require expenditure, or the foregoing of revenue, by Magma or a Magma Subsidiary of an amount which is, in aggregate, more than A$250,000, other than in the ordinary course of business, or makes an announcement in relation to such an entry, offer or agreement;

(g)

(No persons exercising rights under certain agreements or instruments) that during the Relevant Period, no person exercises or purports to exercise, or states an intention to exercise, any rights under any provision of any agreement or other instrument to which Magma or a Magma Subsidiary is a party, or by or to which Magma or a Magma Subsidiary or any of its assets may be bound or be subject, which results, or could result, to an extent which is material in the context of Magma or Magma Group taken as a whole, in:

(i)

any monies borrowed by Magma or a Magma Subsidiary being or becoming repayable or being capable of being declared repayable immediately or earlier than the repayment date stated in such agreement or other instrument;

(ii)	any such agreement or other instrument being terminated or modified or any action being taken or arising thereunder;

(iii)	the interest of Magma or a Magma Subsidiary in any firm, joint venture, trust, corporation or other entity (or any arrangements relating to such interest) being terminated or modified; or

(iv)	the business of Magma or a Magma Subsidiary with any other person being adversely affected,

as a result of the acquisition of Magma Shares by Panoramic; and

(h)

(Canadian exemption) that during the Relevant Period, the Offer remains exempt from the formal bid requirements of the Securities Act (Ontario) (OSA) and comparable provincial requirements by application of the foreign takeover bid exemption set forth in section 100.3 of the OSA.

Appendix 3 - Panoramic’s ASX Announcements

Date	Announcement Headline
08/02/2012	Becoming a substantial holder for HCH
03/02/2012	Investor Presentation – Proposed Acquisition of Magma
03/02/2012	Panoramic Announces Proposal to acquire Magma
31/01/2012	Quarterly Report to 31 December 2011
23/01/2012	Change in Substantial Holding from AMP
11/01/2012	New Mineralised Zone Discovered at Lanfranchi
09/01/2012	DRK Strong electromagnetic conductors identified at Lokken
14/12/2011	Form 605 Ceasing to be a Substantial Shareholder
08/12/2011	Good Progress on Gidgee Gold Project
07/12/2011	Presentation Sydney Roadshow 39 7 8 Dec 2011
05/12/2011	New Highly Conductive EM anomaly at Lanfranchi
21/11/2011	Appendix 3Z CJG de Guingand
18/11/2011	Results of 2011 AGM
17/11/2011	Managing Directors Presentation to 2011 AGM
17/11/2011	Chairman’s Address to 2011 AGM
02/11/2011	Presentation- RBS Morgans Conf Melb 2 Nov 2011
01/11/2011	Change in substantial holding from AMP
25/10/2011	Presentation to MidCaps ASX Conference
21/10/2011	Quarterly Report to 30 September 2011
19/10/2011	2011/12 Lanfranchi Forecast Tonnage Accepted by Customer
12/10/2011	PAN 2011 AGM Notice of Meeting Proxy Form
12/10/2011	PAN Business Review 2011
12/10/2011	PAN 2011 Annual Report
10/10/2011	Chairman to Retire at 2011 AGM
09/09/2011	Panoramic Resources Table
09/09/2011	Appendix 3Y CJG de Guingand
06/09/2011	Presentation at ASX Seminar Sydney 6 Sept 2011

Date	Announcement Headline
05/09/2011	Franking Credits
31/08/2011	Presentation- Macquarie Securities Conference HK/Sing
29/08/2011	Panoramic Full Year Results 30 June 2011
29/08/2011	Panoramic FY2011 Financial Results- Commentary
24/08/2011	Exciting Results Continue on the Deacon-Helmut Channel
23/08/2011	DRK: Electromagnetic surveys commenced at Norwegian permits
22/08/2011	Diversity Policy
17/08/2011	HCH: Closure of $8 Million Cornerstone Placement
10/08/2011	Strong EM Conductor Down-Plunge of Deacon
27/07/2011	Quarterly Report to 30 June 2011
26/07/2011	HCH: Completion of $8 Million Cornerstone Placement
22/07/2011	June 2011 Quarter Investor Teleconference
20/07/2011	DRK: Significant Copper Ground Holding Secured in Norway
18/07/2011	Gidgee Gold Project Open Briefing
18/07/2011	Multiple Gold Targets Defined at Gidgee Project

Corporate Directory

ABN	47 095 792 288
Directors:	Brian M Phillips (Chairman) Peter J Harold (Managing Director) Christopher D J Langdon (Non-Executive Director) John Rowe (Non-Executive Director)
Chief Financial Officer and Company Secretary:	Trevor R Eton
Registered and principal office:	Level 9 553 Hay Street Perth, WA, 6000 Tel: +61 8 9225 0999 Website: www.panoramicresources.com
Financial Advisers:	Orion Corporate Advisory Services Level 10 East, 101 Collins Street Melbourne, VIC, 3000 Tel: +61 3 9657 1898 Website: www.ocas.com.au	Macquarie Capital (Australia) Limited Level 4 / 235 St Georges Terrace Perth, WA, 6000 Tel: +61 8 9224 0888 Website: www.macquarie.com.au
Legal Advisers:	Mallesons Stephen Jaques Level 10, 152 St Georges Terrace Perth, WA, 6000 Tel: +61 8 9269 7000 Facsimile: +61 8 9269 7999 Website: www.mallesons.com
Auditors:*	Ernst & Young 11 Mounts Bay Road Perth, WA, 6000 Tel: +61 8 9429 2222 Website: www.ey.com/au
Share Registry:*	Computershare Investor Services Pty Limited GPO Box 52 Melbourne, VIC, 3001
ASX CODE:	PAN

* For information purposes only. These parties have not been involved in the preparation of this Bidder’s Statement

Annexure A - Announcement by Panoramic in relation to the Offer

3 February 2012

PANORAMIC ANNOUNCES PROPOSAL TO ACQUIRE MAGMA

Panoramic Resources Limited (“Panoramic”) (ASX:PAN) has today announced an attractive proposal to acquire all of the outstanding shares in Magma Metals Limited (“Magma”) (ASX:MMW; TSX:MMW) by way of an off-market takeover bid (“Offer”). Panoramic currently owns 24,971,074 shares in Magma, representing 9.34% of the company.

Under the Offer, accepting Magma shareholders will receive 2 Panoramic shares for every 17 Magma shares held, implying a value of AUD 14.94 cents per Magma share, based on the Panoramic closing share price of A$1.27 on

2 February 2012.

Panoramic believes that the Offer represents significant value for Magma’s assets and a substantial premium to prices at which Magma has traded in the short and medium term. At AUD 14.94 cents per Magma share, the Offer represents a:

•	86.8% premium to Magma’s last close on ASX on 2 February 2012 (AUD 8.00 cents)
•	88.0% premium to Magma’s 1 month VWAP on ASX to 2 February 2012 (AUD 7.95 cents)
•	70.4% premium to Magma’s 3 month VWAP on ASX to 2 February 2012 (AUD 8.77 cents)

The Offer also represents a 206.7% premium to the approximate market implied Enterprise Value of Magma’s exploration assets as at 2 February 20121.

Benefits for Magma Shareholders

In addition to the substantial premium they will receive, Magma shareholders who accept Panoramic’s Offer will become part of a larger and more diversified Australian listed mining company with a current market capitalisation (pre-Offer) of A$263 million and with a portfolio of operating mines, potential development projects and exploration properties and a net cash and receivables balance at 31 December 2011 of A$90 million.

1

The approximate market implied enterprise value of Magma’s exploration assets is calculated based on Magma’s market capitalisation as at 2 February 2012 (calculated based on the closing price of Magma Shares on ASX on 2 February 2012), less Magma’s unaudited cash on hand as at 31 December 2011 divided by the number of Magma Shares on issue. The premium to the approximate market implied enterprise value of Magma’s exploration assets is calculated based on the Offer value of AUD 14.94 cents less Magma’s unaudited cash on hand as at 31 December 2011 of AUD 4.64 cents per Magma Share.

Magma Shareholders who accept the Offer will not only maintain an exposure to Magma’s assets but will also gain exposure to the potential upside within Panoramic’s substantial portfolio of mining and minerals assets. Panoramic owns 100% of the Savannah and Lanfranchi operating nickel mines in Western Australia and has a portfolio of gold, nickel, copper and other exploration projects. Magma shareholders will also gain exposure to the Gidgee Gold Project (a former mine acquired by Panoramic in early 2011) where, subject to the success of exploration and positive development studies, Panoramic plans to re-commission the mill and re-commence mining operations.

The Panoramic Board believes that as a standalone entity, Magma will continue to face the challenge of obtaining funding for its exploration and development activities in a volatile global economic environment. Panoramic’s Offer provides Magma’s shareholders with the opportunity to potentially significantly reduce these funding risks. Panoramic’s larger balance sheet (including A$90 million of cash and receivables as at 31 December 2011),2 historically strong cashflows and greater options for raising funds from the capital markets, means it is better placed to fund the ongoing exploration costs of Magma’s projects and, in the event any project becomes viable, fund the future development costs of such projects.

Commenting on the transaction, Panoramic’s Chairman, Brian Phillips, said:

“Magma Shareholders who accept Panoramic’s Offer will become part of a larger and more diversified Australian listed mining company with a diverse portfolio of operating mines, potential development projects and exploration properties. Panoramic has a history of generating strong operating cash flows, profits and paying dividends to shareholders. Further, Panoramic has a highly experienced, multi-disciplined management and operating team with a strong track record of project delivery and growing value for shareholders. We look forward to welcoming Magma shareholders to Panoramic and to bringing our expertise to progress the development of the Magma asset base.”

Offer Conditions

The Offer is subject to conditions, including (but not limited to):

•	90% minimum acceptance;

•	that there be no spin-out of Magma’s gold assets;

•	that the Offer remains exempt from the formal bid requirements of the Securities Act (Ontario) and comparable provincial requirements in Canada;

•	that no “prescribed occurrences” happen; and

•	that no material adverse change occurs in relation to Magma.

The conditions to the Offer are set out in detail in the Appendix to this announcement.

Other aspects of the Offer

Ineligible foreign Magma shareholders who accept the Offer, and Magma shareholders who, if they accept the Offer, would be entitled to an unmarketable parcel of Panoramic shares, will not receive shares in Panoramic. The Panoramic shares such shareholders would have received will be sold by an ASIC approved nominee and those shareholders will receive the sale proceeds less expenses.

Panoramic shares issued under the Offer will not carry the right to any dividend that Panoramic might declare before the end of February 2012.

Full details of Panoramic’s Offer will be set out in its bidder’s statement which it anticipates will be lodged on or about Wednesday, 8 February 2012.

[2]	Based on Panoramic’s unaudited “Quarterly Report for the period ended 31 December 2011” as announced to the ASX on 31 January 2012.

Indicative Timetable

An indicative timetable for the transaction is set out below. This timetable is subject to change, however the key dates are likely to be broadly as follows:

Lodgement of Bidder’s Statement:	Wednesday, 8 February 2012
Bidder’s Statement mailed to Magma shareholders:	Thursday, 23 February 2012
Offer opens:	Thursday, 23 February 2012
Expected lodgement of Target’s Statement:	Early March 2012
Offer closes (unless extended):	Friday, 23 March 2012

For further information please contact:

Peter Harold	Trevor Eton
Managing Director	Company Secretary
Panoramic Resources Limited	Panoramic Resources Limited
Tel: +61 8 9225 0999	Tel: +61 8 9225 0999

About Panoramic

Panoramic is a Western Australian based nickel producer with underground mining operations in the Kimberley, the Savannah Nickel Project, and in the Kambalda district, the Lanfranchi Nickel Project. In 2011, Panoramic acquired 100% of the Gidgee Gold Project. Panoramic has its administrative headquarters in Perth and site based offices at the Savannah, Lanfranchi and Gidgee Projects.

For the year ending 30 June 2011, Panoramic’s nickel operations produced 17,027 tonnes of contained nickel and the company reported a net profit after tax of A$22.3 million. As at 30 June 2011, Panoramic reported reserves totalling approximately 112,300 tonnes of contained nickel, and resources totalling approximately 218,100 tonnes of contained nickel. Based on production to date and forecasts, Panoramic is targeting combined production from its Savannah and Lanfranchi operations of between 18,500 and 19,000 tonnes of contained nickel for the year ending 30 June 2012. In its quarterly report for the period ending 31 December 2011, Panoramic announced that it anticipated a net after tax loss of A$3-4 million for the December half year (preliminary and unaudited).

Panoramic listed on the ASX in September 2001 and in April 2007 was included in the S&P/ASX 200 Index. It currently has a market capitalisation of approximately A$263 million3.

About Magma

Magma Metals Limited (“Magma”) is a base and precious metals exploration company with projects in Australia and Canada. Magma is listed on the ASX and the TSX. As at 2 February 2012, Magma had a market capitalisation of A$21.4 million.

Since listing on the ASX, Magma’s Thunder Bay North Project located in northwest Ontario, Canada has emerged as Magma’s principal project. Located near the city of Thunder Bay, this platinum-palladium-copper-nickel deposit remains the subject of further drilling, engineering studies and Preliminary Economic Assessment during 2012.

Magma also has precious and base metals exploration projects in the Yilgarn and East Kimberley regions of Western Australia but has announced its intentions to raise funds through a spin-out of the Lake Grace, Griffins Find, Laura River, Roe and Mt Jewell projects to a proposed new ASX listed company, Greenstone Metals Limited, during 2012 (subject to equity market conditions).

3	Based on Panoramic’s share price of A$1.27 as at close of trade on 2 February 2012.

Appendix - Conditions of the Offer

The Offer and any contract resulting from acceptance of the Offer is subject to fulfilment of the following conditions:

(a)

(90% minimum acceptance) that during or at the end of the Offer Period, the number of Magma Shares in which Panoramic and its associates together have relevant interests is at least 90% of all the Magma Shares (even if that number later becomes less than 90% as a result of the issue of further Magma Shares);

(b)	(No prescribed occurrences) that during the period beginning on the Announcement Date and ending at the end of the Offer Period (“Relevant Period”), none of the following events happen:

(i)	Magma converts all or any of its shares into a larger or smaller number of shares;

(ii)	Magma or a Magma Subsidiary resolves to reduce its share capital in any way;

(iii)	Magma or a Magma Subsidiary:

(A)	enters into a buy-back agreement; or

(B)	resolves to approve the terms of a buy-back agreement under section 257C(1) or section 257D(1) of the Corporations Act;

(iv)	Magma or a Magma Subsidiary:

(A)	issues shares;

(B)	grants an option over its shares; or

(C)	agrees to make such an issue or grant such an option,

other than the issue of any Magma Shares in connection with the exercise of Magma Options;

(v)	Magma or a Magma Subsidiary issues, or agrees to issue, convertible notes;

(vi)	Magma or a Magma Subsidiary disposes, or agrees to dispose of the whole, or a substantial part, of its business or property;

(vii)	Magma or a Magma Subsidiary charges, or agrees to charge, the whole, or a substantial part, of its business or property;

(viii)	Magma or a Magma Subsidiary resolves to be wound up;

(ix)	a liquidator or provisional liquidator of Magma or of a Magma Subsidiary is appointed;

(x)	a court makes an order for the winding up of Magma or of a Magma Subsidiary;

(xi)	an administrator of Magma or of a Magma Subsidiary is appointed under sections 436A, 436B or 436C of the Corporations Act;

(xii)	Magma or a Magma Subsidiary executes a deed of company arrangement; or

(xiii)	a receiver or a receiver and manager is appointed in relation to the whole, or a substantial part, of the property of Magma or a Magma Subsidiary;

(c)

(No material adverse change) that no specified event occurs that will or is reasonably likely to have a material adverse effect on the assets and liabilities, financial position and performance, profits and losses or prospects of Magma and the Magma Subsidiaries, including as a result of making the Offer or the acquisition of Magma Shares pursuant to the Offer. For these purposes, a “specified event” is:

(i)	an event or occurrence that occurs during the Offer Period;

(ii)	an event or occurrence that occurs prior to the Offer Period but is only announced or publicly disclosed on or after the Announcement Date; or

(iii)	an event or occurrence that will or is likely to occur following the Offer Period and which has not been publicly announced prior to the Announcement Date;

(d)

(No spin out of Magma gold assets) that during the Relevant Period, neither Magma nor any Magma Subsidiary enters into any binding agreement to transfer any of its Lake Grace, Griffins Find, Laura River, Roe or Mt Jewell projects to Greenstone (as contemplated by Magma’s announcement to ASX and TSX dated 22 November 2011) or any other person;

(e)	(No restraining orders or regulatory action) that during the Relevant Period:

(i)	there is not in effect any preliminary or final decision, order or decree issued by a Public Authority; and

(ii)	no application is made to any Public Authority (other than by any member of the Panoramic Group), or action or investigation is announced, threatened or commenced by a Public Authority,

in consequence of, or in connection with, the Offer (other than a determination by ASIC or the Takeovers Panel in exercise of the powers and discretions conferred by the Corporations Act), which:

(iii)

restrains, prohibits or impedes (or if granted could restrain, prohibit or impede), or otherwise materially adversely impact on, the making of the Offer or the completion of any transaction contemplated by the Offer (whether subject to conditions or not) or the rights of Panoramic in respect of Magma and the Magma Shares to be acquired under the Offer; or

(iv)	requires the divestiture by Panoramic of any Magma Shares, or the divestiture of any assets of the Magma Group, the Panoramic Group or otherwise;

(f)

(No acquisitions, disposals or new commitments) except for any proposed transaction publicly announced by Magma before the Announcement Date, none of the following events occurs during the Relevant Period:

(i)

Magma or a Magma Subsidiary acquires, offers to acquire or agrees to acquire one or more companies, businesses or assets (or any interest in one or more companies, businesses or assets) for an amount in aggregate greater than A$250,000 or makes an announcement in relation to such an acquisition, offer or agreement; or

(ii)

Magma or a Magma Subsidiary disposes of, offers to dispose of or agrees to dispose of (whether by way of sale, transfer, joint venture, farm-in or otherwise) of one or more companies, businesses, mining tenements, applications for mining tenements or other assets (or any interest in one or more companies, businesses, mining tenements, applications for mining tenements or other assets) for an amount, or in respect of which the book value (as recorded in Magma’s statement of financial position as at 30 September 2011) is, in aggregate, greater than A$250,000 or makes an announcement in relation to such a disposition, offer or agreement; or

(iii)

Magma or a Magma Subsidiary enters into, or offers to enter into or agrees to enter into, any agreement, joint venture, partnership, management agreement or commitment which would require expenditure, or the foregoing of revenue, by Magma or a Magma Subsidiary of an amount which is, in aggregate, more than A$250,000, other than in the ordinary course of business, or makes an announcement in relation to such an entry, offer or agreement;

(g)

(No persons exercising rights under certain agreements or instruments) that during the Relevant Period, no person exercises or purports to exercise, or states an intention to exercise, any rights under any provision of any agreement or other instrument to which Magma or a Magma Subsidiary is a party, or by or to which Magma or a Magma Subsidiary or any of its assets may be bound or be subject, which results, or could result, to an extent which is material in the context of Magma or Magma Group taken as a whole, in:

(i)

any monies borrowed by Magma or a Magma Subsidiary being or becoming repayable or being capable of being declared repayable immediately or earlier than the repayment date stated in such agreement or other instrument;

(ii)	any such agreement or other instrument being terminated or modified or any action being taken or arising thereunder;

(iii)	the interest of Magma or a Magma Subsidiary in any firm, joint venture, trust, corporation or other entity (or any arrangements relating to such interest) being terminated or modified; or

(iv)	the business of Magma or a Magma Subsidiary with any other person being adversely affected,

as a result of the acquisition of Magma Shares by Panoramic;

(h)

(Canadian exemption) that during the Relevant Period, the Offer remains exempt from the formal bid requirements of the Securities Act (Ontario) (“OSA”) and comparable provincial requirements by application of the foreign take-over bid exemption set forth in section 100.3 of the OSA.

Defined terms

The following defined terms are used throughout this appendix unless the contrary intention appears or the context requires otherwise:

Announcement Date means 3 February 2012.

ASIC means Australian Securities and Investments Commission.

ASX means ASX Limited (98 008 624 691) or Australian Securities Exchange, as appropriate.

Corporations Act means the Corporations Act 2001 (Cwlth).

Greenstone means Greenstone Metal Limited (ABN 80 138 095 842).

Magma means Magma Metals Limited (ABN 72 114 581 047), a company incorporated in Australia.

Magma Group means Magma and each of its Subsidiaries.

Magma Option means an option to subscribe for Magma Shares.

Magma Shares means fully paid ordinary shares in the capital of Magma.

Magma Shareholders means holders of Magma Shares.

Magma Subsidiary means a Subsidiary of Magma.

Offer means the offer by Panoramic to acquire Magma Shares (and for the avoidance of doubt includes each such offer made to an individual Magma Shareholder pursuant to that offer).

Offer Period means the Offer period that will be specified in Panoramic’s bidder’s statement in relation to the Offer.

OSA means the Securities Act of the Province of Ontario, Canada.

Panoramic means Panoramic Resources Limited (ABN 47 095 792 288).

Panoramic Group means Panoramic and each of its Subsidiaries.

Public Authority means any governmental, semi-governmental, administrative, fiscal, judicial or quasi-judicial body, department, commission, authority, tribunal, agency or entity.

Subsidiary means a subsidiary as that term is defined in the Corporations Act.

TSX means Toronto Stock Exchange.

Annexure B – Magma’s principal risk factors

The following is an extract of pages 21 to 27 of Magma’s release to TSX and ASX dated 14 September 2011 entitled “Annual Information Form for the Fiscal Year ended June 30, 2011”.

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on whether work is performed by third-party consultants or by the Company’s staff. Estimated total costs are approximately $2 M to $2.5 M.

These programs are in progress.

RISK FACTORS

The following discussion summarizes the principal risk factors that apply to the Company’s business and that may have a material adverse effect on the Company’s business, financial condition and results of operations, or the trading price of the Shares.

Exploration, Development and Operating Risks

Mining operations generally involve a high degree of risk. The Company’s operations are subject to all the hazards and risks normally encountered in the exploration, development and production of platinum group metals, gold, silver, copper nickel, cobalt and other metals and minerals, including unusual and unexpected geological formations, seismic activity, rock bursts, cave-ins, flooding and other conditions involved in the drilling and removal of material, any of which could result in damage to, or destruction of, mines and other producing facilities, damage to life or property, environmental damage and possible legal liability. Although adequate precautions to minimize risk will be taken, milling operations are subject to hazards such as equipment failure or failure of retaining dams around tailings disposal areas which may result in environmental pollution and consequent liability.

The exploration for and development of mineral deposits involves significant risks which even a combination of careful evaluation, experience and knowledge may not eliminate. While the discovery of an ore body may result in substantial rewards, few properties which are explored are ultimately developed into producing mines. Major expenses may be required to locate and establish Mineral Reserves, to develop metallurgical processes and to construct mining and processing facilities at a particular site. It is impossible to ensure that the exploration or development programs planned by the Company will result in a profitable commercial mining operation. Whether a mineral deposit will be commercially viable depends on a number of factors, some of which are: the particular attributes of the deposit, such as size, grade and proximity to infrastructure; metal prices which are highly cyclical; and government regulations, including regulations relating to prices, taxes, royalties, land tenure, land use, importing and exporting of minerals and environmental protection. The exact effect of these factors cannot be accurately predicted, but the combination of these factors may result in the Company not receiving an adequate return on invested capital.

In addition, there is no certainty that the expenditures made by the Company towards the search and evaluation of mineral deposits will result in discoveries of commercial quantities of ore.

Insurance and Uninsured Risks

The Company’s business is subject to a number of risks and hazards generally, including adverse environmental conditions, industrial accidents, labour disputes, unusual or unexpected geological conditions, ground or slope failures, cave-ins, changes in the regulatory environment and natural phenomena such as inclement weather conditions, floods and earthquakes. Such occurrences could result in damage to mineral properties or production facilities, personal injury or death, environmental damage to the Company’s properties or the properties of others, delays in mining, monetary losses and possible legal liability.

The Company only currently maintains liability insurance in such amounts and for such risks as it considers reasonable. Accordingly, the insurance of the Company does not cover general liability matters or all of the potential risks associated with a mineral exploration company’s operations. The

22

Company may be unable to maintain insurance to cover these risks at economically feasible premiums. Insurance coverage may not continue to be available or may not be adequate to cover any resulting liability. Moreover, insurance against risks such as environmental pollution or other hazards as a result of exploration and production is not generally available to the Company or to other companies in the mining industry on acceptable terms. The Company might also become subject to liability for pollution or other hazards which may not be insured against or which the Company may elect not to insure against because of premium costs or other reasons. Losses from these events may cause the Company to incur significant costs that could have a material adverse effect upon its financial performance and results of operations.

Environmental Risks and Hazards

All phases of the Company’s operations are subject to environmental regulation in the jurisdictions in which it operates, and will be subject to environmental regulation in the jurisdictions in which it will operate in the future. These regulations may mandate, among other things, the maintenance of air and water quality standards and land reclamation. They may also set forth limitations on the generation, transportation, storage and disposal of solid and hazardous waste. Environmental legislation is evolving in a manner which may involve stricter standards and enforcement, increased fines and penalties for non-compliance, more stringent environmental assessments of proposed projects and a heightened degree of responsibility for companies and their officers, directors and employees. There is no assurance that future changes in environmental regulation, if any, will not adversely affect the Company’s operations. Environmental hazards may exist on the properties in which the Company holds interests from time to time which are unknown to the Company and which have been caused by previous or existing owners or operators of the properties. Government approvals and permits may in the future be required in connection with the Company’s operations. To the extent such approvals are required and not obtained, the Company may be curtailed or prohibited from proceeding with planned exploration or development of mineral properties.

Failure to comply with applicable laws, regulations and permitting requirements may result in enforcement actions thereunder, including orders issued by regulatory or judicial authorities causing operations to cease or be curtailed, and may include corrective measures requiring capital expenditures, installation of additional equipment, or remedial actions. Parties engaged in mining operations or in the exploration or development of mineral properties may be required to compensate those suffering loss or damage by reason of the mining activities and may have civil or criminal fines or penalties imposed for violations of applicable laws or regulations.

Amendments to current laws, regulations and permits governing operations and activities of mining and exploration companies, or more stringent enforcement thereof, could have a material adverse impact on the Company and cause increases in exploration expenses or capital expenditures or require abandonment or delays in development of new mining properties.

Reliability of Resource Estimates

There is no certainty that any of the Mineral Resources (as defined in applicable securities legislation) described in the Technical Report will be realized. Until a deposit is actually mined and processed, the quantity of Mineral Resources and grades must be considered as estimates only. In addition, the quantity of Mineral Resources may vary depending on, among other things, metal prices. Any material change in quantity of Mineral Resources, grade or stripping ratio may affect the economic viability of any project undertaken by the Company. In addition, there can be no assurance that metal recoveries in small scale laboratory tests will be duplicated in a larger scale test under on-site conditions or during production.

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Fluctuations in platinum, palladium, gold, silver, copper, nickel, cobalt and other base or precious metals prices, results of drilling, metallurgical testing and production and the evaluation of studies, reports and plans subsequent to the date of any estimate may require revision of such estimate. For example, the quantity and grade of the Mineral Resources described in the Technical Report could vary as a result of the following factors, among other reasons:

•	mineralization or formations could be different from those predicted by drilling, sampling and similar examinations;

•	the grade of the resources may vary significantly from time to time and there is no assurance that any particular level of metals may be recovered from the ore; and

•	declines in the market price of the metals may render the mining of some or all of the resources uneconomic.

Any of these factors may require the Company to reduce its Mineral Resource estimate or accept an increase in its costs. Short-term factors, such as the need for the additional development of a deposit or the processing of new different grades, may impair the Company’s profitability. Should the market price of the metals fall, the Company could be required to materially write down its investment in mining properties or delay or discontinue production or development of new projects. Any material reductions in estimates of Mineral Resources could have a material adverse effect on the Company’s results of operations and financial condition.

Permitting

The Company’s operations may be subject to obtaining and maintaining permits from appropriate governmental authorities. There is no assurance that delays will not occur in connection with obtaining all necessary renewals of such permits for future operations. Prior to any development on any of its properties, the Company must receive permits from appropriate governmental authorities. There can be no assurance that the Company will obtain and/or continue to hold all permits necessary to develop or continue operating at any particular property. See also “Exploration, Development and Operating Risks” above.

Current Global Financial Conditions

Current global financial conditions have been subject to increased volatility. Access to financing has been negatively impacted by market fluctuations and continuing uncertainty. These factors may impact the ability of the Company to obtain equity or debt financing in the future on acceptable terms. If these increased levels of volatility and market turmoil continue, the Company’s operations could be adversely impacted and the value and the price of the Ordinary Shares could be adversely affected.

Infrastructure

Mining, processing, development and exploration activities depend, to one degree or another, on adequate infrastructure. Reliable roads, bridges, power sources and water supply are important determinants which affect capital and operating costs. Unusual or infrequent weather phenomena, sabotage, government or other interference in the maintenance or provision of such infrastructure could adversely affect the Company’s operations, financial condition and results of operations.

24

No History of Mineral Production

The Company has never had any interest in mineral producing properties. There is no assurance that commercial quantities of minerals will be discovered at any of the properties in which the Company current holds or may hold an interest in the future, nor is there any assurance that the exploration programs of the Company thereon will yield any positive results. Even if commercial quantities of minerals are discovered, there can be no assurance that any property of the Company will ever be brought to a stage where Mineral Resources can profitably be produced thereon. Factors which may limit the ability of the Company to produce Mineral Resources from its properties include, but are not limited to, the price of the Mineral Resources which are being explored for, availability of additional capital and financing, and the nature of any mineral deposits.

Land Title

Title insurance generally is not available, and the Company’s ability to ensure that it has obtained secure claim to individual mineral properties or mining concessions from time to time may be severely constrained. In addition, unless the Company conducts surveys of the claims in which it holds direct or indirect interests, the precise area and location of such claims may be in doubt. Accordingly, such mineral properties may be subject to prior unregistered liens, agreements, transfers or claims, and title may be affected by, among other things, undetected defects. In addition, in such event the Company may be unable to operate its properties as permitted or to enforce its rights with respect to its properties.

Competition May Hinder Corporate Growth

The mining industry is competitive in all of its phases. The Company faces strong competition from other mining companies in connection with the acquisition of properties producing, or capable of producing, precious and base metals. Many of these companies have greater financial resources, operational experience and technical capabilities than the Company. As a result of this competition, the Company may be unable to acquire or maintain attractive mineral exploration properties on terms it considers acceptable or at all. Consequently, the Company’s revenues, operations and financial condition could be materially adversely affected.

Additional Capital

The development and exploration of the Company’s properties will require substantial additional financing. Failure to obtain sufficient financing may result in delay or indefinite postponement of exploration, development or production on any or all of the Company’s properties from time to time, or even a loss of property interest. There can be no assurance that additional capital or other types of financing will be available if needed or that, if available, the terms of such financing will be favourable to the Company.

Commodity Prices

The price of the Ordinary Shares, the Company’s financial results and exploration, development and mining activities may in the future be significantly adversely affected by declines in the price of platinum, palladium, gold, silver, copper, nickel, cobalt and other metals and minerals. Precious metal prices fluctuate widely and are affected by numerous factors beyond the Company’s control such as sales or purchases of minerals such as platinum, palladium, gold, silver, copper, nickel, cobalt by various central banks and financial institutions, interest rates, exchange rates, inflation or deflation, fluctuation in the value of the United States dollar and foreign currencies, global and regional supply and demand, and the political and economic conditions of major precious metal-producing countries throughout the world. The prices of precious metals have fluctuated widely in

25

recent years, and future serious price declines could cause development of any properties in which the Company may hold an interest from time to time to be impracticable. Future production from the Company’s properties will be dependent upon, among other things, precious metal prices that are adequate to make these properties economic.

In addition to adversely affecting the Company’s financial condition and exploration, development and mining activities, declining commodity prices can impact operations by requiring a reassessment of the feasibility of a particular project. Such a reassessment may be the result of a management decision or may be required under financing arrangements related to a particular project. Even if the project is ultimately determined to be economically viable, the need to conduct such a reassessment may cause substantial delays or may interrupt operations until the reassessment can be completed.

Government Regulation

The mining, processing, development and mineral exploration activities which may be undertaken by the Company are subject to various laws governing prospecting, exploration, development, production, taxes, labour standards and occupational health, mine safety, toxic substances, land use, water use, land claims of local people and other matters.

Exploration may also be affected in varying degrees by government regulations with respect to, but not limited to, restrictions on future exploration and production, price controls, export controls, currency availability, foreign exchange controls, income taxes, delays in obtaining or the inability to obtain necessary permits, opposition to mining from environmental and other non-governmental organizations, limitations on foreign ownership, expropriation of property, ownership of assets, environmental legislation, labour relations, limitations on repatriation of income and return of capital, limitations on mineral exports, high rates of inflation, increased financing costs, and site safety. This may affect both the Company’s ability to undertake exploration and development activities in respect of its existing properties, as well as its ability to explore, develop and operate those properties in respect of which it obtains exploration and development rights in the future.

No assurance can be given that new rules and regulations will not be enacted, or that existing rules and regulations will not be applied, in a manner which could limit or curtail development or future potential production. Amendments to current laws and regulations governing operations and activities of mining and milling, or more stringent enforcement thereof, could have a substantial adverse impact on the Company.

Political Risks

Future political actions cannot be predicted and may adversely affect the Company. Changes, if any, in mining or investment policies or shifts in political attitude in the countries in which the Company holds property interests now or in the future may adversely affect the Company’s business, results of operations and financial condition. Future operations may be affected in varying degrees by government regulations with respect to, but not limited to, restrictions on production, price controls, export controls, currency remittance, income taxes, foreign investment, maintenance of claims, environmental legislation, land use, land claims of local people, water use and mine safety.

Failure to comply strictly with applicable laws, regulations and local practices relating to mineral right applications and tenure could result in loss, reduction or expropriation of entitlements. The occurrence of these various factors and uncertainties cannot be accurately predicted and could have an adverse effect on the Company’s consolidated business, results of operations and financial condition.

26

Labour and Employment Matters

While the Company has good relations with its employees, these relations may be impacted by changes in the scheme of labour relations which may be introduced by the relevant governmental authorities in whose jurisdictions the Company may carry on business from time to time. Adverse changes in such legislation may have a material adverse effect on the Company’s business, results of operations and financial condition.

No Production Revenues

To date, the Company has not recorded any revenues from its mining projects nor has the Company commenced commercial production on any of its properties. There can be no assurance that significant additional operating losses will not occur in the near future or that the Company will be profitable in the future. The Company’s operating expenses and capital expenditures may increase in subsequent years as needed consultants, personnel and equipment associated with advancing exploration, development and commercial production of its properties are added. The amounts and timing of expenditures will depend on the progress of ongoing exploration and development, the results of consultants’ analyses and recommendations, the rate at which operating losses are incurred, the execution of any joint venture agreements with strategic partners, the Company’s acquisition of additional properties and other factors, some of which are beyond the Company’s control. The Company expects to continue to incur losses unless and until such time as its properties enter into commercial production and generate sufficient revenues to fund its continuing operations. The development of the Company’s properties will require the commitment of substantial resources. There can be no assurance that the Company will generate any revenues or achieve profitability.

Market Price of Ordinary Shares

Securities of micro- and small-cap companies have experienced substantial volatility in the past, often based on factors unrelated to the financial performance or prospects of the companies involved. These factors include macroeconomic developments in North America and globally and market perceptions of the investment attractiveness of particular industries. The Company’s share price is also likely to be significantly affected by short-term changes in platinum, palladium, gold, silver, copper, nickel and cobalt prices or in its financial condition or results of operations as reflected in its quarterly earnings reports. Other factors unrelated to the Company’s performance that may have an effect on the price of the Ordinary Shares include the following: the extent of analytical coverage available to investors concerning the Company’s business may be limited if investment banks with research capabilities do not continue to follow the Company; lessening in trading volume and general market interest in the Company’s securities may affect an investor’s ability to trade significant numbers of Ordinary Shares; the size of the Company’s public float may limit the ability of some institutions to invest in the Company’s securities; and a substantial decline in the price of the Ordinary Shares that persists for a significant period of time could cause the Company’s securities to be delisted from the exchange on which they trade, further reducing market liquidity.

As a result of any of these factors, the market price of the Ordinary Shares at any given point in time may not accurately reflect the Company’s long-term value.

Future Sales of Ordinary Shares by Existing Shareholders

Sales of a large number of Shares in the public markets, or the potential for such sales, could decrease the trading price of the Shares and could impair the Company’s ability to raise capital through future issues of Shares. The Company has previously completed private placements at

27

prices per Share which may from time to time be lower than the market price of the Shares. Accordingly, a significant number of shareholders of the Company may have an investment profit in the Shares from time to time that they may seek to realise.

Key Executives

The Company is dependent on the services of key executives, including the Managing Director /Chief Executive Officer of the Company and a small number of highly skilled and experienced executives and personnel. Due to the relatively small size of the Company, the loss of these persons, or the Company’s inability to attract and retain additional highly skilled employees, may adversely affect its business and future operations.

Conflicts of Interest

Certain of the directors and officers of the Company also serve as directors and/or officers of other companies involved in natural resource exploration and development, and consequently there exists the possibility for such directors and officers to be in a position of conflict. Any decision made by any of such directors and officers involving the Company will be made in accordance with their duties and obligations to deal fairly and in good faith with a view to the best interests of the Company and its Shareholders. In addition, each of the directors is required to declare and refrain from voting on any matter in which such directors may have a conflict of interest in accordance with the procedures set forth under applicable laws.

DIVIDENDS

The Company has never declared or paid cash dividends on the Ordinary Shares. Any future dividend payment will be made at the discretion of the Board and will depend on the Company’s financial needs to fund its exploration programs and its future growth, and any other factors that the Board deems necessary to consider in the circumstances.

DESCRIPTION OF CAPITAL STRUCTURE

The Company is authorized to issue an unlimited number of Shares, of which as at 14 September 2011 there were 267,180,923 issued and outstanding Shares. Holders of Shares are entitled to receive notice of any meetings of the holders of Shares of the Company.

All shares of the Company which are not issued upon special terms and conditions are Ordinary Shares and confer on the holders:

(1)	the right to attend and vote at meetings of the Company and on a show of hands to one vote and on a poll to one vote for each Share held;

(2)	the right to participate in dividends (if any) declared on Shares held; and

(3)

on the winding up of the Company, the right to participate in the division of any surplus assets or profits of the Company in proportion to the number of Shares held (assuming, in the case of any Shares that were partly paid up at commencement of the winding up, that the amount required to be paid to make them fully paid has been contributed to the Company).

As at 14 September 2011, the Company had 17,705,000 Share options (“Options”) issued and outstanding. Each Option entitles the holder thereof to acquire one Share with exercise prices ranging from A$0.20 to A$1.35 and from C$0.60 to C$1.30.

Panoramic Resources Limited

ABN 47 095 792 288

Please return completed form to:

Computershare Investor Services Pty Limited GPO Box 52 Melbourne Victoria 3001 Australia Enquiries (within Australia) 1300 559 021 (outside Australia) 61 3 9946 4432

A

000001

000 1301011221012102012221332120133322113

SAM Securityholder Reference Number (SRN)

MR JOHN SMITH 1 FLAT 123 123 SAMPLE STREET THE SAMPLE HILL SAMPLE ESTATE

*M000001456Q02* SAMPLEVILLE VIC 3030 *I1234567890*

I 1234567890 I N D

Use a black pen. inside Print in the CAPITAL grey areas. letters A B C 1 2 3 For your security keep your SRN/HIN confidential.

Acceptance Form—Issuer Sponsored Holding

This is a personalised form for the sole use of the holder and securityholding recorded below. It is an important document and requires your immediate attention. If you are in doubt about how to deal with it, please consult your financial or other professional adviser.

This form relates to an offer (“Offer”) by Panoramic Resources Limited (PAN) ABN 47 095 792 288 (“Panoramic”) to acquire all of your Shares (“Shares”) in Magma Metals Limited (MMW) ABN 72 114 581 047 (“Magma”) pursuant to a Bidder’s Statement dated 8 February 2012 and any replacements or supplements (the “Bidder’s Statement”). Terms defined in the Bidder’s Statement but not in this form have the same meaning as in the Bidder’s Statement unless the context requires otherwise.

Use this form to accept the Panoramic Offer for all your Magma Shares Paper B Consideration

The consideration applicable under the Offer is 2 New Panoramic Shares for every 17 Securityholder details Magma Shares.

Neutral Subregister Issuer

C To be completed by Securityholder

Carbon You will be deemed to have accepted Panoramic’s Offer in respect of all your Shares if Your Holding in Magma 123456789012 you sign and return this form.

Total New Panoramic Shares to

Laser be 2:17 issued basis* as consideration on a 123456789012

ENVI * If you are a Foreign Ineligible Shareholder or an Unmarketable TM Parcel Holder, your New Panoramic Shares will be allocated D Contact details to a Nominee and sold on your behalf. See Section 9.3 of the Bidder’s Statement for details.

Please provide your contact details in case we need to speak to you about this form.

Friendly Name of contact person Contact person’s daytime telephone number

Greenhouse ( )

on Sign here—this section must be signed before we can process this form.

E

I/We accept Panoramic’s Offer in respect of all of the Shares I/we hold and I/we agree to be bound by the terms and conditions of Panoramic’s Offer printed (including the instructions as to acceptance of Panoramic’s Offer on the back of this form) and transfer all of my/our Shares to Panoramic for is the consideration applicable to my Magma Shares. If this form is signed under Power of Attorney, the Attorney declares that they have no notice of the revocation of the Power of Attorney.

Document Individual or Securityholder 1 Individual or Securityholder 2 Individual or Securityholder 3 This Sole Director and Sole Company Secretary Director Director/Company Secretary

Panoramic Resources Limited reserves the right to make amendments to this form as set out in the Offer Terms. Please refer to the lodgement instructions overleaf.

See back of form for completion guidelines

_ 0176PA

<Securityholder Reference Number> 144089

M M W _ T K O 1 T I O

SAMP_PAYMENT_000000/000001/000001/i

How to complete this form

Acceptance of the Panoramic Resources Limited Offer

A Registration Details * If you are a Foreign Ineligible Shareholder or an Unmarketable Parcel Holder, your New Panoramic Shares will be allocated to a Nominee

The Shares are currently registered in the name(s) printed on this form. and sold on your behalf. See Section 9.3 of the Bidder’s Statement for Your consideration will be issued in the name(s) which appear(s) on details.

Panoramic’s copy of the Magma register. If you have already sold all your

Shares shown overleaf, you need not take any further action. D Contact details

B Consideration Enter the name of a contact person and telephone number. These details will only be used in the event that the registry has a query regarding this The consideration applicable under the Offer is 2 New Panoramic Shares form. for every 17 Magma Shares* . E Signature(s)

C How to accept Panoramic Resources Limited

You must sign the form as follows in the space provided: As your Shares are held in an Issuer Sponsored Holding, simply complete and return this form to the address below so that it is received by no later Joint holding: where the holding is in more than one name all of the than 7.00pm (Sydney time) on the last day of the Offer Period. securityholders must sign.

If you sign and return this Acceptance Form, you warrant to Panoramic Power of Attorney: to sign under Power of Attorney, you must attach a (and authorise Panoramic to warrant on your behalf) that you have full legal certified copy of the Power of Attorney to this form and beneficial ownership of the Shares to which this Acceptance Form when you return it. relates and that Panoramic will acquire them free from all mortgages, charges, liens, encumbrances (whether legal or equitable), restrictions on Deceased Estate: all executors must sign and, a certified copy of transfer of any kind and free from any third party rights. Probate or Letters of Administration must accompany this form.

Neither Panoramic nor Computershare Investor Services Pty Limited

(‘CIS’) will be responsible for any delays incurred by this process. Companies: where the company has a Sole Director who is also the Sole Company Secretary, this form must be

You should allow sufficient time for Panoramic to initiate the signed by that person. If the company (pursuant to acceptance of Panoramic’s Offer on your behalf. section 204A of the Corporations Act 2001) does not have a Company Secretary, a Sole Director can also sign alone. Otherwise this form must be signed by a Director jointly with either another Director or a Company Secretary. Please sign in the appropriate place to indicate the office held.

O

Lodgement of Acceptance FormI

This Acceptance Form must be received by CIS by no later than 7:00 pm (Sydney Time) on the last day of the Offer Period. You should allow sufficient time for this to occur. T Return this Acceptance Form to: 1 Mail: Computershare Investor Services Pty Limited GPO Box 52 MELBOURNE VIC 3001 Neither CIS nor Panoramic Resources Limited accepts any responsibility if you lodge the Acceptance Form at any other address or by any other means.

Privacy Personal information Statement is collected on this form by CIS, as registrar for Panoramic Resources Limited, for the purpose of maintaining registers of securityholders, facilitating distribution payments and other corporate actions and communications. Your personal information may be disclosed to our related bodies corporate, to external service companies such as print or mail service providers, or as otherwise required or permitted by law. If you would like details of your personal information held by CIS, or you would like to correct information that is inaccurate, incorrect or out of date, please contact CIS. In accordance with the Corporations Act, you may be sent material (including marketing material) O approved by Panoramic Resources Limited in addition to general corporate communications. You may elect not to receive marketing material by contacting CIS. You can contact K CIS using the details provided on the front of this form or e-mail privacy@computershare.com.auT

_

If you have any enquiries concerning the Panoramic offer please contact the Panoramic Offer Information Line on 1300 559 021 (for callers within Australia) or +61 3 W 9946 4432 (for callers outside Australia). M

M

Please note this form may not be used to change your address.

Please return the completed form in the Computershare Investor Services Pty Limited envelope provided or to the address opposite: GPO Box 52

Melbourne Victoria 8060 0176PA Australia 144089 _

Panoramic Resources Limited

ABN 47 095 792 288

Please return completed form to:

Computershare Investor Services Pty Limited GPO Box 52 Melbourne Victoria 3001 Australia Enquiries (within Australia) 1300 559 021 (outside Australia) 61 3 9946 4432

A

000001

000 1301011221012102012221332120133322113

SAM Holder Identification Number (HIN)

MR JOHN SMITH 1 FLAT 123 123 SAMPLE STREET THE SAMPLE HILL SAMPLE ESTATE

*M000001456Q02* SAMPLEVILLE VIC 3030 *I1234567890*

X 1234567890 I N D

Use a black pen. inside Print in the CAPITAL grey areas. letters A B C 1 2 3 For your security keep your SRN/HIN confidential.

Acceptance Form—CHESS Holding

This is a personalised form for the sole use of the holder and securityholding recorded below. It is an important document and requires your immediate attention. If you are in doubt about how to deal with it, please consult your financial or other professional adviser.

This form relates to an offer (“Offer”) by Panoramic Resources Limited (PAN) ABN 47 095 792 288 (“Panoramic”) to acquire all of your Shares (“Shares”) in Magma Metals Limited (MMW) ABN 72 114 581 047 (“Magma”) pursuant to a Bidder’s Statement dated 8 February 2012 and any replacements or supplements (the “Bidder’s Statement”). Terms defined in the Bidder’s Statement but not in this form have the same meaning as in the Bidder’s Statement unless the context requires otherwise.

Use this form to accept the Panoramic Offer for all your Magma Shares

Paper B Consideration Securityholder details

The consideration applicable under the Offer is 2 New Panoramic Shares for every 17 Magma Shares.

Neutral Subregister CHESS

C To be completed by Securityholder

Your Holding in Magma 123456789012 Carbon You will be deemed to have accepted Panoramic’s Offer in respect of all your Shares if you sign and return this form. Total New Panoramic Shares to be issued as consideration on a 123456789012 Laser As you hold your Shares in a CHESS holding (see “subregister” above), to accept 2:17 basis* Panoramic’s Offer you can either:

*	If you are a Foreign Ineligible Shareholder or an Unmarketable

ENVI—Instruct your Controlling Participant directly—normally your stockbroker Parcel Holder, your New Panoramic Shares will be allocated

TM

or to a Nominee and sold on your behalf. See Section 9.3 of the Bidder’s Statement for details.

- Authorise Panoramic to contact your Controlling Participant on your behalf, which you can Friendly do by signing and returning this form. By signing and returning this form you will be deemed to have authorised Panoramic to contact your Controlling Participant directly.

D Contact details

Please provide your contact details in case we need to speak to you about this form.

Greenhouse Name of contact person Contact person’s daytime telephone number on printed ( )

E Sign here—this section must be signed before we can process this form.

is I/We accept Panoramic’s Offer in respect of all of the Shares I/we hold and I/we agree to be bound by the terms and conditions of Panoramic’s Offer (including the instructions as to acceptance of Panoramic’s Offer on the back of this form) and transfer all of my/our Shares to Panoramic for the consideration applicable to my Magma Shares. If this form is signed under Power of Attorney, the Attorney declares that they have no notice of the revocation of the Power of Document Attorney.

Individual or Securityholder 1 Individual or Securityholder 2 Individual or Securityholder 3

This

Sole Director and Sole Company Secretary Director Director/Company Secretary

Panoramic Resources Limited reserves the right to make amendments to this form as set out in the Offer Terms. Please refer to the lodgement instructions overleaf. 0176OA

See back of form for completion guidelines 144089 _

M M W _ T K O 1 T C O <Broker PID>

SAMP_PAYMENT_000000/000001/000001/i

How to complete this form

Acceptance of the Panoramic Resources Limited Offer

A Registration Details * If you are a Foreign Ineligible Shareholder or an Unmarketable Parcel Holder, your New Panoramic Shares will be allocated to a Nominee

The Shares are currently registered in the name(s) printed on this form. and sold on your behalf. See Section 9.3 of the Bidder’s Statement for Your consideration will be issued in the name(s) which appear(s) on details.

Panoramic’s copy of the Magma register. If you have already sold all your

Shares shown overleaf, you need not take any further action. D Contact details

B Consideration Enter the name of a contact person and telephone number. These details will only be used in the event that the registry has a query regarding this The consideration applicable under the Offer is 2 New Panoramic Shares for form. every 17 Magma Shares* . E Signature(s)

C How to accept Panoramic Resources Limited

You must sign the form as follows in the space provided: As your Shares are in a CHESS holding, you may contact your Controlling

Participant directly (normally your stockbroker) with instructions to accept Joint holding: where the holding is in more than one name all of the Panoramic’s Offer. If you do this, you will need to sign and return this securityholders must sign.

Acceptance Form to your Controlling Participant. If you want Panoramic to contact your Controlling Participant on your behalf, sign and return this Power of Attorney: to sign under Power of Attorney, you must attach a form to the address below so that it is received in sufficient time to allow certified copy of the Power of Attorney to this form your instruction to be acted upon by the close of the Offer Period. This when you return it. will authorise Panoramic to instruct your Controlling Participant to initiate Deceased Estate: all executors must sign and, a certified copy of acceptance of Panoramic’s Offer on your behalf. Probate or Letters of Administration must accompany If you sign and return this Acceptance Form, you warrant to Panoramic this form.

(and authorise Panoramic to warrant on your behalf) that you have full Companies: where the company has a Sole Director who is also legal and beneficial ownership of the Shares to which this Acceptance the Sole Company Secretary, this form must be Form relates and that Panoramic will acquire them free from all mortgages, signed by that person. If the company (pursuant to charges, liens, encumbrances (whether legal or equitable), restrictions on section 204A of the Corporations Act 2001) does transfer of any kind and free from any third party rights. not have a Company Secretary, a Sole Director can

Neither Panoramic nor Computershare Investor Services Pty Limited also sign alone. Otherwise this form must be signed (‘CIS’) will be responsible for any delays incurred by this process. by a Director jointly with either another Director or a Company Secretary. Please sign in the appropriate

You should allow sufficient time for your Controlling Participant or place to indicate the office held. Panoramic to initiate the acceptance of the Panoramic Offer on your behalf.O

C T 1

This Lodgement Acceptance of Form Acceptance must be received Form by CIS in sufficient time to allow your instruction to be acted upon by 7.00 pm (Sydney Time) on the last day of the Offer Period. You should allow sufficient time for this to occur. Please return this Acceptance Form to: By Mail: Computershare Investor Services Pty Limited GPO Box 52 MELBOURNE VIC 3001 Neither CIS nor Panoramic Resources Limited accepts any responsibility if you lodge the Acceptance Form at any other address or by any other means.

Privacy Statement

Personal information is collected on this form by CIS, as registrar for Panoramic Resources Limited, for the purpose of maintaining registers of securityholders, facilitating distribution O K payments and other corporate actions and communications. Your personal information may be disclosed to our related bodies corporate, to external service companies such as print T or mail service providers, or as otherwise required or permitted by law. If you would like details of your personal information held by CIS, or you would like to correct information that             W is inaccurate, incorrect or out of date, please contact CIS. In accordance with the Corporations Act, you may be sent material (including marketing material) approved by Panoramic Resources Limited in addition to general corporate communications. You may elect not to receive marketing material by contacting CIS. You can contact CIS using the details provided on M the front of this form or e-mail privacy@computershare.com.au M

If you have any enquiries concerning the Panoramic offer please contact the Panoramic Offer Information Line on 1300 559 021 (for callers within Australia) or +61 3 9946 4432 (for callers outside Australia).

Please note this form may not be used to change your address.

Please return the completed form in the Computershare Investor Services Pty Limited envelope provided or to the address opposite: GPO Box 52

Melbourne Victoria 3001 0176OA Australia 144089 _